    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1999


                                                      Registration No. 333-88397

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                        FORM F-1 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD
             (Exact name of registrant as specified in its charter)

                                 NOT APPLICABLE
                (Translation of Registrant's name into English)

       REPUBLIC OF SINGAPORE                         3674                            NOT APPLICABLE
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                         60 WOODLANDS INDUSTRIAL PARK D
                           STREET 2, SINGAPORE 738406
                                 (65) 362-2838
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  CHARTERED SEMICONDUCTOR MANUFACTURING, INC.
                             1450 MCCANDLESS DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 941-1100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

      CHRISTOPHER L. KAUFMAN, ESQ.                 CHRISTINA ONG, ESQ.                    RICHARD S. LINCER, ESQ.
       MICHAEL W. STURROCK, ESQ.                    TAN TZE GAY, ESQ.                      DAVID W. HIRSCH, ESQ.
            LATHAM & WATKINS                         ALLEN & GLEDHILL                CLEARY, GOTTLIEB, STEEN & HAMILTON
            20 CECIL STREET                          36 ROBINSON ROAD                 39TH FLOOR, BANK OF CHINA TOWER
       #25-02/03/04 THE EXCHANGE                    #18-01 CITY HOUSE                         ONE GARDEN ROAD
            SINGAPORE 049705                         SINGAPORE 068877                CENTRAL, HONG KONG, S.A.R., CHINA
             (65) 536-1161                            (65) 225-1611                           (852) 2521-4122

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1999

PROSPECTUS
                          225,000,000 ORDINARY SHARES
             DIRECTLY OR IN THE FORM OF AMERICAN DEPOSITARY SHARES

                                 CHARTERED LOGO
                         S$         PER ORDINARY SHARE
                              US$         PER ADS
                               ------------------

     We are offering 225,000,000 ordinary shares, directly or in the form of American Depositary Shares. Each American Depositary Share, or ADS, represents the right to receive ten ordinary shares. The ADSs will be offered in U.S. dollars and the ordinary shares will be offered in Singapore dollars. Of the 225,000,000 ordinary shares that we are offering, 150,000,000 are being offered in the United States and Canada and 75,000,000 are being offered outside the United States and Canada, in each case, directly or in the form of ADSs. We are also offering 25,000,000 ordinary shares in Singapore through a separate offering.

     This is our initial public offering. We currently expect the initial public offering price to be between US$16.00 and US$18.00 per ADS and S$2.71 and S$3.05 per ordinary share (the equivalent of US$1.60 and US$1.80 per ordinary share based on an exchange rate of S$1.6940 to US$1.00 on October 1, 1999). We expect the ADSs to be approved for quotation on the Nasdaq National Market under the symbol "CHRT" and the ordinary shares to be approved for listing on the Stock Exchange of Singapore Limited, in each case subject to official notice of issuance.
                               ------------------

     INVESTING IN OUR ORDINARY SHARES AND ADSS INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF THOSE RISKS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                    PER ORDINARY
                                                       SHARE            PER ADS            TOTAL
                                                   --------------    --------------    --------------
Public Offering Price                                    S$               US$               US$
Underwriting Discount                                    S$               US$               US$
Proceeds to Chartered (before expenses)                  S$               US$               US$

     We have granted the U.S., international and Singapore underwriters a 30-day option to purchase from us up to an aggregate of 37,500,000 additional ordinary shares, directly or in the form of ADSs, to cover overallotments, if any.

     The underwriters are offering the ordinary shares and the ADSs subject to various conditions. The underwriters expect to deliver the ordinary shares and
the ADSs to purchasers on or about                , 1999.
                               ------------------

SALOMON SMITH BARNEY                                  CREDIT SUISSE FIRST BOSTON
HAMBRECHT & QUIST
                                        SG COWEN
                                                      SOUNDVIEW TECHNOLOGY GROUP
           , 1999

     [Description of inside cover artwork: The inside front cover will have our logo and the logos of our customers, strategic and EDA/IP partners.]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                               ------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    7
USE OF PROCEEDS.............................................   20
DIVIDEND POLICY.............................................   21
CAPITALIZATION..............................................   22
EXCHANGE RATES..............................................   23
DILUTION....................................................   24
SELECTED FINANCIAL DATA.....................................   25
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................   27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   29
BUSINESS....................................................   44
MANAGEMENT..................................................   57
PRINCIPAL SHAREHOLDERS......................................   65
RELATIONSHIP WITH SINGAPORE TECHNOLOGIES....................   66
DESCRIPTION OF ORDINARY SHARES..............................   69
DESCRIPTION OF AMERICAN DEPOSITARY SHARES...................   73
TAXATION....................................................   80
SHARES ELIGIBLE FOR FUTURE SALE.............................   84
UNDERWRITING................................................   86
LEGAL MATTERS...............................................   89
EXPERTS.....................................................   89
WHERE YOU CAN FIND MORE INFORMATION.........................   89
INDEX TO FINANCIAL STATEMENTS...............................  F-1
ANNEX A: THE REPUBLIC OF SINGAPORE..........................  A-1
ANNEX B: THE SECURITIES MARKET OF SINGAPORE.................  B-1


     UNTIL        , 1999, ALL DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THIS PROSPECTUS HAS NOT BEEN REGISTERED AS A PROSPECTUS, NOR HAS IT BEEN LODGED AS AN INFORMATION MEMORANDUM FOR THE PURPOSES OF SECTION 106D OF THE COMPANIES ACT (CHAPTER 50) OF SINGAPORE, WITH THE REGISTRAR OF COMPANIES IN SINGAPORE. ACCORDINGLY, THIS PROSPECTUS MAY NOT BE CIRCULATED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN SINGAPORE. THE REGISTRAR OF COMPANIES TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS.


     IT IS EXPECTED THAT DELIVERY OF THE ORDINARY SHARES, DIRECTLY OR IN THE FORM OF ADSs, WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS PROSPECTUS, WHICH IS THE FIFTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+5"). PURCHASERS OF ORDINARY SHARES, DIRECTLY OR IN THE FORM OF ADSs, SHOULD NOTE THAT TRADING OF THE ORDINARY SHARES, DIRECTLY OR IN THE FORM OF ADSs, ON THE DATE HEREOF AND THE NEXT SUCCEEDING BUSINESS DAY MAY BE AFFECTED BY THE T+5 SETTLEMENT.

                      (This Page Intentionally Left Blank)

                               PROSPECTUS SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the discussion of the risks of investing in our ADSs or ordinary shares under "Risk Factors," before deciding to buy our ADSs or ordinary shares. References in this prospectus to "Chartered," "our company," "we," "our" and "us" refer to Chartered Semiconductor Manufacturing Ltd, a limited liability company formed in the Republic of Singapore, and its subsidiary.

                                  THE COMPANY

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We focus on providing foundry services to customers that serve high growth, technologically advanced applications, including communications applications such as cable modems, data networking and telecommunications equipment. Our top five customers are Hewlett-Packard, Lucent Technologies, Level One Communications, Broadcom and Conexant.

     We offer a broad array of leading digital and analog technologies, including standard complementary metal oxide silicon, or CMOS, mixed-signal and embedded memory processes. We are also developing additional high performance technologies such as advanced embedded memory technologies and specialized CMOS for wireless applications. In order to augment our internal development efforts, we have entered into technology alliances with leading semiconductor companies such as Lucent and Motorola. Our alliance with Lucent includes an agreement to jointly develop 0.18 micron (u) process geometries for high density, low power and cost-effective applications. Our alliance with Motorola includes the licensing and process transfer of Motorola's leading edge copper interconnect technology for 0.15u, 0.13u and 0.10u process geometries.

     We continue to expand the range of services we provide as our customers' needs evolve. We partner with leading providers of semiconductor electronic design automation, or EDA, software tools and intellectual property, or IP, and design services. Our partnerships and range of services enable our customers to integrate an increasing number of functions in their products while accelerating time-to-market and reducing design and manufacturing risk. Our EDA development and IP partners include Artisan Components, Avant!, Cadence, MIPS and Synopsys. We also offer our customers turnkey services, which incorporate wafer fabrication services and assembly and test, by partnering with assembly and test providers, principally our sister company ST Assembly Test Services Ltd.

     We currently own, or have an interest in, five fabrication facilities, which are located in Singapore. Fabs 1, 2 and 3 are wholly-owned by our company. Fab 5 is operated by Silicon Manufacturing Partners, known as SMP, which is jointly-owned with a subsidiary of Lucent. Fab 6, known as Chartered Silicon Partners, or CSP, is jointly-owned with an affiliate of the Government of Singapore and a subsidiary of Hewlett-Packard. We plan to increase our total production capacity from approximately 60,000 eight-inch equivalent wafers per month in June 1999 to an estimated 134,000 eight-inch equivalent wafers per month (which figure includes 100% of the production capacity of our jointly-owned fabs) by December 2002.

     We believe that Chartered is a trusted, customer-oriented service provider. We have service operations in 12 cities in nine countries in North America, Europe and Asia. All of our manufacturing operations are located in Singapore, a politically and economically stable nation with laws that protect our customers' proprietary technology.

     We were incorporated in Singapore in 1987. We are 89.8% owned by Singapore Technologies Pte Ltd and its affiliates (71.9% following the global offering, assuming the underwriters do not exercise their overallotment option). The remainder of our shares are owned by customers, directors, officers and employees of our company and our affiliates. Singapore Technologies is one of Singapore's largest industrial conglomerates and is indirectly wholly-owned by the Government of Singapore.

     Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is (65) 362-2838. Our internet address is www.charteredsemi.com. INFORMATION CONTAINED ON OUR WEB SITES DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

     Please see "Annex A -- The Republic of Singapore" for additional information regarding the Republic of Singapore where we are located.


                              RECENT DEVELOPMENTS



     The Company's net revenue for the three months ended September 30, 1999 was $183.3 million, a 118.4% increase over the $83.9 million net revenue reported in the corresponding period of 1998 and a 11.8% increase over the $163.9 million recorded in the June 30, 1999 quarter. Gross profit was $48.4 million, or 26.4% of net revenue, in the third quarter versus a gross loss of $19.3 million reported in the corresponding period of 1998 and a gross profit of $34.8 million in the June 30, 1999 quarter. Operating income totaled $7.1 million, or 3.9% of net revenue, in the September 30, 1999 quarter against an operating loss of $48.5 million in the corresponding period of 1998 and an operating loss of $0.6 million in the June 30, 1999 quarter. Operating income or loss included a charge for stock-based compensation, which for the three months ended September 30, 1999 totaled $8.8 million, compared with a credit of $0.7 million in the corresponding period of 1998 and $1.6 million charged in the June 30, 1999 quarter. Equity in loss of SMP and CSP for the three months ended September 30, 1999 totaled $10.2 million, compared with $7.4 million in the corresponding period of 1998 and $9.5 million in the June 30, 1999 quarter. Net loss for the three month period ended September 30, 1999 was $6.2 million, or -3.4% of net revenue, versus a net loss of $52.7 million reported in the corresponding period of 1998 and a net loss of $13.8 million recorded in the June 30, 1999 quarter.



                                                THREE MONTHS ENDED (UNAUDITED)
                                          ------------------------------------------
                                          SEPTEMBER 30,    JUNE 30,    SEPTEMBER 30,
                                              1998           1999          1999
                                          -------------    --------    -------------
                                                        (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net revenue.............................     $ 83.9         $163.9        $183.3
Gross profit (loss).....................      (19.3)          34.8          48.4
Charge for stock-based compensation.....       (0.7)           1.6           8.8
Operating income (loss).................      (48.5)          (0.6)          7.1
Equity in loss of SMP and CSP...........        7.4            9.5          10.2
Net loss................................      (52.7)         (13.8)         (6.2)



                                                                    AS OF
                                                              SEPTEMBER 30, 1999
                                                                   -------
                                                                 (UNAUDITED)
                                                                (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $  17.1
Short-term borrowings and current portion of long-term
  debt......................................................          86.1
Current installments of obligations under capital leases....           5.2
Obligations under capital leases, excluding current
  installments..............................................          10.7
Other long-term debt........................................         320.6
Shareholders' equity........................................         561.1

                              THE GLOBAL OFFERING


THE GLOBAL OFFERING...........   The global offering consists of the U.S.
                                 offering, the international offering and the Singapore offering, each of which is described below. In connection with the global offering, we restructured our capital effective October
                                 14, 1999. Please see "Capitalization" for additional information regarding our capital restructuring. Unless we indicate otherwise, all share information and financial data in this prospectus gives effect to the capital restructuring. Following the global offering, a total of 1,238,847,853 ordinary shares
                                 (including ordinary shares represented by ADSs) will be issued and outstanding.


U.S. OFFERING.................   An offering in the United States and Canada of
                                 150,000,000 ordinary shares, directly or in the form of ADSs.

INTERNATIONAL OFFERING........   An offering outside the United States and
                                 Canada of 75,000,000 ordinary shares, directly or in the form of ADSs. The international offering will occur at the same time as the U.S. offering. In this prospectus, we collectively refer to the U.S. offering and the international offering as the Combined
                                 Offering.

SINGAPORE OFFERING............   A public offering in Singapore of 25,000,000
                                 ordinary shares. The Singapore offering will be underwritten and will occur at the same time as the Combined Offering.


RESERVED SHARES...............   Up to 12,500,000 ordinary shares (including
                                 ordinary shares represented by ADSs) offered in the global offering are subject to priority allocation to our employees and business associates, and one of our directors, to directors, officers and employees of our affiliates and to certain charitable organizations in Singapore.


OFFERING PRICE................   We currently expect the initial public offering
                                 price to be between US$16.00 and US$18.00 per ADS and S$2.71 and S$3.05 per ordinary share.

USE OF PROCEEDS FROM THE
GLOBAL OFFERING...............   The net proceeds of the global offering will be
                                 used to fund a portion of our capital
                                 expenditure requirements in connection with the expansion of our manufacturing facilities, to make equity contributions to our jointly-owned fabs, for working capital and for general corporate purposes. Please see "Use of Proceeds" for further discussion of how we intend to use the proceeds from the global offering.

OVERALLOTMENT OPTIONS.........   We have granted our U.S., international and
                                 Singapore underwriters a 30-day option to purchase up to an aggregate of 37,500,000 additional ordinary shares (including ordinary shares represented by ADSs) in the global offering, solely to cover overallotments, if any. Unless we indicate otherwise, all information in this prospectus assumes the underwriters have not exercised their overallotment option.


SHARES OUTSTANDING AFTER THE
GLOBAL OFFERING...............   1,238,847,853 ordinary shares (including
                                 ordinary shares represented by ADSs) will be outstanding after the global offering. If the underwriters exercise their overallotment option in full, 1,276,347,853 ordinary shares
                                 (including ordinary shares represented by ADSs) will be outstanding.


AMERICAN DEPOSITARY SHARES....   Each ADS represents ten ordinary shares. The
                                 ADSs are evidenced by American Depositary
                                 Receipts, or ADRs. Please see "Description of
                                 American Depositary Shares" for a summary of the material features of the ADSs and ADRs.

LISTING.......................   We expect the ADSs to be approved for quotation
                                 on the Nasdaq National Market under the symbol
                                 "CHRT" and the ordinary shares to be approved for listing on the Stock Exchange of Singapore
                                 Limited, in each case subject to official notice of issuance.

                        SUMMARY FINANCIAL AND OTHER DATA

     You should read the following summary financial data in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial statements are reported in U.S. dollars and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999. The pro forma data set forth below reflect a subsequent change to our strategic alliance agreement relating to CSP that results in CSP being consolidated and presents our balance sheet data as if such change had occurred on June 30, 1999. The pro forma as adjusted data set forth below adjust the pro forma data to give effect to the issuance by our company of 250,000,000 ordinary shares in the global offering (including ordinary shares represented by ADSs), and the application of the net proceeds from such offering at an assumed initial public offering price of $17.00 per ADS and S$2.88 per ordinary share.

     When we refer to "Singapore dollars" and "S$" in this prospectus, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to "U.S. dollars," "dollars," "$" and "US$" in this prospectus, we are referring to United States dollars, the legal currency of the United States. For your convenience, we have included in this prospectus translations of certain Singapore dollar amounts into U.S. dollars amounts. These translations should not be construed as a representation that those Singapore dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate, the rate stated below, or at all.

                                                                                                            SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                 -------------------------------------------------------   -------------------
                                                   1994       1995     1996(1)      1997      1998(2)(3)     1998     1999(4)
                                                 --------   --------   --------   ---------   ----------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenue..................................  $152,373   $287,026   $406,936   $ 379,761   $ 422,622    $232,771   $294,738
  Gross profit (loss)..........................    57,877     99,858    117,501      11,240     (17,046)      8,666     47,481
  Operating income (loss)......................    31,758     51,107     42,171     (78,573)   (160,177)    (40,796)   (28,532)
  Net income (loss)............................    32,512     54,882     47,476    (119,621)   (190,006)    (60,266)   (48,520)
  Net income (loss) per ordinary share:
    Basic......................................  $   0.11   $   0.13   $   0.10   $   (0.24)  $   (0.24)   $  (0.09)  $  (0.05)
                                                 ========   ========   ========   =========   =========    ========   ========
    Diluted....................................  $   0.11   $   0.13   $   0.10   $   (0.24)  $   (0.24)   $  (0.09)  $  (0.05)
                                                 ========   ========   ========   =========   =========    ========   ========
  Shares used in per ordinary share
    calculation:
    Basic......................................   305,412    418,661    488,296     490,407     784,541     685,871    985,816
    Diluted....................................   305,412    418,661    488,824     490,407     784,541     685,871    985,816
  Net income (loss) per ADS:
    Basic......................................  $   1.06   $   1.31   $   0.97   $   (2.44)  $   (2.42)   $  (0.88)  $  (0.49)
                                                 ========   ========   ========   =========   =========    ========   ========
    Diluted....................................  $   1.06   $   1.31   $   0.97   $   (2.44)  $   (2.42)   $  (0.88)  $  (0.49)
                                                 ========   ========   ========   =========   =========    ========   ========
  ADSs used in per ADS calculation:
    Basic......................................    30,541     41,866     48,830      49,041      78,454      68,587     98,582
    Diluted....................................    30,541     41,866     48,882      49,041      78,454      68,587     98,582
OTHER DATA:
Wafers shipped (8-inch equivalent).............       132        186        254         344         440         214        327
Depreciation and amortization..................  $ 34,958   $ 61,109   $115,545   $ 173,762   $ 226,903    $103,577   $142,617
Capital expenditures...........................  $144,467   $218,674   $481,230   $ 410,551   $ 279,368    $215,725   $ 89,802

                                                                       AS OF JUNE 30, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ----------   ----------   -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   47,548   $   53,431   $  457,069
Working capital (deficit)...................................     (49,633)     (49,483)     354,155
Total assets................................................   1,229,847    1,340,278    1,743,916
Short-term borrowings and current portion of long-term
  debt......................................................      87,601       87,601       87,601
Current installments of obligations under capital leases....       4,914        4,914        4,914
Obligations under capital leases, excluding current
  installments..............................................      10,698       10,698       10,698
Other long-term debt........................................     364,903      440,903      440,903
Shareholders' equity........................................     556,339      556,339      959,977

---------------
(1) In 1996, gross profit and operating income included $23.2 million relating to a reduction in accrued liabilities for a change in estimate of cost to obtain certain licenses. Please see note 22(g) to our consolidated financial statements.

(2) Effective July 1, 1998, we changed our functional currency from the Singapore dollar to the U.S. dollar. Please see note 2(e) to our consolidated financial statements.

(3) In 1998 we recorded a charge of $31.8 million relating to the write-down of equipment in connection with the termination of a development program. Please see note 8 to our consolidated financial statements.

(4) In the first six months of 1999, we recorded a charge of $6.5 million in connection with the termination of a development program. Please see note 8 to our consolidated financial statements.

                                  RISK FACTORS

     An investment in our ADSs or ordinary shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, including our consolidated financial statements and related notes, before you decide to buy our ADSs or ordinary shares. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our ADSs or ordinary shares could decline, and you may lose all or part of the money you paid to buy our ADSs or ordinary shares.

RISKS RELATED TO OUR FINANCIAL CONDITION

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS AND THIS MAY CONTINUE.

     Since our inception in 1987, we have incurred significant operating losses and negative cash flows. This was true even in years in which our revenues increased. For example, in 1998, revenue increased 11.3% over 1997 but operating losses were 203.9% higher. The increase in revenue in 1998 was driven by higher shipment volumes but was offset by a 12.0% decline from 1997 in our average selling price of silicon wafers, higher production costs on increased volume and under utilization of capacity at our fabrication facilities.

     As of June 30, 1999, we had a retained deficit of approximately $293.6 million. We cannot assure you that our operating losses or negative cash flows will not continue or increase in the future or that we will become profitable. Please see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information regarding our financial condition.

WE NEED TO CONTINUOUSLY IMPROVE OUR DEVICE YIELDS, MAINTAIN HIGH CAPACITY UTILIZATION AND OPTIMIZE THE TECHNOLOGY MIX OF OUR SILICON WAFER PRODUCTION TO ACHIEVE OUR PROFIT TARGETS.

     The key factors that affect our profit margin are our ability to:

     - continuously improve our device yields;

     - maintain high capacity utilization; and

     - optimize the technology mix of our silicon wafer production.

     The term "device yields" means the actual number of usable semiconductor devices on a wafer in relation to the total number of devices on the wafer. Our device yields directly affect our ability to attract and retain customers, as well as the price of our services.

     The term "capacity utilization" means the actual number of silicon wafers we are processing at a fabrication facility, or fab, in relation to the total number of wafers we have the capacity to process. Our capacity utilization affects our operating results because a large percentage of our operating costs are fixed. For example, in 1996, 1997 and 1998, a worldwide overcapacity of semiconductor wafer supply resulted in lower utilization rates at our fabs. This had a negative effect on our company during such period. Other factors potentially affecting capacity utilization rates are the complexity and mix of the wafers produced, overall industry conditions, operating efficiencies, the level of customer orders, mechanical failure, disruption of operations due to expansion of operations or relocation of equipment and fire or natural disaster.

     Because the price of wafers varies significantly, the mix of wafers produced affects revenue and profitability. The value of a wafer is determined by the complexity of the device on the wafer. Production of devices with higher level functionality and greater system-level integration requires more manufacturing steps than the production of less complex devices and commands higher wafer prices.

     If we are unable to continuously improve our device yields, maintain high capacity utilization or optimize the technology mix of our wafer production, we may not be able to achieve our profit targets in which case the market price of our ADSs or ordinary shares could fall.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER-TO-QUARTER WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our revenues, expenses and operating results have varied significantly in the past and may fluctuate significantly from quarter-to-quarter in the future due to a number of factors, many of which are outside our control. These factors include, among others:

     - the cyclical nature of both the semiconductor industry and the markets served by our customers;

     - shifts by integrated device manufacturers, or IDMs, between internal and outsourced production;

     - our customers' adjustments in their inventory;

     - the loss of a key customer or the postponement of an order from a key customer;

     - the rescheduling and cancellation of large orders;

     - the timing and volume of orders relative to our available production capacity;

     - our ability to obtain raw materials on a timely and economic basis;

     - environmental events or industrial accidents such as fires;

     - currency and interest rate fluctuations that may not be adequately hedged; and

     - technological changes.

     Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may seriously harm our company. In addition, it is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our ADSs or ordinary shares may underperform or fall.

WE EXPECT TO INCUR SUBSTANTIAL CAPITAL EXPENDITURES IN CONNECTION WITH OUR GROWTH PLANS AND MAY REQUIRE ADDITIONAL FINANCING THAT MAY NOT BE AVAILABLE.

     Our business and the nature of our industry require us to make substantial capital expenditures leading to a high level of fixed costs. We expect to incur significant capital expenditures in connection with our growth plans. We are currently expanding and equipping three fabs, two of which are jointly-owned with third parties, and expect to require additional financing to complete the equipping. These capital expenditures, including the expenditures for the three fabs being expanded and equipped, will be made in advance of sales. Given the fixed cost nature of our business, we may incur operating losses if our revenue does not adequately offset the level of our capital expenditures, which occurred in 1996, 1997 and 1998. Additionally, our actual expenditures may exceed our planned expenditures for a variety of reasons, including changes in our growth plan, our process technology, market conditions, interest rates and other factors. We expect to finance our capital expenditure requirements with the proceeds of the global offering, additional debt and equity financing and cash from operations. We anticipate that Chartered Silicon Partners, or CSP, our strategic alliance that owns and will operate Fab 6, will need to raise at least an additional $450 million of debt during the first half of 2000 for the financing of Fab 6. In addition, we may require additional financing to fund our current growth plan. Currently, a substantial portion of our borrowings is guaranteed by our controlling shareholder, Singapore Technologies Pte Ltd, or ST, and its affiliates. Following our initial public offering, we may not receive similar credit guarantees. We cannot assure you that any additional financing we may need will be available or, if available, will be available on terms satisfactory to us.

WE HAVE A HIGH LEVEL OF DEBT. IF WE ARE UNABLE TO MAKE INTEREST AND PRINCIPAL PAYMENTS ON OUR DEBT, IT COULD SERIOUSLY HARM OUR COMPANY.

     We have now and will continue to have a significant amount of debt. Our high level of debt and the covenants contained in our financing documents could have important consequences to you. For example, they could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to pursue our growth plan;

     - require us to seek the lender's consent prior to paying dividends on our ordinary shares;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

     - limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor industry.

     We cannot assure you that we will be able to make interest and principal payments on debt incurred in connection with our growth if the average selling prices or demand for our semiconductor wafers are lower than expected.

RISKS RELATED TO OUR OPERATIONS

THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY AND THE PERIODIC OVERCAPACITY THAT RESULTS FROM THIS MAY SERIOUSLY HARM OUR COMPANY.

     The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity, reduced product demand, and rapid erosion of average selling prices. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. As a result, periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. We expect this pattern to be repeated in the future. In addition, the markets for semiconductors are characterized by rapid technological change, evolving industry standards, intense competition and fluctuations in end-user demand. Our operating results for 1996, 1997 and 1998 were seriously harmed by a downturn in the semiconductor market. Future downturns in the semiconductor industry may be severe and could seriously harm our company.

A DECREASE IN DEMAND FOR COMMUNICATIONS EQUIPMENT AND PERSONAL COMPUTERS MAY SIGNIFICANTLY DECREASE THE DEMAND FOR OUR SERVICES.

     A significant percentage of our sales revenue is derived from customers who use our manufacturing services to make semiconductors for communications equipment and personal computers. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for our services and could seriously harm our company. In addition, the declining average selling price of communications equipment and personal computers places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the pricing pressure on components produced by our company may reduce our revenue and therefore reduce our gross profit margin significantly.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES.

     We have been largely dependent on a small number of customers for a substantial portion of our business. Our top ten customers accounted for 65.7% and 62.8% of our total net revenue in 1997 and 1998, respectively and 65.0% during the first six months of 1999. In 1998, our two largest customers accounted for approximately 9.6% and 9.3% of our total net revenue, respectively. During the first six months of 1999, our two largest customers accounted for 12.4% and 10.0% of our total net revenue, respectively. We expect that we will continue to be dependent upon a relatively limited number of customers for a significant portion of our revenue. We cannot assure you that revenue generated from these customers, individually or in the aggregate, will reach or exceed historical levels in any future period. Loss or cancellation of business from, significant changes in scheduled deliveries to, or decreases in the prices of services sold to, any of these customers could seriously harm our company. Please see "Business -- Customers and Markets" for additional information regarding our customers.

OUR CUSTOMERS DO NOT PLACE PURCHASE ORDERS FAR IN ADVANCE. THEREFORE, WE DO NOT HAVE ANY SIGNIFICANT BACKLOG.

     Our customers generally do not place purchase orders far in advance. In addition, due to the cyclical nature of the semiconductor industry, our customers' purchase orders have varied significantly from period-to-period. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our net revenue in future periods. Moreover, our expense levels are based in part on our expectations of future revenue and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our revenue in any quarter will continue to be substantially dependent upon purchase orders received in that quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods.

WE MAY NOT BE ABLE TO IMPLEMENT NEW TECHNOLOGY AS IT BECOMES AVAILABLE WHICH MAY AFFECT OUR ABILITY TO PRODUCE ADVANCED PRODUCTS AT COMPETITIVE PRICES.

     The semiconductor industry is rapidly developing and the technology used is constantly evolving. If we do not anticipate the technology evolution and rapidly adopt new and innovative technology, we may not be able to produce sufficiently advanced products at competitive prices. There is a risk that our competitors may adopt new technology before we do, resulting in our loss of market share. If we do not continue to produce the most advanced products at competitive prices, our customers may use the services of our competitors instead of our services, which could seriously harm our company.

WE DEPEND ON OUR TECHNOLOGY PARTNERS TO ADVANCE OUR PORTFOLIO OF PROCESS TECHNOLOGIES.

     Enhancing our manufacturing process technologies is critical to our ability to provide services for our customers. We intend to continue to advance our process technologies through internal research and development efforts and technology alliances with leading semiconductor suppliers. Although we have an internal research and development team focused on developing new semiconductor manufacturing process technologies, we are dependent on our technology partners to advance our portfolio of process technologies. We currently have joint development and technology sharing agreements with Lucent and Hewlett-Packard, and a technology transfer and licensing agreement with Motorola. If we are unable to continue our technology alliances with Lucent, Hewlett-Packard and Motorola on mutually beneficial economic terms, or are unable to enter into new technology alliances with other leading semiconductor suppliers, we may not be able to continue providing our customers with leading edge process technologies, which could seriously harm our company. Please see "Business -- Research and Development" for additional information regarding our internal research and development efforts.

WE DEPEND ON OUR STRATEGIC ALLIANCES RELATING TO FAB 5 AND FAB 6. TERMINATION OF EITHER OF THESE ALLIANCES COULD SERIOUSLY HARM OUR COMPANY.

     We currently have two strategic alliances relating to the development and operation of Fab 5 and Fab 6. Silicon Manufacturing Partners, or SMP, which will operate Fab 5, is jointly-owned with a subsidiary of Lucent. CSP, which will own and operate Fab 6, is jointly-owned with EDB Investments Pte Ltd and a subsidiary of Hewlett-Packard. We believe our alliances with these companies give us access to select leading edge process technologies, moderate our development costs and capital expenditures and increase our fab utilization rates. The termination of either of these alliances could seriously harm our company. Please see "Business -- Chartered Silicon Partners" and "-- Silicon Manufacturing Partners" for a more detailed description of these alliances and for certain recent developments regarding Hewlett-Packard.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN OUR INDUSTRY.

     The worldwide semiconductor foundry industry is highly competitive. We compete with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Corporation, or TSMC, and United Microelectronics, or UMC, as well as the foundry operation services of some IDMs such as International Business Machines, or IBM. IDMs principally manufacture and sell their own proprietary semiconductor products, but may offer foundry services. Our competitors have greater access to capital and substantially greater production, research and development, marketing and other resources than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can.

     A number of semiconductor manufacturers, including our primary competitors, have recently announced plans to increase their manufacturing capacity and, as a result, we expect that there will be a significant increase in worldwide semiconductor capacity over the next five years. If growth in demand for this capacity fails to match the growth in supply, or occurs more slowly than anticipated, there may be more intense competition and pressure on the pricing of our services may result. Any significant increase in competition may erode our profit margins and weaken our earnings.

     The principal elements of competition in the wafer foundry market include technical competence, time-to-market, research and development quality, available capacity, device yields, customer service and price. We cannot assure you that we will be able to compete successfully in the future, which could seriously harm our company.

OUR BUSINESS DEPENDS IN PART ON OUR ABILITY TO OBTAIN AND PRESERVE INTELLECTUAL PROPERTY RIGHTS.

     Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology. We currently hold 147 patents worldwide, 114 of which are U.S. patents, related to our production processes. We intend to continue to file patent applications when appropriate to protect our proprietary technologies. The process of seeking patent protection may take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that the Asian countries in which we market our products, such as Taiwan and China, will protect our intellectual property rights to the same extent as the United States. Please see
"Business -- Intellectual Property" for a more detailed description of our proprietary technology.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS DISPUTES.

     Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are granted. Although we are not currently a party to any material litigation involving patent infringement, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event any third party were to make a valid claim against us or our customers we could be required to:

     - discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

     - pay substantial monetary damages;

     - seek to develop non-infringing technologies, which may not be feasible;
       or

     - seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

     Our company could be seriously harmed by such developments. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could seriously harm our company.

RISKS RELATING TO MANUFACTURING

WE MAY EXPERIENCE DIFFICULTY IN ACHIEVING ACCEPTABLE DEVICE YIELDS, PRODUCT PERFORMANCE AND DELIVERY TIMES AS A RESULT OF MANUFACTURING PROBLEMS.

     The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is continuously being modified in an effort to improve device yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the production process or defects in the key materials and tools used to manufacture a particular wafer can cause a percentage of the wafers to be rejected or individual semiconductors on specific wafers to be non-functional, which in each case negatively affects our device yields. We have, from time to time, experienced production difficulties that have caused delivery delays, lower than expected device yields and the replacement of certain vendors of manufacturing equipment used in our production processes. We may also experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. These problems may result from, among other things, capacity constraints, construction delays, increasing production at new facilities, upgrading or expanding existing facilities or changing our process technologies. Any of these problems could seriously harm our company.

WE DEPEND ON OUR SUPPLIERS OF RAW MATERIALS AND EQUIPMENT AND DO NOT TYPICALLY HAVE LONG-TERM SUPPLY CONTRACTS WITH THEM.

     We depend on our suppliers of raw materials. To maintain competitive manufacturing operations, we must obtain from our suppliers, in a timely manner, sufficient quantities of quality materials at acceptable prices. We obtain most of our materials, including critical materials such as raw silicon wafers, from a limited number of suppliers. We purchase all of our materials on a blanket purchase order basis. With the exception of one multi-year contract for the purchase of raw wafers, we do not have long-term contracts with any of our suppliers. From time to time, vendors have extended lead times or limited the supply of required materials to us because of capacity constraints. Consequently, from time to time, we have experienced difficulty obtaining quantities of raw materials we need on a timely basis.

     In addition, from time to time, we may reject materials that do not meet our specifications, resulting in declines in output or device yields. We cannot assure you that we will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality. If our ability to obtain sufficient quantities of raw materials and other supplies in a timely manner is substantially diminished or if there are significant increases in the costs of raw materials, it could seriously harm our company.

     We also depend on a limited number of manufacturers and vendors that make and sell the complex equipment we use in our manufacturing processes. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as 12 to 18 months. If there are delays in the delivery of this equipment or if there are increases in the cost of this equipment, it could seriously harm our company. Please see "Business -- Equipment and Materials" for additional information regarding our relationships with our suppliers of materials and equipment.

WE DEPEND ON ST ASSEMBLY TEST SERVICES LTD FOR MOST OF OUR SEMICONDUCTOR ASSEMBLY AND TESTING REQUIREMENTS.

     Semiconductor assembly and testing are complex processes which involve significant technological expertise and specialized equipment. Although we are in the process of evaluating additional sources of supply, we currently depend on our affiliate ST Assembly Test Services Ltd, or STATS, for almost all of the assembly and test services we offer our customers. We do not have a long-term contract with STATS and retain its services on a purchase order basis. STATS may, from time to time, experience production interruption due to, among other things, technical problems occurring during the assembly and testing processes. Because STATS is our major provider of these services, any prolonged interruption in STATS' operations or the termination of our affiliation with STATS could seriously harm our company.

WE ARE SUBJECT TO THE RISK OF LOSS DUE TO FIRE BECAUSE THE MATERIALS WE USE IN OUR MANUFACTURING PROCESSES ARE HIGHLY FLAMMABLE.

     We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. Although we have implemented industry acceptable risk management controls at our manufacturing locations, the risk of fire associated with these materials cannot be completely eliminated and, in the past, we have had minor interruptions in production as a result of fire. We maintain insurance policies to guard against losses caused by fire. While we believe our insurance coverage for damage to our property and disruption of our business due to fire is adequate, we cannot assure you that it would be sufficient to cover all of our potential losses. If any of our fabs were to be damaged or cease operations as a result of a fire, it would temporarily reduce manufacturing capacity and seriously harm our company.

OUR FAILURE TO COMPLY WITH CERTAIN ENVIRONMENTAL REGULATIONS COULD SERIOUSLY HARM OUR COMPANY.

     We are subject to a variety of laws and governmental regulations in Singapore relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production process. While we believe that we are currently in compliance in all material respects with such laws and regulations, if we fail to use, discharge or dispose of hazardous materials appropriately, our company could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be required to pay for the cleanup of our properties if they are found to be contaminated even if we are not responsible for the contamination. We maintain insurance policies to guard against losses resulting from environmental harm caused by our company. While we believe our insurance coverage is adequate, we cannot assure you that it would be sufficient to cover all our potential losses.

RISKS RELATING TO OUR INFRASTRUCTURE

WE DEPEND ON KEY PERSONNEL AND, DUE TO THE STRONG DEMAND IN SINGAPORE FOR SKILLED LABOR, MAY HAVE DIFFICULTY ATTRACTING SUFFICIENT NUMBERS OF SKILLED EMPLOYEES.

     Our success depends to a significant extent upon the continued service of our key senior executives and our engineering, marketing, sales, manufacturing, support and other personnel. In addition, in connection with our growth plans, we are likely to need a greater number of experienced engineers and other employees in the future. The competition for skilled employees is intense. Due to the current shortage of experienced personnel in Singapore, we must recruit our personnel internationally. This is more expensive than hiring personnel locally, and therefore increases our operating costs. As of June 30, 1999, a majority of our total number of employees were citizens of countries other than Singapore. We expect demand for personnel in Singapore to increase significantly in the future as new wafer fabrication facilities are established in Singapore. If we were to lose the services of any of our existing key personnel without adequate replacements, or were unable to attract and retain new experienced personnel as we grow, it could seriously harm our company. We do not carry "key person" life insurance on any of our personnel.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH, WHICH COULD SERIOUSLY HARM OUR COMPANY.

     We have experienced and are currently experiencing a period of significant growth. This growth has placed, and the future growth will continue to place, a significant strain on our managerial, technical, financial, production, operational and other resources. In particular, by expanding our manufacturing facilities and equipping new facilities we may create additional capacity at our fabs, which, if not utilized, would reduce our profitability and could seriously harm our company.

THE YEAR 2000 PROBLEM MAY SERIOUSLY HARM OUR COMPANY.

     Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, on January 1, 2000, many of these systems could malfunction because they may not be able to distinguish twenty-first century dates from twentieth century dates. In 1997, we organized a Year 2000 committee to focus on, among other things, Year 2000 readiness of our information technology systems, facility equipment, production equipment, fab support areas and vendors. Our information technology systems have been assessed and we have established a timeline to upgrade and test all of our equipment, including quality and reliability assurance, research and development and facility equipment. We have communicated with our equipment suppliers to understand whether the equipment we have purchased from them is Year 2000 ready. We have also worked with our raw material suppliers to understand whether the information technology systems used by them will be Year 2000 ready. We have identified several potential problems relating to Year 2000. We believe that the most likely worst case scenario would be an external power surge or dip, or a power trip which could cause our equipment to malfunction. An equipment malfunction could cause the semiconductors we are processing at the time of the malfunction to be misprocessed. In addition, certain machines may fail despite having been tested to be Year 2000 ready. We are currently preparing a contingency plan to address this worst case scenario. If we are unable to develop such a plan, or if we or our suppliers fail to make the necessary modifications and upgrades in a timely manner, the Year 2000 problem could seriously harm our company.

RISKS RELATED TO INVESTMENTS IN A CONTROLLED CORPORATION

SINGAPORE TECHNOLOGIES WILL CONTINUE TO CONTROL OUR COMPANY FOLLOWING COMPLETION OF THE GLOBAL OFFERING AND ITS INTERESTS MAY CONFLICT WITH THE INTERESTS OF OUR OTHER SHAREHOLDERS.


     ST and its affiliates will beneficially own approximately 72.5% of our outstanding ordinary shares following completion of the global offering, or 70.3% if the underwriters exercise their overallotment option in full. As a result, ST will be able to exercise control over many matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions.


     ST also provides us with financing, guarantees some of our debt and enters into forward foreign exchange contracts with us relating to some of our equipment purchase commitments with foreign vendors. While we believe that ST will continue to provide us credit and other support, ST has no obligation to do so and the availability and amount of its support will depend on various factors, including our ability to raise funds without such support and the expenses relating to such fundraising.

     After completion of the global offering, we will continue to have contractual and other business relationships with ST and its affiliates and may engage in transactions from time to time that are material to us. Although the Audit Committee of our Board of Directors will review all material transactions between our company and ST, circumstances may arise in which the interests of ST and its affiliates could conflict with the interests of our other shareholders. Because ST and its affiliates own a significant portion of our ordinary shares, they could delay or prevent a change in control of our company, even if a transaction of that nature would be beneficial to our other shareholders. Our Articles of Association, and the Articles of Association we will adopt prior to closing the global offering, do not and will not contain a provision requiring that ST and its affiliates own at least a majority of our ordinary shares. Please see

"Relationship with Singapore Technologies" for additional information regarding our relationship with ST and its affiliates.

RISKS RELATED TO INVESTMENT IN A FOREIGN CORPORATION

WE OPERATE INTERNATIONALLY AND ARE THEREFORE AFFECTED BY PROBLEMS IN OTHER COUNTRIES.

     Our principal customers are located in the United States and Taiwan and our principal suppliers are located in the United States, Japan, Korea and Germany. As a result, we are affected by economic and political conditions in those countries, including:

     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

     The geographical distances between Asia, the Americas and Europe also create a number of logistical and communications challenges. Although we have not experienced any serious harm in connection with our international operations, we cannot assure you that such problems will not arise in the future.

EXCHANGE RATE FLUCTUATIONS MAY AFFECT THE VALUE OF OUR ADSS OR ORDINARY SHARES.

     Our financial statements are prepared in U.S. dollars. Our net revenue is generally denominated in U.S. dollars and our operating expenses are generally incurred in U.S. dollars and Singapore dollars. Our capital expenditures are generally denominated in U.S. dollars, Japanese yen, Singapore dollars and other currencies. Although we hedge a portion of the resulting net foreign exchange position through the use of forward exchange contracts, we are still affected by fluctuations in exchange rates among the U.S. dollar, the Japanese yen, the Singapore dollar and other currencies. We are particularly affected by fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar. For example, substantially all of our revenue and approximately 76.0% of our cost of revenue is denominated in U.S. dollars. If the Singapore dollar strengthens against the U.S. dollar by 2.0%, our cost of revenue will increase by 0.5%, likewise, if the Singapore dollar weakens against the U.S. dollar by 2.0%, our cost of revenue will decrease by 0.5%. Any significant fluctuation in exchange rates may harm our company. In addition, fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar will affect the U.S. dollar value of our ordinary shares and ADSs, and the value of any cash dividends if paid in U.S. or Singapore dollars.

ECONOMIC CONDITIONS IN THE ASIA PACIFIC REGION MAY HAVE A NEGATIVE IMPACT ON OUR REVENUE.

     A significant portion of our revenue is derived from sales to customers whose semiconductors are used in products that are sold in Japan, Taiwan and other countries in East and Southeast Asia. In 1998, many countries in Asia experienced considerable currency volatility and depreciation, high interest rates and declining asset values. As a result, there was a general decline in business and consumer spending and a decrease in economic growth as compared with prior years. Although Singapore was not materially affected by these events, our results of operations in 1998 were affected by overall regional economic conditions because demand for semiconductor products generally rises as the overall level of economic activity increases and falls as activity decreases. Our results of operations could be further impacted if the economic environment in these countries fails to improve or worsens in 1999 or 2000.

OUR PUBLIC SHAREHOLDERS MAY HAVE MORE DIFFICULTY PROTECTING THEIR INTERESTS THAN THEY WOULD AS SHAREHOLDERS OF A U.S. CORPORATION.

     Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of the members of our Board of Directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. Therefore, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, members of our Board of Directors or our controlling shareholders than they would as shareholders of a corporation incorporated in the United States. For example, controlling shareholders in United States corporations are subject to fiduciary duties while controlling shareholders in Singapore corporations are not subject to such duties. Please see "-- Singapore Technologies will continue to control our company following completion of the global offering and its interests may conflict with the interests of our other shareholders" for a discussion relating to our controlling shareholders, ST and its affiliates.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US OR OUR AFFILIATES.

     Our company is incorporated under the laws of the Republic of Singapore. Many of our directors and executive officers, and some of the experts named in this prospectus, reside outside the United States. In addition, virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult to enforce in or out of the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the United States securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon United States securities laws.

     We have been advised by Allen & Gledhill, our Singapore legal counsel, that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. Allen & Gledhill has also advised us that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

SINGAPORE LAW CONTAINS PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OF OUR
COMPANY.

     The Companies Act (Chapter 50) of Singapore and the Singapore Code on Takeovers and Mergers contain certain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his or her own or together with parties acting in concert with him or her, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the Singapore Code on Takeovers and Mergers. A takeover offer is also required to be made if a person holding between 25% and 50% (both inclusive) of the voting rights (either on his or her own or together with parties acting in concert with him or her) acquires an additional 3% of our voting shares in any 12-month period. The preceding provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our company. This may harm you because a transaction of that kind may allow you to sell your shares at a price above the prevailing market price.

RISKS RELATED TO OUR ADSS AND ORDINARY SHARES AND OUR TRADING MARKET

THERE HAS BEEN NO PRIOR MARKET FOR OUR ADSS OR ORDINARY SHARES AND THE GLOBAL OFFERING MAY NOT RESULT IN AN ACTIVE OR LIQUID MARKET FOR THESE SECURITIES.

     Prior to the global offering, there has not been a public market for our ADSs or ordinary shares. We expect the ADSs to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance. The Singapore stock exchange has approved our application to list our ordinary shares, subject to official notice of issuance. However, we cannot assure you that an active public market will develop or be sustained after the global offering. The initial public offering price for the ordinary shares and the ADSs will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Investors may not be able to resell their ordinary shares or ADSs at or above the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations and market prices of technology companies have been and continue to be extremely volatile. Volatility in the price of our ordinary shares and ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

THE SINGAPORE SECURITIES MARKET IS RELATIVELY SMALL AND MORE VOLATILE THAN U.S. MARKETS AND MAY CAUSE THE MARKET PRICE OF OUR ADSS AND ORDINARY SHARES TO FLUCTUATE.

     The Stock Exchange of Singapore Limited is relatively small and more volatile than stock exchanges in the United States and certain other European countries. As of June 30, 1999, there were 308 Singapore companies listed on the Main Board of the Singapore stock exchange and the aggregate market capitalization of listed equity securities of these companies was approximately US$226 billion. For the year ended December 31, 1998, the average daily equity trading value on the Singapore stock exchange (including shares traded on the CLOB International trading system) was approximately US$229 million, with an annualized aggregate trading value of approximately US$57 billion. The relatively small market capitalization of, and trading volume on, the Singapore stock exchange may cause the market price of securities of Singapore companies, including our ADSs and our ordinary shares, to fluctuate in both the domestic and the international markets. Please see "Annex B -- The Securities Market of Singapore" for additional information regarding the Singapore securities market.

NEW INVESTORS IN OUR COMPANY WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The purchase price of the ordinary shares and ADSs offered by this prospectus will be substantially higher than the net tangible book value of our outstanding ordinary shares. Investors who purchase ordinary shares or ADSs in the global offering will therefore experience immediate and significant dilution in the tangible net book value of their investment. Based on the anticipated initial public offering price of our ordinary shares and ADSs, we expect our current shareholders to have an aggregate unrealized gain of approximately $885 million as a result of the global offering. Please see "Dilution" for additional information regarding the dilutive effect of the global offering.

THE GLOBAL OFFERING MAY NOT RESULT IN AN ACTIVE OR LIQUID MARKET FOR OUR ADSS OR ORDINARY SHARES.

     We cannot predict the extent to which the global offering will result in the development of an active, liquid public trading market for our ADSs or ordinary shares offered by this prospectus or how liquid that market will be. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties. Although ADS holders are entitled to withdraw the ordinary shares underlying the ADSs from the depositary at any time, there is no public market for our ordinary shares in the United States.

YOUR VOTING RIGHTS WITH RESPECT TO THE ADSS ARE LIMITED BY THE TERMS OF THE DEPOSIT AGREEMENT FOR THE ADSS.

     Holders may exercise voting rights with respect to the ordinary shares represented by ADSs only in accordance with the provisions of the deposit agreement relating to the ADSs. There are no provisions under Singapore law or under our Articles of Association that limit ADS holders' ability to exercise their voting rights through the depositary with respect to the underlying ordinary shares. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, our Articles of Association require us to notify our shareholders at least 14 days in advance of any annual general meeting unless a special resolution is to be passed at that meeting, in which case at least 21 days' notice must be given. Our ordinary shareholders will receive notice directly from us and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.

     ADS holders, by comparison, will not receive notice directly from us. Rather, in accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, as soon as practicable thereafter, mail to holders of ADSs:

     - the notice of such meeting;

     - voting instruction forms; and

     - a statement as to the manner in which instructions may be given by holders.

     To exercise their voting rights, ADS holders must then instruct the depositary how to vote their shares. Because of this extra procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of ordinary shares. ADSs for which the depositary does not receive timely voting instructions will not be voted at any meeting.

     Except as described in this prospectus, holders will not be able to exercise voting rights attaching to the ADSs. Please see "Description of Ordinary Shares" for additional information relating to our ordinary shares.

YOUR ABILITY TO PARTICIPATE IN ANY RIGHTS OFFERING OF OUR COMPANY IS LIMITED.

     We may, from time to time, distribute rights to our shareholders, including rights to acquire securities under the deposit agreement relating to the ADSs. The depositary will not offer rights to holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act or are registered under provisions of the Securities Act. However, we are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. Accordingly, holders of our ordinary shares may be unable to participate in rights offerings by us and may experience dilution of their holdings as a result.

THE FUTURE SALES OF SECURITIES BY OUR COMPANY OR EXISTING SHAREHOLDERS MAY HURT THE PRICE OF OUR ADSS AND OUR ORDINARY SHARES.


     The market price of our ADSs could decline as a result of sales of a large number of ordinary shares or ADSs after the global offering or the perception that such sales could occur. Such sales also might make it more difficult for us to sell ordinary shares in the future at a time and at a price that we deem appropriate. Upon completion of the global offering, we will have an aggregate of 1,238,847,853 ordinary shares issued and outstanding (including ordinary shares represented by ADSs). ST and its affiliates will own, directly and indirectly, 897,632,876 ordinary shares constituting approximately 72.5% of the outstanding ordinary shares. The 250,000,000 ordinary shares sold in the global offering (including ordinary shares represented by ADSs) will be freely tradable, other than ordinary shares purchased by our affiliates. The remaining 988,847,853 ordinary shares will be "restricted securities" and may be sold in the United States only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. We have, and each of our directors, executive officers and equity investor customers, ST and its affiliates and certain other existing shareholders, has agreed that he, she or it will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares without the prior written consent of Salomon Smith Barney Inc. for a period of 180 days from the date of this prospectus, subject to certain exceptions. Please see "Underwriting" and "Shares Eligible for Future Sale" for additional information regarding resale restrictions.

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE REALIZED

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described above and elsewhere in this prospectus. We undertake no obligation after the date of this prospectus to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     The net proceeds from the global offering, after deducting underwriting discounts and the estimated offering expenses payable by us, are estimated to be approximately $403.6 million, or $464.7 million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $17.00 per ADS and S$2.88 per ordinary share. We intend to use the proceeds from the global offering for the following purposes:

     - to fund approximately $230 million in capital expenditures in connection with the expansion of our manufacturing facilities;

     - to make approximately $170 million in equity contributions to SMP and CSP;

     - for working capital; and

     - for general corporate purposes.

     We may also use a portion of the proceeds for strategic investments and acquisitions. While we have from time to time had preliminary discussions regarding potential investments and acquisitions in the ordinary course of our business, we do not currently have any agreements or understandings to make any such investment or acquisition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation" for information regarding our future liquidity needs.

     Except as indicated above, we have not yet determined the amount of net proceeds to be used specifically for the purposes specified above. Accordingly, management will have significant flexibility in applying the net proceeds of the global offering. Pending any use, as described above, we intend to invest the net proceeds in high quality, interest-bearing instruments.

                                DIVIDEND POLICY

     In December 1995 and January 1997, we paid a cash dividend on our ordinary shares in an amount equivalent to US$87,000 and US$93,000, respectively, for the purpose of qualifying our ordinary shares as "trustee stock" eligible for investment by account holders of the Central Provident Fund, a mandatory employee pension plan administered by the Government of Singapore. Except for these dividends, we have not, since our inception, declared or paid any cash dividends on our ordinary shares. We do not currently anticipate paying any cash dividends in 1999. We may, by ordinary resolution, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our Board of Directors. Our Board of Directors may also declare interim dividends without seeking shareholder approval. We must pay all dividends out of our profits or pursuant to Section 69 of the Companies Act of Singapore. In making its recommendation, our Board of Directors will consider, among other things, our future earnings, operations, capital requirements and general financial condition, as well as general business conditions and other factors which our Board of Directors may determine are appropriate. Some of our loan agreements restrict the payment of dividends without the consent of the lender. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1999, the capitalization of our company on an actual, pro forma and pro forma as adjusted basis. The pro forma data set forth below reflect a subsequent change to our strategic alliance agreement relating to CSP that results in CSP being consolidated and presents our balance sheet data as if such change had occurred on June 30, 1999. The pro forma as adjusted data set forth below adjust the pro forma data to give effect to the issuance of 250,000,000 ordinary shares in the global offering (including ordinary shares represented by ADSs), and the application of the net proceeds from such offering at an assumed initial public offering price of $17.00 per ADS and S$2.88 per ordinary share. You should read this information in conjunction with:

     - our consolidated financial statements and the related notes included elsewhere in this prospectus; and

     - "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   AS OF JUNE 30, 1999
                                                          -------------------------------------
                                                                                     PRO FORMA
                                                            ACTUAL     PRO FORMA    AS ADJUSTED
                                                          ----------   ----------   -----------
                                                                     (IN THOUSANDS)
Cash and cash equivalents...............................  $   47,548   $   53,431   $  457,069
                                                          ==========   ==========   ==========
Short-term borrowings, including current portion of
  long-term debt........................................  $   87,601   $   87,601   $   87,601
Long-term debt..........................................     364,903      440,903      440,903
Shareholders' equity:
     Ordinary shares, S$0.26 par value per share,
       3,076,923,079 shares authorized; 1,001,425,308
       shares issued and outstanding, actual;
       1,251,425,308 shares issued and outstanding, as
       adjusted.........................................     221,636      221,636      259,543
     Subscription receivables...........................     (12,731)     (12,731)     (12,731)
     Additional paid-in capital.........................     694,752      694,752    1,060,483
     Unearned compensation..............................        (982)        (982)        (982)
     Accumulated other comprehensive income (loss)......     (52,696)     (52,696)     (52,696)
     Retained deficit...................................    (293,640)    (293,640)    (293,640)
                                                          ----------   ----------   ----------
          Total shareholders' equity....................     556,339      556,339      959,977
                                                          ----------   ----------   ----------
               Total capitalization.....................  $1,008,843   $1,084,843   $1,488,481
                                                          ==========   ==========   ==========


     In connection with the global offering, we restructured our capital effective October 14, 1999. We currently have one class of ordinary shares with a par value of S$0.26.



     In our capital restructuring, we:



     - issued one additional fully paid "A" ordinary share for every 20 partly paid "A" ordinary shares and cancelled the partly paid shares;



     - cancelled all unissued "A" ordinary shares and "B" ordinary shares;



     - cancelled the special rights attached to the "B" ordinary shares;



     - redesignated the "A" ordinary shares and "B" ordinary shares as one class of ordinary shares;



     - effected a share split such that each ordinary share with a par value of S$0.4888 was sub-divided into 1.88 ordinary shares with a par value of S$0.26;



     - adopted new Articles of Association; and



     - will issue new ordinary shares in connection with the global offering which will rank equal in all respects with our existing ordinary shares.

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Singapore dollar and the U.S. dollar will affect the U.S. dollar equivalent of the Singapore dollar price of the ordinary shares on the Singapore stock exchange and, as a result, are expected to affect the market price of the ADSs. These fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in Singapore dollars on the ordinary shares represented by ADSs or any other distribution received by the depositary in connection with the payment of dividends on the ordinary shares. Currently, there are no restrictions in Singapore on the conversion of Singapore dollars into U.S. dollars and vice versa.

     The following table sets forth, for the fiscal years indicated, information concerning the exchange rates between Singapore dollars and U.S. dollars based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. The table illustrates how many Singapore dollars it would take to buy one U.S. dollar.

                                                                    S$ PER US$1.00
                                                                   NOON BUYING RATE
                                                       ----------------------------------------
          FISCAL YEAR ENDED DECEMBER 31,               AVERAGE(1)    LOW     HIGH    PERIOD END
          ------------------------------               ----------    ----    ----    ----------
1994...............................................       1.53       1.46    1.61       1.46
1995...............................................       1.42       1.39    1.47       1.42
1996...............................................       1.41       1.40    1.43       1.40
1997...............................................       1.49       1.40    1.71       1.61
1998...............................................       1.67       1.58    1.80       1.65
1999 (through June 30, 1999).......................       1.71       1.66    1.74       1.70

---------------
(1) The average of the daily Noon Buying Rates on the last business day of each month during the year.

     Unless we indicate otherwise, all translations from Singapore dollars to U.S. dollars contained in this prospectus have been based on the noon buying rate in the City of New York on June 30, 1999 for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. The noon buying rate on June 30, 1999 was S$1.70 per $1.00.

                                    DILUTION


     The net tangible book value of our company as of June 30, 1999 was $552.4 million or S$0.93 per ordinary share, the equivalent of $5.52 per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value (total tangible assets less total liabilities) as of June 30, 1999 by the number of outstanding ordinary shares at that date.



     Based on the issuance by us of 250,000,000 ordinary shares in the global offering (including ordinary shares represented by ADSs), at an initial public offering price of S$2.88 per ordinary share (or $17.00 per ADS), after deducting underwriting discounts and estimated offering expenses paid by us, the net tangible book value of our company as of June 30, 1999 would have been S$1.29 per ordinary share (the equivalent of $7.63 per ADS). This represents an immediate increase in net tangible book value of S$0.36 per ordinary share (the equivalent of $2.11 per ADS) to our existing shareholders and an immediate dilution in net tangible book value of S$1.59 per ordinary share (the equivalent of $9.37 per ADS) to new investors. The following table illustrates this per ordinary share and per ADS dilution:



                                                                       PER SHARE           PER ADS
                                                                       ---------           -------
Assumed initial public offering price per ordinary share and
  per ADS...................................................            S$2.88             $17.00
Net tangible book value per ordinary share and per ADS as of
  June 30, 1999.............................................  S$0.93               $5.52
Increase in net tangible book value per ordinary share and
  per ADS attributable to new
  public investors..........................................    0.36                2.11
                                                              ------               -----
Net tangible book value per ordinary share and per ADS after
  the global offering.......................................              1.29               7.63
                                                                        ------             ------
Dilution in net tangible book value per ordinary share and
  per ADS to new public investors...........................            S$1.59             $ 9.37
                                                                        ======             ======


     The following table summarizes as of June 30, 1999, the total number of ordinary shares purchased from us, the total consideration paid to us and the average price paid per ordinary share by our existing shareholders and by our new public investors in the global offering. For purposes of this table, we have assumed that all new public investors purchase ordinary shares rather than ADSs.

                                        ORDINARY SHARES
                                           PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                       ------------------    -------------------      PRICE PER
                                       NUMBER     PERCENT     AMOUNT     PERCENT    ORDINARY SHARE
                                       -------    -------    --------    -------    --------------
                                                (IN MILLIONS, EXCEPT PERCENTAGE AMOUNTS)
Existing shareholders................  1,001.4      80.0%    $  904.0      68.0%        $0.90
New public investors.................    250.0      20.0%    $  425.0      32.0%        $1.70
                                       -------     -----     --------     -----         -----
          Total......................  1,251.4     100.0%    $1,329.0     100.0%        $1.06
                                       =======     =====     ========     =====         =====

     The tables above assume:

     - the underwriters have not exercised their overallotment option; and

     - outstanding share options have not been exercised.

     To the extent that the overallotment or outstanding share options are exercised there will be further dilution to new investors. Please see "Management" for a description of our share option plans.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected financial data for the fiscal years ended December 31, 1994 and 1995 are derived from our audited financial statements, however, we have not included our audited financial statements for those periods in this prospectus. The selected financial data for the fiscal years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by KPMG, independent accountants. Our financial statements are prepared in accordance with U.S. GAAP for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999. Historical results are not indicative of the results to be expected in the future.

                                                                                               SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        JUNE 30,
                                    -------------------------------------------------------   -------------------
                                      1994       1995     1996(1)      1997      1998(2)(3)     1998     1999(4)
                                    --------   --------   --------   ---------   ----------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue.......................  $152,373   $287,026   $406,936   $ 379,761   $ 422,622    $232,771   $294,738
Cost of revenue...................    94,496    187,168    289,435     368,521     439,668     224,105    247,257
                                    --------   --------   --------   ---------   ---------    --------   --------
Gross profit (loss)...............    57,877     99,858    117,501      11,240     (17,046)      8,666     47,481
Operating expenses:
  Research and development........     4,737      9,069     13,018      26,553      43,419      20,642     22,955
  Fab start-up costs..............     8,381     11,236     13,132      10,908       1,455       1,455         --
  Sales and marketing.............     3,557      5,550     16,233      20,184      31,872      13,609     20,568
  General and administrative......     9,444     20,097     32,615      30,144      37,389      15,089     22,701
  Costs incurred on termination of
    development program...........        --         --         --          --      31,776          --      6,500
  Stock-based compensation........        --      2,799        332       2,024      (2,780)     (1,333)     3,289
                                    --------   --------   --------   ---------   ---------    --------   --------
         Total operating
           expenses...............    26,119     48,751     75,330      89,813     143,131      49,462     76,013
                                    --------   --------   --------   ---------   ---------    --------   --------
Operating income (loss)...........    31,758     51,107     42,171     (78,573)   (160,177)    (40,796)   (28,532)
Other income (expense):
  Equity in loss of SMP and CSP...        --         --         --      (1,272)    (20,434)     (6,829)   (17,988)
  Other income (loss).............     1,319      2,982      3,850       4,860       4,680         330        650
  Interest income.................       929      2,944        973         179       1,690         811      1,207
  Interest expense................    (3,562)    (1,297)    (1,144)    (12,782)    (20,137)    (10,100)    (9,094)
  Exchange gain (loss)............     2,318        (22)     1,963     (31,678)      5,237      (3,139)     5,065
                                    --------   --------   --------   ---------   ---------    --------   --------
Income (loss) before income
  taxes...........................    32,762     55,714     47,813    (119,266)   (189,141)    (59,723)   (48,692)
Income tax benefit (expense)......      (251)      (832)      (337)       (355)       (865)       (543)       172
                                    --------   --------   --------   ---------   ---------    --------   --------
Net income (loss).................  $ 32,762   $ 54,882   $ 47,476   $(119,621)  $(190,006)   $(60,266)  $(48,520)
                                    ========   ========   ========   =========   =========    ========   ========
Net income (loss) per common
  share:
  Basic...........................  $   0.11   $   0.13   $   0.10   $   (0.24)  $   (0.24)   $  (0.09)  $  (0.05)
                                    ========   ========   ========   =========   =========    ========   ========
  Diluted.........................  $   0.11   $   0.13   $   0.10   $   (0.24)  $   (0.24)   $  (0.09)  $  (0.05)
                                    ========   ========   ========   =========   =========    ========   ========
Shares used in per share
  calculation:
  Basic...........................   305,412    418,661    488,296     490,407     784,541     685,871    985,816
  Diluted.........................   305,412    418,661    488,824     490,407     784,541     685,871    985,816
Net income (loss) per ADS:
  Basic...........................  $   1.06   $   1.31   $   0.97   $   (2.44)  $   (2.42)   $  (0.88)  $  (0.49)
                                    ========   ========   ========   =========   =========    ========   ========
  Diluted.........................  $   1.06   $   1.31   $   0.97   $   (2.44)  $   (2.42)   $  (0.88)  $  (0.49)
                                    ========   ========   ========   =========   =========    ========   ========
ADSs used in per ADS calculation:
  Basic...........................    30,541     41,866     48,830      49,041      78,454      68,587     98,582
  Diluted.........................    30,541     41,866     48,882      49,041      78,454      68,587     98,582

                                                             AS OF DECEMBER 31,                         AS OF
                                         ----------------------------------------------------------    JUNE 30,
                                           1994       1995        1996         1997         1998         1999
                                         --------   --------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............  $    664   $  2,273   $    2,736   $   23,785   $   99,619   $   47,548
Working capital (deficit)..............   (33,632)   (30,010)    (199,149)    (328,927)      13,099      (49,633)
Total assets...........................   362,280    607,318    1,036,810    1,278,968    1,321,510    1,229,847
Short-term borrowings and current
  portion of long-term debt............    83,473     28,456       29,156       10,591       52,128       87,601
Current installments of obligations
  under capital leases.................        --      3,620        3,842        4,078        4,329        4,914
Obligations under capital leases,
  excluding current installments.......        --     25,665       21,823       17,745       13,414       10,698
Other long-term debt...................    28,767     16,961       65,934      273,008      419,545      364,903
Shareholders' equity...................   182,876    374,717      465,274      310,806      601,246      556,339


---------------
(1) In 1996, gross profit and operating income included $23.2 million relating to a reduction in accrued liabilities for a change in estimate of cost to obtain certain licenses. Please see note 22(g) to our consolidated financial statements.

(2) Effective July 1, 1998, we changed our functional currency from the Singapore dollar to the U.S. dollar. Please see note 2(e) to our consolidated financial statements.

(3) In 1998 we recorded a charge of $31.8 million relating to the write-down of equipment in connection with the termination of a development program. Please see note 8 to our consolidated financial statements.

(4) In the first six months of 1999, we recorded a charge of $6.5 million in connection with the termination of a development program. Please see note 8 to our consolidated financial statements.

                     UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We believe that recent changes to our strategic alliance agreement with respect to CSP will have a material impact on the basis of presentation of our financial information. U.S. GAAP generally requires consolidation of all majority owned (greater than 50%) subsidiaries. However, as a result of certain provisions contained in the strategic alliance agreement, the minority shareholders of CSP were deemed to have substantive participative rights which overcame the presumption that we should consolidate CSP. Therefore, CSP has historically been accounted for under the equity method in our financial statements. As a result of an amendment to the strategic alliance agreement, we will treat CSP as a consolidated subsidiary from October 1, 1999 forward. Please see "Business -- Strategic Alliances -- Chartered Silicon Partners" for a discussion of this amendment.

     The unaudited pro forma consolidated balance sheet as of June 30, 1999 and unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 have been prepared based on our historical consolidated financial statements after giving effect to the subsequent change to our strategic alliance agreement relating to CSP that resulted in CSP being consolidated. The unaudited pro forma financial information presents our financial condition as if such change had occurred on June 30, 1999 and presents our results of operations data as if such change had occurred on January 1, 1998.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                         YEAR ENDED DECEMBER 31, 1998            SIX MONTHS ENDED JUNE 30, 1999
                                     ------------------------------------     ------------------------------------
                                     HISTORICAL   ADJUSTMENTS   PRO FORMA     HISTORICAL   ADJUSTMENTS   PRO FORMA
                                     ----------   -----------   ---------     ----------   -----------   ---------
                                                (IN THOUSANDS)                           (IN THOUSANDS)
Net revenue........................  $ 422,622                  $ 422,622      $294,738     $    (605)   $294,133
Cost of revenue....................    439,668                    439,668       247,257                   247,257
                                     ---------                  ---------      --------                  --------
Gross profit (loss)................    (17,046)                   (17,046)       47,481                    46,876
                                     ---------                  ---------      --------                  --------
Operating Expenses: Research and
  development......................     43,419     $   4,668       48,087        22,955         4,256      27,211
  Fab start-up costs...............      1,455         6,911        8,366            --         6,239       6,239
  Sales and marketing..............     31,872                     31,872        20,568                    20,568
  General and administrative.......     37,389                     37,389        22,701           514      23,215
  Costs incurred on termination of
     development program...........     31,776                     31,776         6,500                     6,500
  Stock-based compensation.........     (2,780)                    (2,780)        3,289                     3,289
                                     ---------                  ---------      --------                  --------
          Total operating
            expenses...............    143,131                    154,710        76,013                    87,022
                                     ---------                  ---------      --------                  --------
Operating income (loss)............   (160,177)                  (171,756)      (28,532)                  (40,146)
Other income (expense):
  Equity in loss of CSP and SMP....    (20,434)        5,577      (14,857)      (17,988)        5,937     (12,051)
  Other income (loss)..............      4,680                      4,680           650                       650
  Interest income..................      1,690         1,562        3,252         1,207            83       1,290
  Interest expense.................    (20,137)                   (20,137)       (9,094)                   (9,094)
  Exchange gain (loss).............      5,237          (513)       4,724         5,065           (89)      4,976
                                     ---------                  ---------      --------                  --------
Income (loss) before income
  taxes............................   (189,141)                  (194,094)      (48,692)                  (54,375)
Income tax benefit (expense).......       (865)         (406)      (1,271)          172           (21)        151
                                     ---------                  ---------      --------                  --------
Income (loss) before minority
  interests........................   (190,006)                  (195,365)      (48,520)                  (54,224)
Minority interest in loss of CSP...         --         5,359        5,359            --         5,704       5,704
                                     ---------                  ---------      --------                  --------
Net income (loss)..................  $(190,006)                 $(190,006)     $(48,520)                 $(48,520)
                                     =========                  =========      ========                  ========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                       AS OF JUNE 30, 1999
                                                              -------------------------------------
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ----------
                                                                         (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................  $   47,548    $  5,883     $   53,431
Accounts receivable
  Trade.....................................................      86,274       6,558         92,832
  Others....................................................       7,073         979          8,052
Amounts due from ST and ST affiliates.......................       2,137         440          2,577
Amounts due from CSP and SMP................................      10,441      (6,787)         3,654
Inventories.................................................      26,943                     26,943
Prepaid expenses............................................       2,468         395          2,863
                                                              ----------                 ----------
          Total current assets..............................     182,884                    190,352
Investment in CSP and SMP...................................      60,376     (28,220)        32,156
Other assets................................................      41,505                     41,505
Technology license agreements...............................       3,974       9,167         13,141
Property, plant and equipment, net..........................     941,108     122,016      1,063,124
                                                              ----------                 ----------
          Total Assets......................................  $1,229,847                 $1,340,278
                                                              ==========                 ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable
  Trade.....................................................  $    5,656                 $    5,656
  Fixed asset purchases.....................................      32,458    $  3,910         36,368
Current installments of obligations under capital leases....       4,914                      4,914
Current installments of long-term debt......................      86,391                     86,391
Bank overdrafts.............................................       1,210                      1,210
Accrued operating expenses..................................      87,612       3,885         91,497
Amounts due to ST and ST affiliates.........................       8,574        (609)         7,965
Income taxes payable........................................         793         132            925
Other current liabilities...................................       4,909                      4,909
                                                              ----------                 ----------
          Total current liabilities.........................     232,517                    239,835
Obligations under capital leases, excluding current
  installments..............................................      10,698                     10,698
Long-term debt, excluding current installments..............     364,903      76,000        440,903
Customer deposits...........................................      42,805                     42,805
Other liabilities...........................................      22,585                     22,585
                                                              ----------                 ----------
          Total liabilities.................................     673,508                    756,826
                                                              ----------                 ----------
Minority interest...........................................          --      27,113         27,113
Share capital
  Ordinary shares of S$0.26 each............................     221,636                    221,636
Subscription receivables....................................     (12,731)                   (12,731)
Additional paid-in capital..................................     694,752                    694,752
Unearned compensation.......................................        (982)                      (982)
Accumulated other comprehensive income (loss)...............     (52,696)                   (52,696)
Retained earnings (deficit).................................    (293,640)                  (293,640)
                                                              ----------                 ----------
          Total shareholders' equity........................     556,339                    556,339
                                                              ----------                 ----------
          Total liabilities and shareholders' equity........  $1,229,847                 $1,340,278
                                                              ==========                 ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ significantly from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We operate three wholly-owned fabs in Singapore and hold interests in two strategic alliances for fabs in Singapore. We hold a 51% equity interest in CSP, which owns and will operate Fab 6, and a 49% equity interest in SMP, which operates Fab 5. We account for SMP on a minority interest equity basis.

     U.S. GAAP generally requires consolidation of all majority owned (greater than 50%) subsidiaries. However, as a result of certain provisions contained in our strategic alliance agreement with respect to CSP the minority shareholders of CSP are deemed to have substantive participative rights which would overcome the presumption that we should consolidate CSP. Therefore, CSP has been historically accounted for under the equity method in our financial statements. As a result of an amendment to the strategic alliance agreement, we will treat CSP as a consolidated subsidiary from October 1, 1999 forward. Please see "Business -- Strategic Alliances -- Chartered Silicon Partners" for a discussion of this amendment.


     We are 90.8% owned by ST and its affiliates (72.5% following the global offering). We have a service agreement with ST pursuant to which we currently pay ST an annual management fee for certain management and corporate support services. This fee is based on certain percentages of capital employed, sales, manpower and payroll. We expect to amend the service agreement prior to closing the global offering to convert from a formula based fee arrangement to a service based fee arrangement.


     According to the World Semiconductor Trade Statistics, the traditional long-term growth rate for the worldwide semiconductor industry has been more than 15%. However, the semiconductor industry is highly cyclical. Fabs can take several years to plan, construct and begin operations. Therefore, during periods of favorable market conditions, semiconductor manufacturers often begin building new fabs in response to anticipated demand growth for semiconductors. In addition, upon operation, fabs increase production volumes rapidly. As a result, large amounts of semiconductor manufacturing capacity typically become available during the same time period. Absent growth in demand, this sudden increase in supply results in semiconductor manufacturing overcapacity, which leads to sharp drops in semiconductor prices.

     From 1996 through the second quarter of 1998, a number of sectors of the semiconductor industry were in a state of overcapacity resulting in sharp declines in the average selling price of semiconductor wafers and completed semiconductor devices. However, since the third quarter of 1998, global semiconductor demand has been growing at an accelerated pace.

     Semiconductor manufacturing is very capital intensive in nature. A high percentage of the cost of a fab is fixed, therefore increases or decreases in capacity utilization rates can have a significant effect on profitability. The unit cost of wafer fabrication generally decreases as fixed charges, such as depreciation expense on the facility and semiconductor manufacturing equipment, are allocated over a larger number of units produced.

     Because the price of wafers varies significantly, the mix of wafers produced affects revenue and profitability. The value of a wafer is determined by the complexity of the device on the wafer. Production of devices with higher level functionality and greater system-level integration requires more manufacturing steps and commands higher wafer prices.

     Since prices for wafers of a given level of technology decline over the product life cycle, a fab must continue to migrate to increasingly sophisticated technologies to maintain the same level of profitability. This requires continuous capital investment.

     In our first two fabs, we initially focused on manufacturing semiconductor wafers for the computer industry. Production commenced in Fab 1 in 1989 and in Fab 2 in 1995. We achieved profitability in 1993 and continued to increase our profitability through the first half of 1996. Conditions in the semiconductor industry began to deteriorate in the second half of 1996. At the same time, our capacity utilization declined from 90.7% in the first half of 1996 to 57.2% in the second half of 1996 and average selling price per wafer declined significantly. Consistent with our long-term view of the growth of the semiconductor industry, we continued to invest in new process technologies and the expansion of our manufacturing capacity. During 1997, Fab 3 commenced production and we entered into strategic alliances to form CSP and SMP. Because we begin amortizing the capitalized costs associated with a new fab as soon as the fab commences operation, we incur large depreciation expenses related to the fab prior to the time the fab reaches volume production. In addition, we expense all non-capitalized costs as incurred related to the start-up of the fab such as personnel training costs and payroll and employee related costs.

     Our production generally begins upon receipt of purchase orders from our customers. Some of our customers are entitled to a discount on a fixed number of wafers per period. Sales subject to these discounts were approximately 16% of total revenue during the first six months of 1999.


     Our 1995 and 1997 share ownership plans are accounted for in accordance with variable plan accounting. As a consequence, we recognize share compensation expense for options granted to employees under these plans. For each reporting period, compensation cost for shares granted under these plans to employees is recorded over the requisite vesting periods based on the current market value of our ordinary shares at the end of the relevant period. We recognized approximately $3.3 million of related compensation expense during the six months ended June 30, 1999. We terminated these plans effective September 30, 1999 and replaced all unpaid portions of partly paid shares under these plans with share options under our 1999 plan. These options have the same exercise price and vesting schedule as the replaced partly paid shares.


     In addition, we account for our 1999 plan as a fixed option plan. Reported share compensation expense represents the difference between the exercise price of employee share option grants and the deemed fair value of our ordinary shares at the date of the grant, amortized over the vesting period of the applicable options.

     Effective July 1, 1998, we changed our functional currency from the Singapore dollar to the U.S. dollar. Significant changes in economic facts necessitated this change in functional currency. These changes included increased financing in U.S. dollars along with increasing sales to companies based outside of Singapore, principally in the United States. In addition, there continues to be less financial dependence by us on our parent.

     The change in functional currency was recognized through the translation of Singapore dollar amounts of our non-monetary assets, principally property, plant and equipment at June 30, 1998, to U.S. dollars on July 1, 1998 with those U.S. dollar amounts becoming the accounting basis for those assets at July 1, 1998 and for subsequent periods. The $52.7 million cumulative translation adjustment at July 1, 1998 in shareholders' equity prior to the change remains as a separate component of accumulated comprehensive income. Please see note 2(e) to our consolidated financial statements for additional information regarding our change in functional currency.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenue for the periods indicated:

                                                                                SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,        JUNE 30,
                                                     -----------------------    ----------------
                                                     1996     1997     1998      1998      1999
                                                     -----    -----    -----    ------    ------
Net revenue........................................  100.0%   100.0%   100.0%   100.0%    100.0%
Cost of revenue....................................   71.1     97.0    104.0     96.3      83.9
                                                     -----    -----    -----    -----     -----
Gross profit (loss)................................   28.9      3.0     (4.0)     3.7      16.1
Operating Expenses:
  Research and development.........................    3.2      7.0     10.3      8.9       7.8
  Fab start-up costs...............................    3.2      2.9      0.3      0.6        --
  Sales and marketing..............................    4.0      5.3      7.5      5.8       7.0
  General and administrative.......................    8.0      7.9      8.8      6.5       7.7
  Costs incurred on termination of development
     program.......................................     --       --      7.5       --       2.2
  Stock-based compensation.........................    0.1      0.5     (0.7)    (0.6)      1.1
                                                     -----    -----    -----    -----     -----
     Total operating expenses......................   18.5     23.6     33.7     21.2      25.8
                                                     -----    -----    -----    -----     -----
Operating income (loss)............................   10.4    (20.6)   (37.7)   (17.5)     (9.7)
Other income (expense):
  Equity in loss of SMP and CSP....................     --     (0.3)    (4.8)    (2.9)     (6.1)
  Other income (loss)..............................    0.9      1.3      1.1      0.1       0.2
  Interest income..................................    0.2      0.0      0.4      0.3       0.4
  Interest expense.................................   (0.3)    (3.4)    (4.8)    (4.3)     (3.1)
  Exchange gain (loss).............................    0.5     (8.3)     1.2     (1.3)      1.7
                                                     -----    -----    -----    -----     -----
Income (loss) before income taxes..................   11.7    (31.3)   (44.6)   (25.6)    (16.6)
Income tax benefit (expense).......................   (0.1)    (0.1)    (0.2)    (0.2)      0.0
                                                     -----    -----    -----    -----     -----
Net income (loss)..................................   11.6%   (31.4)%  (44.8)%  (25.8)%   (16.6)%
                                                     =====    =====    =====    =====     =====

SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1999

     Net revenue. We generate revenue primarily from fabricating semiconductor wafers. In addition, we derive revenue from associated subcontracted assembly and test services. Revenue is recognized upon shipment of goods to our customers. Substantially all revenue is in U.S. dollars. Net revenue increased 26.6%, from $232.8 million in the first half of 1998 to $294.7 million in the first half of 1999. This increase in revenue was due primarily to an increase in the number of wafers shipped resulting from increased worldwide market demand and additional manufacturing capacity in our fabs. The number of eight-inch equivalent wafers shipped increased from 213,500 in the first half of 1998 to 327,300 in the first half of 1999, an increase of 113,800 or 53.3%. Of the increase, 25.0% resulted from the sale of semiconductor wafers with line geometries of 0.35 micron, or 0.35u, and below and 31.4% was derived from the sale of print head chips which commenced shipment in the second half of 1998 and ceased production in July 1999. We do not expect the cessation in production of print head chips to have a material impact on our results of operations, capital resources or cash flows, as the net revenue from sales of such chips was only 4.5% of our total net revenue in the first half of 1999.

     Average selling prices decreased from $1,090 per wafer in the first half of 1998 to $900 per wafer in the first half of 1999 due primarily to the lower selling price for the less complex print head chips and worldwide declines in average selling prices of semiconductor wafers. Excluding print head chips, the average selling price per wafer for the first half of 1999 was $965.

     Cost of revenue and gross profit (loss). Cost of revenue includes depreciation expense, attributed overhead, cost of materials and subcontracted expenses for assembly and test services. Cost of revenue increased 10.3% from $224.1 million in the first half of 1998 to $247.3 million in the first half of 1999, principally due to the incremental depreciation on additional equipment installed to increase capacity of Fab 3 and an increase in production volumes. Cost per wafer decreased from $1,050 in the first half of 1998 to $755 in the first half of 1999. A significant portion of this decline was due to the lower cost of wafers for print head chips, as well as an improvement in capacity utilization from 73.8% to 94.8% and a slightly reduced cost of materials per wafer. These factors resulted in an improvement in gross margins from 3.7% in the first half of 1998 to 16.1% in the first half of 1999.

     Research and development expenses. Research and development expenses consist primarily of salaries and benefits for research and development personnel, depreciation of research and development equipment and material expenses for development wafers. Research and development expenses increased by 11.2% from $20.6 million in the first half of 1998 to $23.0 million in the first half of 1999. This was due principally to expenses for the development of 0.25u and 0.18u process technologies, as well as other advanced processes. We expect our research and development expenses to increase in the future as we continue to develop new process technologies.

     Fab start-up costs. Fab start-up costs constitute all expenses (other than capitalized interest related to acquisition or construction of property, plant and equipment) in connection with the establishment of new fabs and operations. There were no fab start-up costs in the first half of 1999 compared to $1.5 million in the first half of 1998 due primarily to start-up activities for print head operations.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and benefits for sales and marketing personnel, contract expenses paid to providers of EDA software, expenses associated with overseas offices, wafer samples, promotions and receivables provisions. Sales and marketing expenses increased by 51.1% from $13.6 million in the first half of 1998 to $20.6 million in the first half of 1999, due principally to costs of expanding our EDA partnership program. Sales and marketing expenses as a percentage of net sales increased from 5.8% to 7.0% over these same periods.

     General and administrative expenses. General and administrative expenses consist primarily of salaries and benefits for administrative personnel, depreciation of non-production equipment and recruitment and training expenses. General and administrative expenses increased 50.4% from $15.1 million in the first half of 1998 to $22.7 million in the first half of 1999. The increase was due primarily to higher administrative headcount which resulted in higher payroll and staff related expenses. Administrative, payroll and other expenses relating to the print head chip business (that previously were allocated to fab start-up costs) also contributed to the increase in general and administrative expenses following the commencement of production in the second half of 1998.

     Cost relating to termination of development program. During 1998, we decided to discontinue a technology transfer and licensing arrangement related to a development program. The program involved the transfer of two generation (geometry) process technologies from the licensor and further enhancing them for application by us. The process technologies were intended for a specific market requiring embedding applications on to memory chips. The program started in mid-1997 and by the later half of 1998, extreme weakness and volatility of the market and adverse customer perceptions on the cost of the application, together with customer views of the long and complicated product development cycle, led to difficulties in both Chartered and the licensor fulfilling the original intent of the agreement. All program transfer, development and marketing activities were terminated in 1998.

     In connection with the discontinuation of this development program, certain equipment previously purchased and yet to be placed into service was identified by management in 1998 as redundant and to be disposed of in the near term. We recorded a $31.8 million loss in 1998 to reduce the carrying amount of certain identified equipment and a technology license agreement to their estimated fair value less costs to sell. This loss comprised $30.9 million for the write-down of plant and equipment to fair value less costs to sell and $0.8 million to reduce the carrying amount of the related technology license agreement to zero. The equipment was unique to or specifically configured to the requirements of the transferred process technologies and could not be re-deployed effectively. The technology license agreement written off represented the unamortized amount paid in 1997 for the acquisition of the technology. As of

December 31, 1998, management did not expect to incur any further costs with respect to the decision to discontinue the development program.

     In February 1999, we reached an agreement in principle with the licensor to terminate the program. As part of the settlement, we paid the licensor $6.5 million. The termination agreement was signed in August 1999. No further payments will be made with respect to this program.

     Other income. Other income increased from $0.3 million in the first half of 1998 to $0.7 million in the first half of 1999 due to the increase in grants received from the Government of Singapore for both research and development and staff training.

     Interest income. Interest income increased from $0.8 million in the first half of 1998 to $1.3 million in the first half of 1999 due to higher cash balances.

     Interest expense. Interest expense decreased from $10.1 million in the first half of 1998 to $9.1 million in the first half of 1999 due to lower interest rates.

     Exchange gain (loss). Exchange gains and losses result from movements in the exchange rates of foreign currencies between the date a monetary asset or liability arises and the balance sheet date or the date of settlement, to the extent it has not been hedged. We recognized an exchange loss of $3.1 million in the first half of 1998 and an exchange gain of $5.1 million in the first half of 1999 primarily related to currency fluctuations between the U.S. dollar and the Singapore dollar.

     Income tax benefit (expense). Each of our fabs has been exempted from income tax on profits from the sale of manufactured goods for ten years following the date specified production milestones are achieved. Currently, we pay tax only on interest income. We had a provision for taxes of $0.5 million in the first half of 1998 compared with a net tax refund of $0.2 million, which included a tax refund of $0.8 million offset by a charge of $0.6 million, in the first half of 1999. The tax refund was for allowed interest expense that was offset against interest income for the period from 1992 to 1995.

     Equity in loss of SMP and CSP. Our share of the losses in SMP and CSP was $6.8 million in the first half of 1998 and $18.0 million in the first half of 1999. This increase in loss represents the increase in start-up activities for Fab 5 and Fab 6 during the first half of 1999. Fab 5 and Fab 6 have not yet commenced volume production.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

     Net revenue. Net revenue increased 11.3%, from $379.8 million in 1997 to $422.6 million in 1998. This increase in revenue was due primarily to an increase in the number of wafers shipped. The number of eight-inch equivalent wafers shipped increased from 344,100 in 1997 to 439,700 in 1998, an increase of 95,600 or 27.8%. This was primarily the result of increased shipment of 0.35u products and, to a lesser extent, the sale of print head chips.

     The increase in wafers shipped was offset by a 12.9% decrease in average selling prices, from $1,104 per wafer in 1997 to $961 per wafer in 1998. This decrease was due primarily to worldwide semiconductor overcapacity and a resulting decrease in average prices.

     Cost of revenue and gross profit (loss). Cost of revenue increased 19.3% from $368.5 million in 1997 to $439.7 million in 1998, principally due to higher depreciation cost as a result of additional capacity installed in Fabs 1, 2 and
3. The increase in the number of wafers produced resulted in average cost per wafer decreasing 6.6% from $1,071 in 1997 to $1,000 in 1998. We suffered a gross loss of $17.0 million in 1998 compared with gross profit of $11.2 million in 1997. This was the result of declining average selling price and higher cost of revenue including higher depreciation cost.

     Research and development expenses. The 63.5% increase in research and development expenses from $26.6 million in 1997 to $43.4 million in 1998 was due primarily to activities in improving process technology and the development of new technology, in particular the development of 0.25u and 0.35u process technologies. To support these activities, we increased the number of personnel engaged in research and development by 28 during 1998. In addition, we moved our research and development operations from Fab 2, which was in commercial production, to Fab 3, which was then being equipped with our latest production equipment and was only producing a limited number of wafers. This caused a significant increase in absorption of fixed costs by our research and development activity.

     Fab start-up costs. Fab start-up costs decreased 86.7% from $10.9 million in 1997 to $1.5 million in 1998. Fab 3 commenced operations in August 1997, after which Fab 3 expenses were no longer classified as start-up costs.

     Sales and marketing expenses. Sales and marketing expenses increased by 57.9% from $20.2 million in 1997 to $31.9 million in 1998 as we expanded our EDA partnership programs, increased our presence in Europe and the eastern United States and increased our use of wafer samples for prospective business. As a percentage of net revenue, sales and marketing expenses increased from 5.3% in 1997 to 7.5% in 1998.

     General and administrative expenses. General and administrative expenses increased 24.0% from $30.1 million in 1997 to $37.4 million in 1998. As a percentage of net revenue, general and administrative expenses increased from 7.9% in 1997 to 8.8% in 1998. This increase was due to administrative, payroll and other expenses in connection with the commencement of production in Fab 3 in 1997.

     Cost relating to termination of development program. In connection with the discontinuation of the development program described above under "-- Six months ended June 30, 1998 and June 30, 1999 -- Cost relating to termination of development program," certain equipment previously purchased and yet to be placed into service was identified by management in 1998 as redundant and to be disposed of in the near term. We recorded a $31.8 million loss in 1998 to reduce the carrying amount of certain identified equipment and technology license agreements to their estimated fair value less costs to sell. This loss comprised $30.9 million for the write-down of plant and equipment to fair value less costs to sell and $0.8 million to reduce the carrying amount of the related technology license agreement to zero. The equipment was unique to or specifically configured to the requirements of the transferred process technologies and could not be re-deployed effectively. The technology license agreement written off represented the unamortized amount paid in 1997 for the acquisition of the technology. As of December 31, 1998, management did not expect to incur any further costs with respect to the decision to discontinue the development program.

     In 1999, as a result of subsequent discussions with the licensor regarding the termination of the development program, we recorded a $6.5 million charge representing a final cash settlement amount that allowed an in-principle agreement to be reached on the termination of the license agreement. The termination agreement was signed in August 1999. No further payments will be made with respect to this program.

     Equity in loss of SMP and CSP. Our share of the losses in SMP and CSP was $20.4 million in 1998 compared to $1.3 million in 1997. The increase in loss was primarily attributable to pre-operating costs for SMP and CSP. SMP was formed in January 1998 and CSP was formed in March 1997.

     Interest income. Interest income increased from $0.2 million in 1997 to $1.7 million in 1998 due to the additional equity investments in March and October 1998 by existing shareholders. This capital was temporarily deposited in fixed rate interest bearing accounts, before being drawn down for the repayment of indebtedness and purchase of new equipment.

     Interest expense. Interest expense increased 57.5% from $12.8 million in 1997 to $20.1 million in 1998 due primarily to the higher level of borrowings to finance the expansion of Fab 3. Outstanding loan balances increased from $282.2 million at December 31, 1997 to $468.6 million at December 31, 1998.

     Exchange gain (loss). In 1997, we incurred a loss of $31.7 million due to the significant strengthening of the U.S. dollar against the Singapore dollar and its effect on our U.S. dollar denominated liabilities. In 1998, we recognized an exchange gain of $5.2 million in 1998 in a period of relative stability between the U.S. dollar and the Singapore dollar, primarily as a result of the amortization of gains on certain hedging transactions.

     Income tax benefit (expense). Income tax expense increased from $0.4 million in 1997 to $0.9 million in 1998 due primarily to an increase in non-tax exempt interest income.

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1997

     Net revenue. Net revenue decreased 6.7% from $406.9 million in 1996 to $379.8 million in 1997. This was primarily due to a reduction in average selling price per wafer from $1,603 in 1996 to $1,104 in 1997. This decrease was caused by overcapacity in the worldwide semiconductor market.

     The decrease in revenue caused by lower average selling prices was substantially offset by a 35.5% increase in the number of eight-inch equivalent wafers shipped, from 253,900 in 1996 to 344,100 in 1997.

     Cost of revenue and gross profit. Cost of revenue increased 27.3% from $289.4 million in 1996 to $368.5 million in 1997. The main increase came from depreciation as a result of increased production capacity at Fab 2. Cost per wafer decreased from $1,140 in 1996 to $1,071 in 1997, a decrease of 6.1%.

     Gross profit decreased 90.4%, from $117.5 million in 1996 to $11.2 million in 1997 due to declining average selling prices and higher costs of revenue, offset to a limited extent by a decrease in per wafer costs. In 1996, 19.8% of gross profit, representing $23.2 million, was attributable to a reduction in the reserves for technology liabilities. We use numerous manufacturing processes that are developed internally or licensed from third parties. We have no means of knowing what patent applications have been filed in various countries until they are granted. As is typical in the semiconductor industry, third parties have from time to time asserted patents that cover certain of our technologies and alleged infringement of certain intellectual property rights.

     We accrue for probable and estimable technology liabilities expected to be incurred at each balance sheet date. Such accruals are estimated on the basis of our historical experience in dealing with such claims, and are established when we have been approached by or are negotiating with third parties with the intention of entering into licensing arrangements.

     Beginning in 1995, we established a strategy to deal aggressively with technology claims. We modified our business processes to limit the impact and likelihood of such claims, and at the same time took advantage of a capacity shortage in the wafer industry to establish business relationships with potential claimants. Also, the establishment of our own patent portfolio further strengthened our negotiating position. As a result, a number of expected claims for which accruals had been previously established did not materialize, and we released the accruals for technology liabilities of $23.2 million in 1996.

     Gross margin decreased from 28.9% in 1996 to 3.0% in 1997.

     Research and development expenses. There was a 104.0% increase in research and development expenses from $13.0 million in 1996 to $26.6 million in 1997. As a percentage of net revenue, research and development expenses increased from 3.2% to 7.0%. This increase was primarily due to efforts related to improvement of existing process technologies and the development of new process technologies.

     Fab start-up costs. Fab start-up costs decreased from $13.1 million in 1996 to $10.9 million in 1997. For both 1996 and 1997, the majority of fab start-up costs expenses were related to start-up costs at Fab 3. Fab 3 began commercial production in August 1997, at which point the Fab 3 costs were no longer classified as fab start-up costs.

     Sales and marketing expenses. Sales and marketing expenses increased by 24.3% from $16.2 million in 1996 to $20.2 million in 1997. As a percentage of net revenue, sales and marketing expense increased from 4.0% to 5.3% . The increase was primarily due to the establishment of overseas offices in Japan, Israel and Germany during the second half of 1996.

     General and administrative expenses. General and administrative expenses decreased 7.6% from $32.6 million in 1996 to $30.1 million in 1997. This expense reduction was a result of lower bonus payments in 1997 compared to 1996. As a percentage of net revenue, general and administrative expenses decreased from 8.0% to 7.9%.

     Equity in loss of SMP and CSP. Our share of the losses in CSP was $1.3 million in 1997, which was primarily attributable to pre-operating costs.

     Interest income. Interest income declined from $1.0 million in 1996 to $0.2 million in 1997 primarily due to lower average cash balances in 1997.

     Interest expense. Interest expense net of capitalized interest increased from $1.1 million in 1996 to $12.8 million in 1997 due to higher borrowing related to the expansion of wafer capacity. Outstanding loans increased from $95.1 million at December 31, 1996 to $282.2 million at December 31, 1997.

     Exchange gain (loss). We recognized an exchange gain of $2.0 million in 1996 in a period of relative stability between the U.S. dollar and the Singapore dollar. In 1997, we incurred a loss of $31.7 million due to the significant strengthening of the U.S. dollar against the Singapore dollar and its effects on our U.S. dollar denominated liabilities.

     Income tax benefit (expense). Income tax expense increased from $0.3 million in 1996 to $0.4 million in 1997.

QUARTERLY RESULTS

     The following table sets forth certain unaudited consolidated financial information, including as a percentage of net revenue, for the eight fiscal quarters ended June 30, 1999. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with our consolidated financial statements and the related notes included elsewhere in the prospectus. Our results of operations have varied and may continue to vary significantly from quarter-to-quarter and are not necessarily indicative of the results of any future period. In addition, in light of our recent growth, we believe that period-to-period comparisons should not be relied upon as an indication of future performance.

                                                                             QUARTER ENDED
                                         -------------------------------------------------------------------------------------
                                         SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                           1997       1997       1998       1998       1998       1998       1999       1999
                                         --------   --------   --------   --------   --------   --------   --------   --------
                                                                             (IN MILLIONS)
Net revenue............................   $ 86.9     $157.8     $145.7     $ 87.1     $ 83.9     $106.0     $130.8     $163.9
Cost of revenue........................     85.7      116.1      115.5      108.6      103.2      112.4      118.1      129.1
                                          ------     ------     ------     ------     ------     ------     ------     ------
Gross profit (loss)....................      1.2       41.7       30.2      (21.5)     (19.3)      (6.4)      12.7       34.8
Operating expenses:
  Research and development.............      8.0        9.3        9.4       11.3       13.3        9.5       12.1       10.9
  Fab start-up costs...................      3.0       (1.4)       0.9        0.6        0.0        0.0         --        0.0
  Sales and marketing..................      4.8        7.6        4.3        9.3        8.8        9.5       10.1       10.5
  General and administrative...........      8.7        3.2        6.5        8.6        7.8       14.5       10.3       12.4
  Costs incurred on termination of
    development program................       --         --         --         --         --       31.8        6.5         --
  Stock-based compensation.............      0.5        0.5       (0.7)      (0.7)      (0.7)      (0.7)       1.6        1.6
                                          ------     ------     ------     ------     ------     ------     ------     ------
        Total operating expenses.......     25.0       19.2       20.4       29.1       29.2       64.6       40.6       35.4
                                          ------     ------     ------     ------     ------     ------     ------     ------
Operating income (loss)................    (23.8)      22.5        9.8      (50.6)     (48.5)     (71.0)     (27.9)      (0.6)
Other income (expense):
  Equity in loss of SMP and CSP........     (0.4)      (0.6)      (0.9)      (5.9)      (7.4)      (6.2)      (8.5)      (9.5)
  Other income (loss)..................      1.1        1.3        0.0        0.3        1.9        2.4        0.3        0.3
  Interest income......................      0.0        0.1        0.5        0.3        0.1        0.7        0.7        0.5
  Interest expense.....................     (3.3)      (6.0)      (5.7)      (4.4)      (5.3)      (4.7)      (4.6)      (4.5)
  Exchange gain (loss).................    (12.8)     (15.9)      (1.3)      (1.8)       6.6        1.8        5.5       (0.5)
                                          ------     ------     ------     ------     ------     ------     ------     ------
Income (loss) before income taxes......    (39.2)       1.4        2.4      (62.1)     (52.6)     (77.0)     (34.5)     (14.3)
Income tax benefit (expense)...........      0.0       (0.1)      (0.3)      (0.3)      (0.1)      (0.2)      (0.4)       0.5
                                          ------     ------     ------     ------     ------     ------     ------     ------
Net income (loss)......................   $(39.2)    $  1.3     $  2.1     $(62.4)    $(52.7)    $(77.2)    $(34.9)    $(13.8)
                                          ======     ======     ======     ======     ======     ======     ======     ======

                                                                    AS A PERCENTAGE OF NET REVENUES
                                         -------------------------------------------------------------------------------------
Net revenue............................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenue........................     98.5       73.6       79.3      124.7      123.0      106.0       90.3       78.8
                                          ------     ------     ------     ------     ------     ------     ------     ------
Gross profit (loss)....................      1.5       26.4       20.7      (24.7)     (23.0)      (6.0)       9.7       21.2
Operating expenses:
  Research and development.............      9.2        5.9        6.4       12.9       15.8        9.0        9.2        6.6
  Fab start-up costs...................      3.4       (0.9)       0.6        0.6        0.0        0.0        0.0        0.0
  Sales and marketing..................      5.6        4.8        3.0       10.6       10.5        8.9        7.7        6.4
  General and administrative...........     10.0        2.0        4.4        9.9        9.3       13.7        7.9        7.6
  Costs incurred on termination of
    development program................       --         --         --         --         --       30.0        5.0         --
  Stock-based compensation.............      0.6        0.3       (0.5)      (0.8)      (0.9)      (0.7)       1.3        1.0
                                          ------     ------     ------     ------     ------     ------     ------     ------
        Total operating expenses.......     28.8       12.1       13.9       33.2       34.7       60.9       31.1       21.6
                                          ------     ------     ------     ------     ------     ------     ------     ------
Operating income (loss)................    (27.3)      14.3        6.8      (57.9)     (57.7)     (66.9)     (21.4)      (0.4)
Other income (expense):
  Equity in loss of SMP and CSP........     (0.4)      (0.4)      (0.6)      (6.8)      (8.8)      (5.8)      (6.5)      (5.8)
  Other income (loss)..................      1.3        0.8        0.0        0.4        2.3        2.3        0.2        0.2
  Interest income......................      0.0        0.1        0.3        0.4        0.2        0.7        0.5        0.3
  Interest expense.....................     (3.8)      (3.8)      (3.9)      (5.0)      (6.3)      (4.5)      (3.5)      (2.7)
  Exchange gain (loss).................    (14.7)     (10.1)      (0.9)      (2.1)       7.9        1.7        4.2       (0.3)
                                          ------     ------     ------     ------     ------     ------     ------     ------
Income (loss) before income taxes......    (44.9)       0.9        1.7      (71.0)     (62.4)     (72.5)     (26.5)      (8.7)
Income tax benefit (expense)...........      0.0       (0.1)      (0.2)      (0.3)      (0.1)      (0.2)      (0.3)       0.3
                                          ------     ------     ------     ------     ------     ------     ------     ------
Net income (loss)......................    (44.9)%      0.8%       1.5%     (71.3)%    (62.5)%    (72.7)%    (26.8)%     (8.4)%
                                          ======     ======     ======     ======     ======     ======     ======     ======

     The worldwide semiconductor industry suffered from reduced demand in the second and third quarters of 1998, due in part to excess inventories. As a result, we shipped fewer wafers during these periods, at lower average selling prices. Industry demand began to increase in the fourth quarter of 1998 and has continued to increase in each of the quarters of 1999. Our wafer shipments increased significantly during each of these periods. These increases have resulted in higher net revenues, despite decreases in average selling price per wafer.

     Gross margins improved in each of the quarters beginning in the third quarter of 1998, primarily due to higher capacity utilization.

     Research and development costs vary from quarter-to-quarter as the level of our research and development activity varies based on, among other things, the commencement and termination of specific programs.

     General and administrative expenses increased in the second through fourth quarters of 1998 as we increased infrastructure and management resources to support future growth.

     In 1998, we recorded a charge of $31.8 million relating to the termination of a development program. In the first six months of 1999, we recorded a charge of $6.5 million in connection with the termination of a development program.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our cash requirements primarily through capital infusions from, and loans guaranteed by, ST. To date, we have raised approximately $722 million from ST and $182 million through equity financing from equity investor customers, strategic partners and stock purchases by employees.

     At June 30, 1999, our principal sources of liquidity included $47.5 million in cash and cash equivalents and $119.0 million of unutilized banking and credit facilities consisting of short-term advances and bank guarantees.

     Net cash provided by operating activities totaled $156.9 million in 1998 and $95.8 million in the six months ended June 30, 1999. The $156.9 million of cash generated in 1998 was attributable to a decrease in accounts receivable and inventories and an increase in accrued operating expenses, as well as cash generated by other operating activities. The $95.8 million of cash generated in the first six months of 1999 is attributable to a decrease in inventories and an increase in accrued operating expenses, as well as other cash generated by operating activities, offset by an increase in accounts receivable and decreases in other current liabilities and amounts due to ST and its affiliates.

     Net cash used in investing activities totaled $358.6 million in 1998 and $114.7 million in the six months ended June 30, 1999. Through June 30, 1999, our investing activities have consisted primarily of capital expenditures totaling $279.4 million in 1998 and $89.8 million in the six months ended June 30, 1999. Capital expenditures have been principally comprised of the purchase of semiconductor equipment for the equipping of fabs. We have also had significant cash outflows relating to our investment in SMP and CSP.

     Net cash provided by financing activities totaled $284.9 million in 1998, net cash used was $33.5 million in the six months ended June 30, 1999. Cash generated from financing activities in 1998 was principally generated from the issuance of ordinary shares totaling $492.9 million, offset by the repayment of loans and reduction of customer deposits. In the six months ended June 30, 1999, cash outflow from financing activities was principally due to the return of customer deposits.

     We have an oral multi-currency $100 million short-term credit facility with ST. Interest on the facility accrues at the monthly average interest rate of three specific banks as indicated by ST. The current monthly average interest rate for Singapore dollar borrowings under the facility is 2.43%. Borrowings are unsecured. As of June 30, 1999, there were $1.9 million of unsecured borrowings outstanding under this facility.

     As of June 30, 1999, we had three loans for capital expenditures and equipment with outstanding principal amounts of $40.6 million, $176.0 million and $176.0 million. Each of the loans is denominated in Singapore dollars and we fully hedge both interest and principal payments against fluctuations in foreign exchange rates. The loans bear interest at rates between 4.0 and 4.25%. The three loan agreements are unsecured and guaranteed by ST.

     - The first loan matures on September 1, 2003. Interest is payable semiannually and principal will be amortized in equal semi-annual installments commencing on September 1, 1997.

     - The second loan matures on September 1, 2005. Interest is payable semiannually and principal will be amortized in equal semi-annual installments commencing on September 1, 1999.

     - The third loan matures on September 1, 2002. Interest is payable semi-annually and principal will be amortized in equal semi-annual installments commencing on September 1, 1999.

     As of June 30, 1999, we had two bank loans with outstanding amounts of S$50.0 million (U.S.$29.3 million) each. The loans are due February 13, 2002 and June 17, 2002, respectively. The loans carry interest rates of 2.0% above the bank's first tier savings rate and 1.0% above the arithmetic mean of SIBOR for deposits quoted by specified banks to the lender, respectively. Interest is payable semi-annually in Singapore dollars for both loans. The loans are unsecured. During 1998, we entered into foreign currency forward contracts to hedge the principal and interest cash flows related to all of our Singapore dollar borrowings.

     Our affiliate CSP has a term loan facility of $143.2 million with several banks and financial institutions for capital expenditures and equipment. At June 30, 1999, $76.0 million had been drawn on this facility. The loan matures June 30, 2002 and carries an interest rate of 0.5625% above the arithmetic mean of SIBOR rates for U.S. dollars deposits quoted by specified banks to the lender. Interest is payable semi-annually in U.S. dollars and principal will be amortized in four equal semi-annual installments commencing December 31, 2000. Borrowings under this facility are unsecured.

     We have been awarded cumulative grants from various agencies of the Government of Singapore totaling $56.4 million at June 30, 1999. The grants support research and development activities and training activities and are paid to reimburse us for specified research and development expenses, training costs and achievement of certain milestones. At June 30, 1999, $16.1 million had been disbursed under these grants. The grants are disbursed based on the amount of expenditures incurred. There are no conditions attached to the grants other than completion of the project to which the grant relates and the certification of the costs incurred.

     We anticipate use of proceeds from this offering primarily to fund equity contributions to our joint ventures, capital expenditures in connection with the expansion of our manufacturing facilities, for working capital and general corporate purposes.

     We expect our aggregate capital expenditures, including CSP and investments in SMP, to be approximately $530 million in the second half of 1999 and approximately $770 million in 2000 (CSP accounted for on a consolidated basis). We expect that CSP will fund a portion of these expenditures through the incurrence of at least $450 million of debt during the first half of 2000. We believe that the net proceeds of the global offering, together with cash on hand, cash equivalents and credit facilities with our equipment vendors will be sufficient to meet our working capital needs for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or, if available, that such financing will be obtainable on terms favorable to us or that any additional financing will not be dilutive.

YEAR 2000 READINESS

IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

STATE OF READINESS

     As of August 1999, more than 99% of our fab equipment and internal systems had been tested and upgraded and found to be Year 2000 ready.

     We have received assurances from our third-party vendors that all material business and manufacturing systems supplied by them and used by us are Year 2000 ready. We are in the final stages of our testing and expect to complete it prior to closing the global offering. We do not believe that we have any significant systems that contain embedded chips that are not Year 2000 ready. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our equipment manufacturers, suppliers, customers and other service providers. If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their Year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a Year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty regarding the readiness of third-party manufacturers, suppliers and vendors, we are unable to determine at this time whether Year 2000 failures could harm our business and our financial results.

EXPENSES

     Based on our assessment to date, we anticipate that expenses associated with testing and remediating our internal systems will be approximately $3.0 million.

RISKS

     Failures of our internal systems to be Year 2000 ready could temporarily prevent us from processing orders, issuing invoices and developing products and could require us to devote significant resources to correcting these problems. Due to the general uncertainty regarding the Year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our business, results of operations or financial condition.

     Contingency plan. We have identified several potential problems relating to the millennium cross-over. We believe the worst case scenario would be an external related power surge or dip, or a power trip which could cause our equipment to malfunction. An equipment malfunction could cause the semiconductors we are processing at the time of the malfunction to be misprocessed. In addition, certain machines may fail despite having been previously tested to be Year 2000 ready. To mitigate these problems, we plan to shut down all of our information technology applications and databases and stop all of our production equipment from 10:00 p.m. December 31, 1999 until 12:30 a.m. January 1, 2000. Over the last few days of 1999, we will perform thorough backups of all of our applications and databases. We will make hard copies of certain critical finance and manufacturing reports. We have established a team of management, critical fab operations staff, information technology staff and vendors that will be in our factories during the millennium cross-over to handle any problems that may arise.

     All of our fab operations and support organizations are developing contingency plans to address the Year 2000 problem. Each fab will have an operations command center during the millennium cross-over that will monitor and track any Year 2000 related issues. There will be a central Year 2000 command center that will consolidate all of our Year 2000 issues. All of these contingency plans are being compiled and reviewed by management.

     All of our raw material suppliers have agreed to increase the amount of buffer stock kept at their warehouses from 1.5 months to 2 months supply. This will help mitigate any potential Year 2000 problems at the supplier level.

SPECIAL TAX STATUS

     We have been granted pioneer status under the Economic Expansion Incentives (Relief from Income Tax) Act (Chapter 86) of Singapore for:

     - the manufacture of large scale integrated circuits at Fab 1 for a ten-year period beginning January 1, 1991;

     - the manufacture of integrated circuits using submicron (smaller than one micron) technology at Fab 2 for a ten-year period beginning July 1, 1996; and

     - the manufacture of integrated circuits using submicron technology at Fab 3 for a ten-year period beginning January 1, 1998.

     We have also been granted post-pioneer status under the Economic Expansion Incentives (Relief from Income Tax) Act for the manufacture of integrated circuits using submicron technology at Fab 2 for a five-year period beginning July 1, 2006 and development and expansion company status for the manufacture of integrated circuits using submicron technology at Fab 3 for a five-year period beginning January 1, 2008.

     During the period for which our pioneer status is effective, subject to our compliance with certain conditions, income from our pioneer trade (that is, sale of integrated circuits) is exempt from Singapore income tax. During the periods for which our post-pioneer status and development and expansion company status are effective, subject to our compliance with certain conditions, income from our post-pioneer trade and development and expansion is taxed at a concessionary rate of 10%. The income tax exempt profits arising from the pioneer trade may be distributed as tax-exempt dividends, and holders of ordinary shares are not subject to Singapore income tax on such dividends. Please see
"Taxation -- Singapore Taxation -- Dividend Distribution" for information regarding the taxation of dividends. Losses accumulated before the pioneer status period cannot be carried forward. Losses accumulated in the pioneer status period may be carried forward and may be offset against profits from the same pioneer trade arising after the expiration of the pioneer status period, subject to our compliance with certain conditions. Profits arising during pioneer status offset any accumulated pioneer loss carryforward balance. Without this exemption from income tax or the concessionary tax rate of 10%, we would be subject to income tax at the applicable corporate income tax rate (which is currently 26%). Interest income is not exempt from taxation during the pioneer status period or entitled to the concessionary tax rate during the post-pioneer status period or the development and expansion company status period.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. We believe the adoption of SFAS 133 will not have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to financial market risks derives primarily from the changes in interest rates and foreign exchange rates. To mitigate these risks, the Company utilizes derivative financial instruments, the application of which is primarily for hedging purposes and not for speculative purposes.

INTEREST RATE RISK

     Our cash equivalents and short-term investments are exposed to financial market risk due to fluctuation in interest rates, which may affect our interest income and the fair market value of our investments. We manage the exposure to financial market risk by performing ongoing evaluations of our investment portfolio and investing in short-term investment-grade corporate securities. These securities are highly liquid and generally mature within 12 months from our purchase date. Due to the short maturities of our investments, the carrying value approximates the fair value. In addition, we do not use our investments for trading or other speculative purposes.

     We are exposed to interest rate risk on our existing floating rate debt and as additional debt financing is periodically needed due to the capital expenditures associated with our new fabs. The interest rate that we will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates we have secured on our current debt.

     As of June 30, 1999, our debt obligations are as follows:

                                                              AS OF JUNE 30, 1999
                       --------------------------------------------------------------------------------------------------
                                            EXPECTED MATURITY DATE
                                                (IN THOUSANDS)                                                   WEIGHTED
                       -----------------------------------------------------------------                FAIR     INTEREST
                         1999       2000       2001       2002       2003     THEREAFTER    TOTAL      VALUE       RATE
                       --------   --------   --------   --------   --------   ----------   --------   --------   --------
SHORT-TERM DEBT
Singapore dollar at
  floating rate......  $  3,087                                                            $  3,087   $  3,087     3.83%
LONG-TERM DEBT
Singapore dollar at
  fixed rate(1)......    43,195   $ 86,391   $ 86,391   $ 86,391   $ 36,104    $ 54,154     392,626    385,740     4.11
Singapore dollar at
  floating rate(1)...                                     58,668                             58,668     58,668     3.19
                       --------   --------   --------   --------   --------    --------    --------   --------
      Total Debt
         Maturing....  $ 46,282   $ 86,391   $ 86,391   $145,059   $ 36,104    $ 54,154    $454,381   $447,495
                       ========   ========   ========   ========   ========    ========    ========   ========
ACCOUNTS PAYABLE
U.S. dollar..........  $ 25,311
Singapore
  dollar(1)..........     2,956
Japanese yen(1)......     9,126
Others...............       721
                       --------
      Total..........  $ 38,114
                       ========

---------------
(1) We have entered into forward foreign currency contracts related to these amounts to exchange the related cash flows to U.S. dollars. Please see "-- Foreign Currency Risk" below.

     86.4% of our outstanding debt obligations bear fixed interest rates. We have no cash flow or earnings exposure due to market interest rate changes for our fixed debt obligations. 13.6% of our outstanding debt obligations bear floating interest rates. We have cash flow and earnings exposure due to market interest rate changes for our floating debt obligations. A half percentage point change in interest rates would affect our interest payments by 3% annually.

FOREIGN CURRENCY RISK

     Our foreign currency exposures give rise to market risk associated with exchange rate movements against the Japanese yen, the Singapore dollar and the U.S. dollar, our functional currency. Substantially all of our revenue was denominated in U.S. dollars during the six months ended June 30, 1999 and as a result, we have relatively little foreign currency exchange risk with respect to any of our revenue. During the six months ended June 30, 1999, approximately 24% of our cost of revenue was denominated in Singapore dollars. In addition, approximately 40% of our capital expenditures were denominated in U.S. dollars, approximately 32% were denominated in Japanese yen and approximately 28% were denominated in Singapore dollars. In addition, a substantial part of our debt is denominated in foreign currency, primarily Singapore dollars.

     To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we utilize currency forward contracts to minimize the impact of foreign currency fluctuations on our results of operations. We utilize, from time to time, currency forward contracts to hedge specific currency risks related to equipment purchase commitments, primarily in Japanese yen. In addition, we minimize our currency risk by purchasing certain raw materials and equipment in U.S. dollars and borrowing in U.S. dollars. Prior to July 1, 1998, our exposure to foreign currency risk was viewed as exposure to non-Singapore dollar assets and liabilities. On July 1, 1998, we changed our functional currency to the U.S. dollar as described in note 2(e) to our consolidated financial statements. In connection with the change, we entered into foreign currency forward contracts to mitigate the effects to us of exchange rate fluctuations between the U.S. dollar and the Singapore dollar related to our non-U.S. dollar denominated borrowings. The table below provides information about our derivative financial instruments and presents the information in U.S. dollar equivalents.

                                                                AS OF JUNE 30, 1999
                                ------------------------------------------------------------------------------------
                                                       EXPECTED MATURITY DATES (IN THOUSANDS)
                                ------------------------------------------------------------------------------------
                                                                                                              FAIR
                                 1999       2000       2001       2002      2003     THEREAFTER    TOTAL      VALUE
                                -------   --------   --------   --------   -------   ----------   --------   -------
FORWARD EXCHANGE AGREEMENTS
(Receive Y/Pay US$)
Contract Amount...............  $ 4,362   $  5,728   $  8,106                                     $ 18,196   $(4,226)
Average Contractual Exchange
  Rate........................   117.05      78.35      76.22
(Receive S$/Pay US$) Contract
  Amount......................   51,788    101,568     97,247   $148,370   $38,245    $55,701      492,918    39,529
Average Contractual Exchange
  Rate........................   1.7290     1.7404     1.7541     1.7606    1.7538     1.7401
                                -------   --------   --------   --------   -------    -------     --------   -------
    Total Contract Amount.....  $56,150   $107,296   $105,353   $148,370   $38,245    $55,701     $511,114   $35,303
                                =======   ========   ========   ========   =======    =======     ========   =======

     As of June 30, 1999, the extent of our forward foreign currency contract transactions were as follows:

                                                                AS OF JUNE 30, 1999
                                               -----------------------------------------------------
                                                                    CARRYING
                                               CARRYING AMOUNT    AMOUNT HEDGED    PERCENTAGE HEDGED
                                               ---------------    -------------    -----------------
ACCOUNTS PAYABLE
  Japanese yen...............................     $  9,141          $  4,217             46.1%
  Singapore dollars..........................       2,956              --                 --
  Others.....................................        721               --                 --
Capital lease
  Japanese yen...............................      13,979            13,979              100.0
Foreign currency debt
  Singapore dollar...........................      454,381           451,294             99.3
Future interest payable on debt
  Singapore dollar...........................      41,623            41,623              100.0
                                               ---------------    -------------    -----------------
          Total..............................     $522,801          $511,113             97.7%
                                               ===============    =============    =================

                                    BUSINESS

COMPANY

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We focus on providing foundry services to customers that serve high growth, technologically advanced applications, including communications applications such as cable modems, data networking and telecommunications equipment. Our top five customers are Hewlett-Packard, Lucent Technologies, Level One Communications, Broadcom and Conexant.

     We currently own, or have an interest in, five fabs, which are located in Singapore. We have service operations in 12 cities in nine countries in North America, Europe and Asia. We were incorporated in Singapore in 1987. We are 89.8% owned by ST and its affiliates (71.9% following the global offering). ST is one of Singapore's largest industrial conglomerates and is indirectly wholly-owned by the Government of Singapore. Please see "Relationship with Singapore Technologies" for additional information regarding ST.

INDUSTRY BACKGROUND

     Semiconductors are critical components used in an increasingly wide variety of applications, such as computer systems, communications equipment and systems, automobiles, consumer products and industrial automation and control systems. As performance has increased and size and cost have decreased, the use of semiconductors in these applications has grown significantly. According to the Semiconductor Industry Association, or SIA, increased sales of communication semiconductors used in applications such as computer modems, networks, cellular phones and Internet and electronic commerce hardware and appliances will drive growth in the semiconductor industry during the next several years. The SIA estimates that worldwide semiconductor device market revenue will grow from $125.6 billion in 1998 to $215.7 billion in 2002.

     Historically, the semiconductor industry was composed primarily of companies which designed and manufactured semiconductors in their own fabrication facilities. These companies are known as integrated device manufacturers, or IDMs. In the mid-1980s, fabless semiconductor companies, which focused on design and marketing and utilized external manufacturing capacity, began to emerge. Fabless companies initially relied on the excess capacity provided by IDMs. As the semiconductor industry continued to grow, fabless companies and IDMs began to seek reliable and dedicated sources of wafer fabrication services. This need is being met by the development of independent companies, known as foundries, that focus primarily on providing wafer fabrication services to semiconductor suppliers.

THE GROWTH OF THE SEMICONDUCTOR FOUNDRY INDUSTRY

     Semiconductor suppliers presently face increasing demands to offer new products that provide higher performance and greater functionality at lower prices. To compete successfully, they must also minimize the time it takes to bring a product to market. High performance semiconductors, which contain millions of transistors, are extraordinarily challenging to design and even more challenging to manufacture. Additionally, these high performance semiconductors can only be produced in fabs that employ the most advanced semiconductor process technologies.

     According to a Dataquest report in May 1999, the cost of a state-of-the-art fab has grown from approximately $200 million in 1983 to $1.8 billion in 1999. Today, only large and well-capitalized companies can support the substantial technology and investment requirements of building state-of-the-art fabs. In addition, for companies to justify the enormous cost of a new fab, a high level of capacity utilization is essential to ensure that fixed costs are fully absorbed. These trends have led to the rapid growth in demand for advanced semiconductor manufacturing services provided by semiconductor foundries.

     Foundry services are now utilized by nearly every major semiconductor company in the world. Dataquest estimates in a July 1999 report that in 1998 IDMs comprised 93% of the worldwide semiconductor market. Historically, IDMs have used foundry services for their incremental manufacturing needs. Given the mounting pressure on them to improve profit margins and accelerate time-to-market, we expect IDMs to utilize foundries more extensively in the future for their core manufacturing needs. For example, IDMs such as Motorola and Toshiba have recently announced their intentions to outsource an increasing proportion of their manufacturing needs. In addition, Dataquest estimates in an August 1999 report that demand from fabless semiconductor companies for foundry services will grow from $3.6 billion in 1998 to $8.5 billion in 2003. Manufacturers of electronic systems, or systems companies, who design semiconductors for use in their own products are also beginning to utilize foundry services. According to an August 1999 Dataquest report, the growth of the foundry market is expected to outpace growth of the semiconductor industry overall, with foundry services expected to grow from $5.3 billion in 1998 to $13.6 billion in 2003, representing a compound annual growth rate of over 20%.

THE REQUIREMENTS OF A FULL SERVICE FOUNDRY

     As demand for foundry services has grown, many semiconductor suppliers are seeking highly committed partners that meet their manufacturing technology requirements. These partners must be able to provide the following:

     Systems Integration Expertise. In recent years, business and consumer demand for high performance data transmission, processing and storage has increased dramatically. Fueling this demand has been growth in the data communications, telecommunications, wireless and consumer markets. This has resulted in greater demand for faster, smaller semiconductors that integrate an increasing number of functions onto a single device at a lower cost. This need for increased system-level integration requires semiconductor foundries to offer specialized expertise in a number of areas. These include the integration of logic, which processes data, and memory, which stores data, into a single device and mixed-signal technologies which translate data between analog and digital form.

     Leading Edge Process Technologies. Semiconductor foundries must also provide a range of manufacturing process technologies from standard CMOS to technologies that enable extremely fast transmission and processing speeds, such as specialized CMOS for wireless applications and the use of copper interconnect for very high speed devices. Foundries must also continue to offer smaller process geometries which allows for the integration of more functions in the same size device or more devices per wafer.

     Long-Term Relationships. As foundries become more integral to the overall manufacturing strategies of their customers, it has become increasingly important for foundries to form long-term relationships with them. Semiconductor suppliers and systems companies need assurance that their foundry suppliers will continue to provide sufficient advanced manufacturing capacity to keep pace with their customers' growth, and develop and make available advanced process technologies capable of producing next generation products.

     Security. When using foundry services, semiconductor suppliers, systems companies and their partners entrust highly valuable and proprietary intellectual property to the foundries manufacturing their devices. These customers demand foundry partners who understand the importance of protecting intellectual property.

THE CHARTERED SOLUTION

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and systems companies and enable seamless integration of the semiconductor design and manufacturing processes. By doing so, we enable our customers to bring high performance, highly-integrated products to market rapidly and cost effectively.

     We enable system-level integration for our customers, many of which serve high growth markets. For example, to meet the needs of customers serving the communications markets, we offer a broad array of leading digital and analog technologies, including standard CMOS, mixed-signal and embedded memory processes. We are also developing additional leading high performance technologies such as advanced embedded memory technologies and specialized CMOS for wireless applications. In order to augment our internal development efforts, we have entered into strategic alliances and technology alliances with leading semiconductor companies such as Lucent and Motorola. SMP, our strategic alliance with a subsidiary of Lucent, operates Fab 5. Our technology alliance with Lucent includes an agreement to jointly develop 0.18u process geometries for high density, low power and cost-effective applications. Our technology alliance with Motorola includes the licensing and process transfer of Motorola's leading edge copper interconnect HiPerMOS technology for 0.15u, 0.13u and 0.10u process geometries.

     We partner with leading providers of EDA, software tools, design intellectual property, or IP, and design services to enable our customers to integrate system-level functionality in their products with accelerated time-to-market and reduced design and manufacturing risk. Our partners' EDA tools, design IP and processes are proven and have been validated for Chartered's manufacturing processes. Our EDA development and IP partners include Artisan Components, Avant!, Cadence, MIPS and Synopsys. We also partner with assembly and test providers, principally STATS, to offer our customers turnkey services, which incorporate wafer fabrication, assembly and test. Our turnkey service enables our customers to interface solely with Chartered for the entire manufacturing process, from wafer manufacturing to drop shipment of completed devices directly to their customers.

     We believe that Chartered is a trusted, customer-oriented service provider. We have service operations in 12 cities in nine countries in North America, Europe and Asia. In addition, our proprietary Customer On-Line Access System provides our customers with easy, secure access through the Internet to information pertaining to the services we render for them, including the status of their wafers in our manufacturing process. All of our manufacturing operations are located in Singapore, a politically and economically stable nation with laws that protect our customers' proprietary technology.

BUSINESS STRATEGY

     Our objective is to be the leading worldwide, full service provider of wafer foundry services to semiconductor suppliers and systems companies focused on high growth applications that require a high degree of system-level integration. Key elements of our strategy include:

FOCUS ON SEMICONDUCTOR DEVICES FOR HIGH GROWTH APPLICATIONS SUCH AS
COMMUNICATIONS

     We are focused on providing foundry services to customers that serve high growth applications and require a high degree of functional integration. These customers compete based on differentiated products, rapid time-to-market and device performance, as opposed to suppliers of less complex commodity semiconductor products, which compete primarily on price and manufacturing capacity. Many of our customers, including Broadcom, Conexant, Hewlett-Packard, Level One, Lucent, Motorola and PMC-Sierra, use our services to manufacture their communications products for applications such as cable modems, wireless, Gigabit Ethernet, ATM and ADSL.

PROVIDE A COMPLETE RANGE OF SERVICES

     We are continuing to expand our range of services so that we can effectively meet our customers' evolving needs. Our goal is to seamlessly integrate the design and manufacturing process with a wide array of services, tools and technologies. The services we currently make available to our customers, in conjunction with our partners, include an increasing number of EDA design tools, design IP and process technologies that have been validated for our manufacturing process. We also offer our customers full turnkey services which include wafer fabrication, assembly and test.

INCREASE FOUNDRY CAPACITY

     We intend to expand our production capacity to meet the anticipated needs of our customers. We plan to increase our total production capacity from approximately 60,000 eight-inch equivalent wafers per month in June 1999 to an estimated 134,000 eight-inch equivalent wafers per month (which figure includes 100% of the production capacity of our jointly-owned fabs) by December 2002. We believe that increasing our foundry capacity is critical to ensuring that we can satisfy our customers' volume requirements as they continue to grow.

OFFER LEADING PROCESS TECHNOLOGY

     We intend to continually expand our portfolio of process technologies through internal development, technology alliances, strategic alliances and licensing agreements. We believe that offering leading process technologies is critical to attracting and retaining customers that design highly sophisticated semiconductors. We are currently developing new digital and mixed-signal technologies, such as specialized CMOS for wireless communications applications and additional embedded memory technologies. Our research and development team is comprised of 197 professionals, 55 of whom have Ph.D.s. We are jointly developing 0.18u copper and aluminum processes with Lucent for high density, low power and cost-effective applications. Our alliance with Motorola includes the technology transfer and licensing of Motorola's leading edge copper interconnect HiPerMOS technology for 0.15u 0.13u and 0.10u processes.

ENHANCE AND EXPAND ALLIANCES

     We intend to leverage and expand our existing alliances and to establish new alliances with leading companies that offer complementary technologies, products and services. We believe that our alliances with semiconductor technology leaders and providers of design tools, intellectual property and assembly and test services have given us access to select leading edge system technologies. These alliances have also enhanced our development efforts and increased our fab utilization rates. We also believe that by establishing these alliances and working closely with IDMs such as Lucent and Motorola, who are also customers, we are better positioned to win future business with them.

MANUFACTURING FACILITIES

     We currently own or have an interest in five fabs which are located in Singapore. Fabs 1, 2 and 3 are wholly-owned and operated by our company. Fab 5 is operated by SMP which we jointly own with a subsidiary of Lucent. Fab 6, which we jointly own with EDB Investments and a subsidiary of Hewlett-Packard, is currently being equipped and will be operated by CSP. We do not have a Fab 4.

                                     FAB 1              FAB 2              FAB 3              FAB 5              FAB 6
                               -----------------  -----------------  -----------------  -----------------  -----------------
PRODUCTION COMMENCED.........  1989               1995               1997               1999               Expected 2000
CURRENT OUTPUT(1)............  23,000 wafers(2)   35,000 wafers per  8,500 wafers per   2,000 wafers per   --
                               per month          month              month              month
ESTIMATED FULL CAPACITY(3)...  23,000 wafers(2)   40,000 wafers per  20,000 wafers per  26,000 wafers per  35,000 wafers per
                               per month;         month; expected    month; expected    month; expected    month; expected
                               achieved 1995      1999               2000               2000               2002
WAFER SIZE...................  Six-inch (150mm)   Eight-inch         Eight-inch         Eight-inch         Eight-inch
                                                  (200mm)            (200mm)            (200mm)            (200mm)
PROCESS TECHNOLOGIES.........  1.2 to 0.5u        0.6 to 0.3u(4)     0.35 to 0.22u(4)   0.25 to 0.15u(4)   0.25 to 0.13u(4)
MANUFACTURING TECHNOLOGIES...  Digital; Analog;   Digital; Analog;   Digital; SRAM;     0.25u Digital;     High performance,
                               ROM; EEPROM(5)     SRAM; Flash        ROM(5)             BiCMOS; Analog;    high-density
                                                  Memory(5)                             eSRAM(5)           CMOS; high
                                                                                                           density SRAM(5)
CLEAN ROOM...................  35,000 sq. ft.     70,000 sq. ft.     46,000 sq. ft.     46,000 sq. ft.     85,000 sq. ft.
                               Class 10(6)        Class-1            Class-1            Class-1            Class-1
                                                  SMIF(6)            SMIF(6)            SMIF(6)            SMIF(6)

---------------
(1) Current output is as of June 30, 1999.

(2) Equivalent to 13,000 eight-inch wafers per month.

(3) Estimated capacity is based on our current and anticipated process technology mix, which may vary and includes, with respect to Fab 5 and Fab 6, capacity to which our strategic partners are entitled. Please see
    "-- Strategic Alliances" for additional information regarding our alliances with these partners.

(4) These numbers are preliminary and their successful implementation depend on various factors, including our ability to achieve advances in process technology or to obtain access to advanced process technology developed by others. These fabs can be retrofitted to achieve smaller geometries than those shown above.

(5) ROMs are read-only memory devices. EEPROMs are electronically erasable programmable read-only devices. SRAMs are static random access memory devices. eSRAMs are embedded static random access memory devices.

(6) Class 10 means a standard of air purity under which the amount of dust is limited to fewer than ten particles of dust per cubic foot of air. Class 1 means a standard of air purity under which the amount of dust is limited to fewer than one particle of dust per cubic foot of air. SMIF means standard mechanical interface.

     All of our fabs in production currently operate 24 hours per day, seven days per week. Maintenance at each of the fabs is performed concurrently with production.

     The following table sets forth information regarding the total wafer output by each of our fabs during the past five years:

                                                             TOTAL OUTPUT(1)
                                                             (IN THOUSANDS)
                                                 ---------------------------------------
                      FAB                        1995    1996    1997    1998    1999(2)
                      ---                        ----    ----    ----    ----    -------
Fab 1..........................................  159     140     103     142       100
Fab 2(3).......................................   27     114     220     265       195
Fab 3(3).......................................   --      --      21      33        33
Fab 5(3).......................................   --      --      --      --         2

---------------
(1) Total output of revenue generating eight-inch equivalents for the fiscal year end.

(2) Output figures for 1999 are as of June 30, 1999.

(3) Fab 2 commenced production in 1995, Fab 3 commenced production in 1997 and Fab 5 commenced production in 1999.

QUALITY ASSURANCE PROGRAMS

     We have implemented systems to ensure high quality service to customers and manufacturing reliability at our facilities in Singapore. Our in-house laboratory is equipped with advanced analytical tools and provides the necessary equipment and resources for our research and development and engineering staff to continuously enhance product quality and our manufacturing processes. Our quality assurance staff is comprised of engineers, technicians and other employees who monitor and control our manufacturing processes.

     Our production facilities in Singapore have been certified by the International Standards Organization, or ISO, to meet ISO 9002 standards. ISO 9002 standards set forth what is required to ensure the production of quality products and services. There are a total of 20 requirements, including management responsibility, quality systems, and process control. The ISO certification process involves periodically subjecting production processes and quality management systems to stringent third-party review and verification. Our customers often look to an ISO certification as a threshold indication of our quality control standards.

STRATEGIC ALLIANCES

CHARTERED SILICON PARTNERS

     In March 1997, we entered into the CSP strategic alliance with Hewlett-Packard Europe B.V., a subsidiary of Hewlett-Packard, or HP Europe, and EDB Investments Pte Ltd relating to the joint ownership of Fab 6. We, HP Europe and EDB Investments have a 51%, 30% and 19% equity interest in CSP, respectively. We are obligated to make a total of S$367.2 million ($215.4 million) in equity contributions to CSP through the end of 2000. We and HP Europe also each have an option to purchase additional shares in CSP from EDB Investments at a formula-driven price. Pursuant to an agreement with CSP, Hewlett-Packard is required to purchase a minimum number of wafers per year and is entitled to purchase a maximum number of wafers per year from CSP. If HP Europe's ownership interest in CSP changes, the number of wafers Hewlett-Packard is required to purchase, as well as the number of wafers it is entitled to purchase, changes accordingly.

     CSP's Board of Directors is comprised of seven directors. As long as we own at least 50% of CSP, we can elect four of the directors. HP Europe can elect two directors as long as it owns more than 15% of CSP and EDB Investments can elect one director as long as it holds any ownership interest in CSP.

     Pursuant to our agreement, the CSP strategic alliance continues indefinitely until it is terminated by either party upon the transfer by the party of its entire interest in CSP. Neither we nor HP Europe may transfer our interests in CSP until 2001. Before any transfer can occur, the non-transferring party may exercise a right of first refusal with respect to the transferred interests. Upon a serious, uncured default, the non-defaulting party has the right to purchase all of the defaulting party's interest for fair value, as defined in the agreement. Upon a change of control of a party, the other parties have the right to purchase, at fair value, all of such party's interest.

     CSP owns and will operate Fab 6. Pursuant to a service support agreement, we provide CSP with management and corporate support services including accounting, financial, sales and marketing. Under this agreement, CSP is allocated a portion of our costs in providing such services. Although such agreement may be terminated by either party in certain instances, we expect the services support agreement to remain in place during the term of this strategic alliance.

     Pursuant to a technology transfer and license agreement, both we and Hewlett-Packard contribute the process technologies needed by CSP. Such process technologies are licensed to CSP for its own use and CSP cannot sublicense them to others. In addition, we and Hewlett-Packard cross-license the rights to use such technologies to one another. These cross-licenses allow our respective companies and subsidiaries to use the process technologies and related intellectual property licensed to CSP in our respective manufacturing facilities for our general businesses even if such uses are not related to CSP.

     U.S. GAAP generally requires consolidation at all majority owned (greater than 50%) subsidiaries. However, as a result of certain provisions contained in the strategic alliance agreement, the minority shareholders of CSP are deemed to have substantive participative rights which would overcome the presumption that we should consolidate CSP. Therefore, CSP has been historically accounted for under the equity method in our financial statements. As a result of the amendment described below, we will treat CSP as a consolidated subsidiary from October 1, 1999 forward.

     Effective October 1, 1999, we, HP Europe and EDB Investments amended our strategic alliance agreement. The amendment eliminated some of CSP's minority shareholders' approval rights over CSP's annual business plan. It also increased the thresholds for asset dispositions, borrowings and capital expenditures that would require the approval of CSP's minority shareholders. We believe that these changes eliminate CSP's minority shareholders' substantive participating rights in CSP.


     Hewlett-Packard has publicly announced that it is in the process of spinning-off certain of its businesses into a new company, called Agilent Technologies, Inc. Agilent is expected to assume the following Hewlett-Packard businesses -- test and measurement, semiconductor products, healthcare solutions and chemical analysis. Hewlett-Packard has informed us that it expects to assign its rights and obligations under the agreements it has entered into with us, including the agreements of its subsidiaries (including HP Europe), to Agilent. Hewlett-Packard expects this assignment to occur in November 1999. We intend to consent to the assignment.


SILICON MANUFACTURING PARTNERS

     In December 1997, we entered into the SMP strategic alliance with Lucent Technologies Microelectronics Pte Ltd, or Lucent Microelectronics, relating to the joint ownership of Fab 5. Lucent Microelectronics has a 51% equity interest in SMP and we have a 49% equity interest. We are obligated to make S$208.3 million ($122.2 million) in equity contributions to SMP through the end of 2000. SMP's Board of Directors is comprised of five directors, three of which are elected by Lucent Microelectronics and two of which are elected by us. We also nominate the chairman of the Board of Directors and the general manager, while Lucent Microelectronics names the financial controller.

     SMP operates Fab 5, which is adjacent to our Fab 3 building. SMP owns the equipment used in Fab 5 and leases the space in Fab 3 from us. Please see "Relationship with Singapore Technologies" for a description of this lease. Pursuant to our agreement, we are each required to purchase a specified percentage of Fab 5's output. However, if one party does not purchase its share of wafers, the other party is entitled to utilize that unused capacity. In the event such other party does not utilize the unused capacity, the party who does not purchase its entitlement will be required to compensate SMP for any costs it incurs in connection with such unused capacity.

     Pursuant to our agreement, the SMP strategic alliance continues indefinitely until it is terminated. Neither party may terminate the alliance until 2006, at which time a party must give two years advance notice in order to terminate. In addition, the parties may only transfer their interests to their respective affiliates. Upon our dissolution, winding up or liquidation, Lucent Microelectronics can purchase all of our interests in SMP for fair value, as defined in the agreement. Upon our serious, uncured breach, Lucent Microelectronics has the right to sell all of its interest in SMP to us for the higher of fair value and the value of its interest based on SMP's net book value, as defined in the agreement. Upon Lucent Microelectronics' dissolution, winding up or liquidation, we have the right to purchase all of its interest in SMP for fair value. Upon Lucent Microelectronics' serious, uncured breach, we have the right to purchase all of its interest in SMP for 90% of fair value. Upon a change of control of a party, the other party has the right to purchase, at fair value, all of such party's interest in SMP.

     Pursuant to a services support agreement, we provide SMP management and corporate support services such as accounting, financial and human resources. Under this agreement, SMP is allocated a portion of our costs in providing such services. Although such agreement may be terminated by either party in certain instances, we expect the services agreement to remain in place during the term of this strategic alliance.

     Pursuant to a technology transfer and license agreement, both we and Lucent Microelectronics contribute the process technologies needed by SMP. Such process technologies are licensed to SMP for its own use and SMP cannot sublicense them to others. We and Lucent Microelectronics categorize our licensed technologies as restricted and unrestricted technologies. We and Lucent cross-license the unrestricted technologies to one another. These cross-licenses allow our respective companies and subsidiaries to use certain process technologies and related intellectual property licensed to SMP in our respective manufacturing facilities for our general businesses even if such uses are not related to SMP. We do not cross-license the restricted technologies with one another, which means that only SMP can use such restricted process technologies and intellectual property.

WAFER FABRICATION SERVICES

OVERVIEW

     Wafer fabrication is an intricate process that requires many distinct steps. Each step in the manufacturing process must be completed with extreme accuracy in order for finished semiconductor devices to work as intended. The processes required to take raw wafers and turn them into finished semiconductor devices are accomplished through a series of steps that can be summarized as follows:

     Circuit Design. Producing a semiconductor begins with designing the layout of the semiconductor's components and designating the interconnections between each component on the semiconductor. The result is a pattern of components and connections that defines the function of the semiconductor. In highly complex circuits, there may be more than 35 layers of electronic patterns.

     We do not design semiconductors for our customers. If requested, we assist our customers in the design process by providing them with access to our partners' EDA tools, design IP and design services which are proven and have been qualified for our manufacturing processes. Our design engineers assist our customers during the development process to ensure that their designs can be successfully manufactured in volume.

     Mask Making. The design for each layer of a semiconductor is imprinted on a photographic negative, called a semiconductor mask. The mask is the blueprint for each specific layer of the semiconductor. We do not manufacture masks for our customers.

     Wafer Fabrication. Transistors and other circuit elements comprising a semiconductor are formed by repeating a series of processes in which a photosensitive material is deposited on the wafer and exposed to light through the mask. The unwanted material is then etched away, leaving only the desired circuit pattern on the wafer. This process is repeated for each mask layer. The final step in the wafer fabrication process is to visually and electronically inspect each individual semiconductor, known as wafer probe, in order to identify the operable semiconductors for assembly.

     We provide all aspects of the wafer fabrication process except for wafer probe, which we outsource principally to STATS. All steps in the wafer manufacturing process are controlled by our computer-integrated manufacturing, or CIM, system. The CIM system allows us to monitor equipment performance, wafer processing steps, and the wafers themselves throughout the fabrication process.

     Assembly and Test. After fabrication, the wafers are transferred to assembly and test facilities. Assembly protects the semiconductor, facilitates its integration into electronic systems and enables the dissipation of heat. Following assembly, each semiconductor's functionality, voltage, current and timing are tested. After testing, the completed semiconductor is either shipped to the semiconductor supplier or directly to its final destination. We outsource assembly and test services to independent assembly and test providers, primarily STATS.

MANUFACTURING PROCESSES

     We manufacture semiconductors using CMOS, bipolar and BiCMOS processes. CMOS is the most widely used process technology because it requires lower power than other technologies and allows dense placement of components onto a single semiconductor. The low power consumption and high density characteristics of the CMOS process allow the continued development of high performance semiconductors that are smaller and faster. Bipolar technology enables very high speed but is used only in analog semiconductors. BiCMOS process technology combines bipolar's attribute of high speed with the high density and low power consumption of CMOS. We use CMOS or a combination of CMOS and BiCMOS for the fabrication of logic, mixed-signal and memory semiconductors.

     We manufacture a variety of semiconductors for a full range of end market applications including communications, computing, and consumer electronics. Examples of the types of semiconductors we manufacture are as follows:

          Logic. All digital electronic systems, such as computing devices, are controlled by logic semiconductors, which process data. Microcontrollers, microprocessors, digital signal processors, and graphics chipsets are all logic devices. We manufacture logic semiconductors primarily for the computing, consumer and communications markets.

          Mixed-Signal. Mixed-signal semiconductors combine analog and digital devices on a single semiconductor to process both analog signals and digital data. Mixed-signal semiconductors are used in applications including wireless equipment, fiber optic communications and data networking. We make mixed-signal semiconductors using both CMOS and BiCMOS processes.

          Memory. Memory devices store data and can be manufactured as stand-alone devices or embedded in system semiconductors, which combine a number of functions, such as logic and memory components. We manufacture stand-alone memory devices including EPROM, EEPROM, ROM, SRAM and Flash memory and embedded memory including eSRAM, eEEPROM, and eFLASH memories. Memory is used in a range of products from computers and mobile phones to "smart" chip cards.

TURNKEY SERVICES

     Although we are an independent foundry specializing in wafer fabrication, we offer our customers the option to purchase from us finished semiconductor products that have been assembled and tested. We principally subcontract assembly and testing of the fabricated semiconductors to STATS. Testing includes wafer probe and final testing of assembled semiconductors. After final testing, the semiconductors are returned to the customer or drop-shipped according to our customers' specifications.

CUSTOMERS AND MARKETS

     We manufactured semiconductors for over 125 different customers in each of 1998 and the first six months in 1999. Our top five customers accounted for approximately 43.3% and 44.7% of our revenue in 1998 and the first six months in 1999, respectively. In 1998, no customer individually accounted for more than 10% of our revenue. In the first six months in 1999, Hewlett-Packard and Lucent each accounted for more than 10% of our revenue.

     The following table sets forth our top five customers for the first six months of 1999 in order of revenue:

                       CUSTOMER                         REPRESENTATIVE PRODUCTS OR APPLICATIONS
                       --------                         ---------------------------------------
Hewlett-Packard.......................................  Computer peripherals and networking
Lucent................................................  Communication ASICs, DSPs, LAN ICs
Level One Communications..............................  Ethernet Transceivers
Broadcom..............................................  Cable modem/set-top box, Ethernet
Conexant..............................................  xDSL and datacom

     We categorize a sale geographically based on the country in which the customer is headquartered. The following table sets forth the geographical distribution, by percentage, of our net sales for the periods indicated:

                                                                  PERCENTAGE OF NET SALES
                                                              --------------------------------
                                                                              SIX MONTHS ENDED
                                                              1997    1998     JUNE 30, 1999
                                                              ----    ----    ----------------
REGION
United States...............................................   52%     63%           78%
Asia/Pacific................................................   47      35            18
Europe......................................................    1       2             4
                                                              ---     ---           ---
  Total.....................................................  100%    100%          100%
                                                              ===     ===           ===

     We expect that the majority of our sales will continue to be made to companies headquartered in the United States or to overseas affiliates of United States companies. All of our sales are direct sales to our customers with delivery in Singapore. We provide customer support in the United States through a wholly-owned subsidiary located in Milpitas, California which has additional offices in Irvine, California; Boston, Massachusetts and Austin, Texas. We also maintain customer support offices in Hsin-Chu, Taiwan; Tokyo, Japan; Paris, France; London, England; Munich, Germany; Tel Aviv, Israel and Shanghai, China.

     Our customers generally do not place their purchase orders far in advance. As a result, we do not typically operate with any significant backlog.

     We currently allocate a portion of our wafer manufacturing capacity to certain customers under several types of agreements. Some of these customers have invested equity in us, placed deposits to secure wafer capacity, or prepaid for our services. We are also obligated to make available capacity to customers under certain other agreements.

CUSTOMER SERVICE

     We focus on providing a high level of customer service in order to attract customers and maintain their ongoing loyalty. Our culture emphasizes responsiveness to customer needs, flexibility and delivery accuracy. Our customer-oriented approach is especially evident in two prime functional areas of customer interaction, customer design development and manufacturing services.

     We emphasize very close interaction with customers throughout the design development and prototyping process. We provide for an account manager to be assigned early in the design development process who coordinates an account team composed of local marketing, EDA, silicon engineering, third-party partner and customer service/logistical support. The local account team is supported by additional marketing and customer engineering staff in Singapore.

     After the design moves into manufacturing production, ongoing customer support is provided through all phases of the manufacturing process. The local account manager teams with a dedicated customer service representative, along with marketing and customer engineering support teams at the factory.

     In 1996, we introduced our Customer On-Line Access System, through which our customers are provided secure access via the Internet to critical manufacturing data as their products move through the fab. We are currently developing our eFab(TM) system which will provide our customers information access, data exchange and e-commerce functionality over the Internet. eFab(TM) will implement a solution based on industry standards that will enable effective and timely communication of manufacturing data between our information systems and those of our customers and suppliers.

RESEARCH AND DEVELOPMENT

     The semiconductor industry is characterized by rapid technological changes. We believe effective research and development is essential to our success. Our research and development activities are focused on developing new CMOS manufacturing process technologies. In 1996, 1997 and 1998, we invested approximately $13.0 million, $26.6 million and $43.4 million, respectively, in research and development. Those investments represented approximately 3.2%, 7.0% and 10.3% of our net sales for the respective period. As of June 30, 1999, we employed 197 professionals in our research and development department, 55 of whom have Ph.Ds.

     We also enter into technology license and cross-license agreements. Our technology alliances with leading semiconductor suppliers have contributed to our development of new process technologies. For example, we have joint development and technology sharing agreements with Lucent and Hewlett-Packard and a technology transfer and licensing agreement with Motorola. We intend to expand our existing relationships and establish new relationships to further develop new technologies.

     We are currently involved in several process technology development projects. We are working to develop mixed-signal, core logic and embedded memory (SRAM and Flash). We are jointly developing 0.18u copper and aluminum processes with Lucent for high density, low power and cost-effective applications. Our alliance with Motorola includes the technology transfer and licensing of Motorola's leading edge copper interconnect HiPerMOS technology for 0.15u, 0.13u and 0.10u processes.

     We have received research grants totaling $56.4 million from various agencies of the Government of Singapore. These grants provide funding for a portion of our research and development related capital expenditures and for the training and staffing costs associated with some of our process technology development programs. Funds from these grants are disbursed upon the achievement of program milestones. As of June 30, 1999, $16.1 million of the grants currently in effect has been disbursed to us.

EQUIPMENT AND MATERIALS

     We depend on a limited number of manufacturers that make and sell the complex equipment that we use in our manufacturing processes. The principal pieces of equipment we use to manufacture semiconductors are steppers, tracks, etchers, furnaces, wet stations and implanters and sputtering, chemical vapor deposition and chemical mechanical planarization equipment. In periods of high market demand, the lead times from order to delivery of such equipment can be as long as 12 to 18 months. We seek to manage this process through early reservation of appropriate delivery slots and constant communication with our suppliers.

     Our manufacturing processes use highly specialized materials, including silicon wafers, chemicals, gases, targets and masks. We depend on our suppliers of these materials and seek to have more than one supplier for our material requirements. To maintain competitive manufacturing operations, we must obtain from our suppliers, in a timely manner, sufficient quantities of quality materials at acceptable prices. We source most of our materials, including critical items such as silicon wafers, from a limited group of suppliers. We have a multi-year contract with MEMC Electronics Materials Inc. to purchase raw wafers, pursuant to which we have made deposits to secure future supply. We purchase all of our materials on a blanket purchase order basis and are currently in negotiations with certain key suppliers to develop long-term contracts. For those materials that are wholly procured from one source, we identify and qualify alternative sources of supply. We have agreements with key material suppliers under which they hold inventory on consignment for us. We are not under any obligation to purchase inventory that is held on consignment until we actually use it. We typically work with our suppliers to forecast our raw material requirements one to three years in advance, although pricing commitments are made on a semi-annual basis.

INTELLECTUAL PROPERTY

     Our success depends in part on our ability to obtain patents, licenses and other intellectual property rights covering our production processes. To that end, we have acquired certain patents and patent licenses and intend to continue to seek patents on our production processes. We have not federally registered any of our trademarks or copyrights, but are in the process of doing so. As of June 30, 1999, we had filed an aggregate of 469 patent applications worldwide, 241 of which had been filed in the United States. Of the 241 applications filed in the United States, 114 had been issued as of June 30, 1999 and 17 had been allowed but not issued. Those 17 patents will be issued if and when we pay the applicable issuance fee. Our issued patents have expiration dates ranging from 2011 to 2017. All of the allowed and pending patents will expire after 2018. We have also entered into various patent licenses and cross-licenses with major semiconductor companies. We may choose to renew our present licenses or to obtain additional technology licenses in the future. There can be no assurance that any such licenses could be obtained on commercially reasonable terms.

     Our ability to compete also depends on our ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation regarding patent and other intellectual property rights. We market products in several countries in Asia, such as Taiwan and China, which may not protect our intellectual property rights to the same extent as the United States. We have from time to time received communications from third parties asserting patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect that we will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and devote significant management resources to the defense of these claims which could seriously harm our company. There is no material litigation currently pending against us.

COMPETITION

     The worldwide semiconductor foundry industry is highly competitive. Our principal competitors are TSMC, UMC and IBM. Our competitors may have greater access to capital and substantially greater production, research and development, marketing and other resources than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can. In addition, several new dedicated foundries have commenced operations and compete directly with us. Any significant increase in competition may erode our profit margins and weaken our earnings.

     A number of semiconductor manufacturers, including our primary competitors, have recently announced plans to increase their manufacturing capacity and, as a result, we expect that there will be a significant increase in worldwide semiconductor capacity during the next five years. If growth in demand for this capacity fails to match the growth in supply occur or occurs more slowly than anticipated, there may be more intense competition and pressure on the pricing of our services may result.

     The principal elements of competition in the wafer foundry market include technical competence, time-to-market, research and development, quality, available capacity, device yields, customer service and price.

ENVIRONMENTAL MATTERS AND COMPLIANCE

     We have implemented an extensive environmental management system. This system is third party certified through internationally recognized ISO 14001. This system enables our operations to identify applicable environmental regulations and assist in evaluating compliance status. Programs are established at manufacturing locations to ensure that all accidental spills and discharges are properly addressed.

     We are subject to a variety of laws and governmental regulations in Singapore relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production process. While we believe that we are currently in compliance in all material respects with such laws and regulations and have management systems in place to continue to be in compliance, if we fail to use, discharge or dispose of hazardous materials appropriately, we could subject our company to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be liable for remedial measures if our properties were found to be contaminated even if we were not responsible for such contamination.

EMPLOYEES

     As of June 30, 1999, we had 3,319 employees, with 1,108 in process and equipment engineering, 1,185 in manufacturing operations, 500 in manufacturing support, 197 in research and development and 329 in administration, marketing and finance. We consider our relationship with our employees to be good. In addition, certain corporate support services, such as treasury, cash management, internal audit, training, executive resources and corporate secretarial services, are carried out by employees of ST on our behalf. Please see "Relationship with Singapore Technologies" for a discussion of the services provided to us by ST.

     We provide our employees with customary compensation and benefit plans, including an employee bonus plan and an employee share ownership plan. Please see "Management -- Compensation" for a discussion of those compensation plans.

     Our employees are not covered by any collective bargaining agreements. We have not experienced any strikes or work stoppages by our employees.

INSURANCE

     We maintain industrial special risk insurance for our facilities, equipment and inventories. The insurance for fabs (including our strategic alliance fabs) and their equipment covers physical damage and consequential losses from natural disaster, business interruption and certain other risks up to their respective policy limits except for exclusions as defined in the policy. We also maintain public liability insurance for losses to others arising from our business operations and carry insurance for business interruption resulting from such events. Our insurance policies covering public liability and actions by employees are held by ST through its group insurance policy. We pay our pro rata share of the costs of such policies based on the industrial all risk amount insured and the number of its employees, respectively. Some of our insurance coverage is provided through affiliates of ST. Some of our insurance coverage for Fab 5 is under Lucent's global group insurance program.

     While we believe that our insurance coverage is adequate, significant damage to any of our production facilities, whether as a result of fire or other causes, could seriously harm our company. We do not insure against the loss of key personnel.

LEGAL PROCEEDINGS

     We are not involved in any legal proceedings that we believe would be harmful to our company.

                                   MANAGEMENT


     The following table sets forth, as of October 15, 1999, the name, age and position of each director and executive officer of our company.



                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
BOARD OF DIRECTORS
Ho Ching(1)...............................  46    Chairman of the Board
Lim Ming Seong(1)(3)......................  52    Deputy Chairman of the Board
Barry Waite...............................  51    Director
Sum Soon Lim(1)(2)(3).....................  56    Director
James H. Van Tassel(3)....................  70    Director
Aubrey C. Tobey(1)(2).....................  74    Director
Robert Edmund La Blanc(2).................  65    Director
Andre Borrel(1)(3)........................  63    Director
Charles E. Thompson(1)....................  70    Director
Koh Beng Seng(2)..........................  49    Director
Tsugio Makimoto...........................  62    Director
Premod Paul Thomas(4).....................  42    Alternate Director to Sum Soon Lim
Liow Voon Kheong(4)(5)....................  48    Alternate Director to Lim Ming Seong

EXECUTIVE OFFICERS
Barry Waite...............................  51    President and Chief Executive Officer
Chia Song Hwee............................  36    Chief Financial Officer
Robert Baxter.............................  44    Senior Vice President, Business Operations
John Docherty.............................  47    Senior Vice President, Manufacturing Operations
Brian Klene...............................  42    Vice President, Strategic Development
John Martin...............................  56    Vice President, Technology Development
Lau Chi Kwan..............................  48    Vice President, Quality, Reliability and Assurance
Justin Lim................................  42    Vice President, Information Technology
Tan Seng Chai.............................  37    Vice President, Human Resources
Michael J. Rekuc..........................  50    President, North America


---------------

(1) Member of the Executive Resource and Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Budget Committee.

(4) Under our Articles of Association, a director is entitled to designate an alternate director to take his place when he is absent from a meeting. An alternate director, when serving in place of an absent director, may exercise all of the powers and authority of the absent director, except the power to appoint an alternate director. When not acting in place of an absent director for whom he has been appointed alternate director, an alternate director is not entitled to attend, participate or vote in any board meetings.

(5) Liow Voon Kheong was nominated as an alternate director by EDB Investments Pte Ltd. We have granted EDB Investments the right to nominate an alternate director for so long as EDB Investments owns any of our ordinary shares.

BIOGRAPHICAL INFORMATION

HO CHING

     Ho Ching has served on our Board of Directors since November 1987 and as our Chairman of the Board since August 1995. Ms. Ho is the President and Chief Executive Officer of Singapore Technologies Pte Ltd, our controlling shareholder, Chairman of Singapore Technologies Engineering Ltd and Vice

Chairman of SembCorp Industries Ltd. Ms. Ho also serves on the boards of directors of various companies in the Singapore Technologies group. Before joining Singapore Technologies in 1987, Ms. Ho was with the Ministry of Defence of Singapore where she held various senior positions. Ms. Ho received a Master of Science (Electrical Engineering) Degree from Stanford University. For her public service, she was awarded the Public Service Star in 1996.

LIM MING SEONG

     Lim Ming Seong has served on our Board of Directors since November 1987 and as our Deputy Chairman of the Board since August 1995. Mr. Lim is the Group Director of Singapore Technologies Pte Ltd, Deputy Chairman of ST Assembly Test Services Ltd and Chairman of CSE Systems & Engineering Ltd. After joining Singapore Technologies in December 1986, Mr. Lim has held various senior positions in the Singapore Technologies group. Prior to joining Singapore Technologies, Mr. Lim was with the Ministry of Defence of Singapore. Mr. Lim received his Bachelor of Science (Honors) in Mechanical Engineering from the University of Toronto and his Diploma in Business Administration from the University of Singapore. Mr. Lim also participated in the Advanced Management Programs at INSEAD and Harvard University.

BARRY WAITE

     Barry Waite has served on our Board of Directors and as our President and Chief Executive Officer since May 1998. Mr. Waite has more than 29 years of experience in the semiconductor industry. Prior to joining our company, Mr. Waite held various positions at Motorola Inc. Semiconductor Products Sector, including Senior Vice President and General Manager of its microprocessor and memory technology group and Senior Vice President and General Manager of the European, Middle East and Africa region. Mr. Waite was with Texas Instruments from 1970 to 1982. Mr. Waite has been Chairman of Silicon Manufacturing Partners Pte Ltd and Chartered Silicon Partners Pte Ltd since May 1998. Mr. Waite received his BA (Economics) (Honours) Degree from the University of Sheffield, England and is an Officer of the Order of the British Empire.

SUM SOON LIM

     Sum Soon Lim has served on our Board of Directors since February 1994 and is currently a part time corporate advisor to Singapore Technologies Pte Ltd. Prior to accepting his position with Singapore Technologies, Mr. Sum had worked with the Singapore Economic Development Board, DBS Bank, J.P. Morgan Inc., Overseas Union Bank and Nuri Holdings (S) Pte Ltd, a private investment holding company. Mr. Sum is also a member of the Securities Industry Council. Mr. Sum received his B.Sc (Honors) in Production Engineering from the University of Nottingham, England.

JAMES H. VAN TASSEL

     James H. Van Tassel has served on our Board of Directors since June 1993. He is a consultant in the semiconductor industry and has been involved in the electronics and microelectronics industry since 1960. From 1980 to 1991, Dr. Van Tassel was Vice President (Microelectronics) with NCR Corporation. Dr. Van Tassel received his Bachelor of Science degree from the University of Wisconsin at La Crosse, and his Master of Science Degree (Inorganic Chemistry) and Doctor of Philosophy from Texas Technological University.

AUBREY C. TOBEY

     Aubrey C. Tobey has served on our Board of Directors since March 1998 and is currently the President of ACT International providing consultancy in the management and marketing of high technology. From 1983 to 1987, Mr. Tobey was Vice President of Micronix Corporation and from 1965 to 1983 was Corporate Vice President at GCA Corporation. Mr. Tobey was with Arthur D. Little, Inc., a management, science and technology consulting firm from 1959 to 1965. Mr. Tobey received his Bachelor of Science degree in Mechanical Engineering from Tufts University and his Master of Science degree in Mechanical Engineering from the University of Connecticut.

ROBERT EDMUND LA BLANC

     Robert Edmund La Blanc has served on our Board of Directors since May 1998 and is the President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm. From 1979 to 1981, Mr. La Blanc was Vice Chairman of Continental Telecom, Inc. and from 1969 to 1979, a General Partner of Salomon Brothers Inc. Mr. La Blanc has also held various senior positions within companies in the telecommunications industry including AT&T, Bell Telephone Laboratories and New York Telephone Company. Mr. La Blanc received his B.E.E. from Manhattan College and his MBA from New York University. Mr. La Blanc also is a graduate of the Operating Engineers Program at Bell Telephone Laboratories and the USAF Communications Officers School.

ANDRE BORREL

     Andre Borrel has served on our Board of Directors since July 1998 and is currently working as a consultant in the semiconductor industry. Prior to joining Chartered, Mr. Borrel was Senior Vice Present and General Manager of Communications, Power and Signal Technology Group at Motorola Inc. Mr. Borrel is also an Officer of the French National Order of Merit and holds a Master Degree in Electronics from "Ecole Nationale Superieure des Telecommunications" in Paris, France.

CHARLES E. THOMPSON

     Charles E. Thompson has served on our Board of Directors since September 1998 and is currently working as a consultant in the information technology/semiconductor technology industry. From 1973 to 1996, Mr. Thompson was World Marketing Senior Vice President at Motorola Inc. Prior thereto, Mr. Thompson was Computer Department Sales Director at General Electric. Mr. Thompson received his Bachelor of Science in Mathematics from the University of Washington.

KOH BENG SENG

     Koh Beng Seng has served on our Board of Directors since February 1999. He is currently Senior Advisor to Asia Pulp & Paper Co. Ltd and an advisor to the International Monetary Fund. Mr. Koh is active in the financial services sector and was with the Monetary Authority of Singapore from 1973 to 1998, where he served as Deputy Managing Director from 1988 to 1998. Mr. Koh received his Bachelor of Commerce (First Class Honors) from Nanyang University and his MBA from Columbia University. Mr. Koh was awarded an Overseas Postgraduate Scholarship by the Monetary Authority of Singapore in 1978. In 1987, the President of the Republic of Singapore awarded him a Meritorious Service Medal.

TSUGIO MAKIMOTO

     Tsugio Makimoto has served on our Board of Directors since September 1999 and has 40 years of working experience in the semiconductor industry. Dr. Makimoto has worked for Hitachi Ltd since 1959 where he has held various senior positions, including Executive Managing Director in 1993 and Senior Executive Managing Director in 1997. Dr. Makimoto is currently Hitachi's Corporate Chief Technologist. Dr. Makimoto is a member of the Advisory Committee of the NAIST (Nara Institute of Science and Technology) and the International Advisory Panel of the NSTB (National Science and Technology Board) of Singapore. Dr. Makimoto is also a visiting professor at Toyo University.

PREMOD PAUL THOMAS

     Premod Paul Thomas was appointed to our Board of Directors as the Alternate Director to Sum Soon Lim in July 1999. Mr. Thomas is Director (Finance) of Singapore Technologies Pte Ltd. Before joining Singapore Technologies Pte Ltd he was with Tirtamas Group, Jakarta, as Group Executive Advisor from 1995 to 1998 and with Bank of America from 1983 to 1995. Mr. Thomas received his B.Com. (First

Class Honors) from Loyola College, India in 1977. He is a Certified Associate of the Indian Institute of Bankers, Bombay, and has an MBA from the Indian Institute of Management, Ahmedabad.

LIOW VOON KHEONG

     Liow Voon Kheong was appointed to our Board of Directors as the Alternate Director to Lim Ming Seong in July 1998. Mr. Liow was previously an Alternate Director from May 1995 to July 1998. Mr. Liow is presently Assistant Managing Director (Operations) of the Singapore Economic Development Board, General Manager of EDB Investments Pte Ltd, Director/General Manager of EDB Ventures Pte Ltd and EDB Ventures 2 Pte Ltd and General Manager of PLE Investments Pte Ltd. Mr. Liow started his career with the Singapore Economic Development Board in 1976. He received his B.E. (Electrical & Electronics) and his Diploma in Business Administration from the University of Singapore.

CHIA SONG HWEE

     Chia Song Hwee has served as our Chief Financial Officer since December 1997 and served as our Director of Finance from April 1996 to December 1997. Mr. Chia has more than 12 years of experience in financial accounting and has overall responsibility for our company's finance and legal matters. From May 1992 through December 1994, Mr. Chia was Regional Financial Controller (Asia and Middle East) for Anadrill Technical Services, Inc. From January 1995 to April 1996, Mr. Chia was Regional Controller (Asia, Australia and Middle East) for Sedco Forex Technical Services, Inc. Mr. Chia has been an Alternate Director on the Board of Directors of Chartered Silicon Partners Pte Ltd since July 1998 and was appointed to its Board of Directors in April 1999. He has also been an Alternate Director on the Board of Directors of Silicon Manufacturing Partners Pte Ltd since October 1998. Mr. Chia received his Bachelor of Business (Accountancy), with distinction, from Edith Cowan University, Australia and is a Certified Practicing Accountant by the Australian Society of CPAs.

MICHAEL J. REKUC

     Michael J. Rekuc has served as President of our North American operations since March 1999. From 1976 until March 1999, Mr. Rekuc held sales, management and director positions in the semiconductor product sector of Motorola Inc. His most recent positions at Motorola Inc. included worldwide responsibilities as global sales director for wireless subscriber systems and a two year role as vice president and sales director for PC, computing and peripherals. Mr. Rekuc holds a BSc in Electrical Engineering from Lawrence University of Michigan.

ROBERT BAXTER

     Robert Baxter has served as our Senior Vice President, Business Operations since July 1998 with overall responsibility for regional sales, worldwide marketing, customer engineering and EDA teams in planning and executing business strategies. Mr. Baxter has more than 23 years of working experience in the semiconductor industry. He started his career with Texas Instruments in 1976 and later joined Motorola Corporation in 1982. Prior to joining Chartered, Mr. Baxter was Vice President and General Manager of Motorola's Advanced Digital Consumer Division based in Tokyo. He also ran Microcontroller Business Divisions based in Europe and in Austin, Texas for Motorola Inc. He has served on the Board of Directors of Chartered Silicon Partners Pte Ltd since October 1998. Mr. Baxter holds a BSc (Hons) in Applied Physics and Electronics from Durham University, United Kingdom.

JOHN DOCHERTY

     John Docherty has served as our Senior Vice President, Manufacturing Operations since September 1998 and has overall responsibility for wafer fab manufacturing operations, and leading our fab operations, turnkey services and supply management activities. Mr. Docherty has more than 24 years experience in the semiconductor industry. Prior to joining Chartered, Mr. Docherty was the Vice President and Director of European Manufacturing for Motorola Inc.'s wafer fabrication facilities in Scotland and France.

Mr. Docherty has served on the Boards of Directors of Chartered Silicon Partners Pte Ltd and Silicon Manufacturing Partners Pte Ltd since October 1998. Mr. Docherty graduated from Napier University, Edinburgh, United Kingdom and holds a Business Diploma from Strathclyde University, Glasgow.

BRIAN KLENE

     Brian Klene has served as our Vice President, Strategic Development since October 1998 and has overall responsibility for strategic business development and planning activities and intellectual property management. Mr. Klene has also served as Vice President, Worldwide Marketing. Mr. Klene has more than 20 years of working experience in the semiconductor and communications industry. Prior to joining Chartered, Mr. Klene was Executive Vice President of Sales and Marketing at Micron Technology and was with IBM from 1979 to 1989. Mr. Klene received an MBA from the University of Southern California and his BA from The Citadel.

JOHN MARTIN

     John Martin has served as our Vice President, Technology Development since January 1998 and has overall responsibility for our internal and external technology development activities. Dr. Martin has more than 25 years of experience in the semiconductor industry. He began his semiconductor career with Rockwell International Microelectronics in 1973. From 1981 to 1997, Dr. Martin held various positions in Motorola Inc.'s Semiconductor Products Sector. Dr. Martin holds a Ph.D. in Inorganic Chemistry from the University of Arkansas and a BA (Chemistry) from DePauw University.

LAU CHI KWAN

     Lau Chi Kwan has served as our Vice President, Reliability and Quality Assurance since January 1998 and has overall responsibility for our quality operations, total quality management and quality engineering support, which includes failure analysis and reliability engineering. From 1994 to 1997, Dr. Lau was our Yield Engineering Manager and subsequently our Research and Development Director. Dr. Lau has 23 years of experience in the semiconductor industry, largely in research and development. Prior to joining Chartered, Dr. Lau was a project manager for Hewlett-Packard's Circuit Technology Business Division. He began his career in 1976 with Microwave Acoustics Lab of the University of Southern California and subsequently continued his research and engineering work at Texas Instruments for three years and Hewlett-Packard for 11 years. Dr. Lau received a BSc from the University of Hawaii and MSc from the University of Wisconsin. Dr. Lau received his Ph.D. from the University of Southern California.

JUSTIN LIM

     Justin Lim has served as our Vice President, Information Technology since February 1998 and has overall responsibility for the development and application of information technology for our business, operational and strategic needs. Dr. Lim has 16 years of experience in the semiconductor industry, largely in information technology support and development work. He began his career in 1983 with Fairchild Semiconductor which was later acquired by National Semiconductor Pte Ltd in 1988. Dr. Lim was with National Semiconductor from 1988 to 1995. From 1995 to 1998, Dr. Lim was the Director of Services for FASTech Integration Asia for three years. Dr. Lim received his Ph.D. in Electrical Engineering from the University of Swansea, UK in 1983 after obtaining his BSC (Electro-Mechanical
Eng) (1st Class Hons) there in 1980. He also holds a MBA from the National University of Singapore.

TAN SENG CHAI

     Seng Chai Tan has served as our Vice President, Human Resources since July 1999 and has overall responsibility for the development and implementation of policies and processes in our human resource management system. From October 1997 to June 1999, Mr. Tan was our Human Resource Director. Mr. Tan joined our company as human resource manager in April 1996. He has more than 12 years of experience in the semiconductor industry. He began his career at National Semiconductor in 1987 where he held various positions in engineering, production and human resource management. Mr. Tan later joined Creative Technology Ltd in 1994 and prior to joining Chartered, he was Creative's Senior Manager, Human Resource. Mr. Tan holds a Bachelor of Engineering (Hons) from the National University of Singapore in 1987 and a MSc (Industrial and System Eng) from the National University of Singapore in 1991.

BOARD COMPOSITION AND COMMITTEES

     Our Articles of Association set the minimum number of directors at two. We currently have 11 directors and two alternate directors. A portion of our directors are elected at each annual general meeting of shareholders. The number of directors retiring and eligible to stand for reelection each year varies, but generally it is equal to one-third of the board, with the directors who have been in office longest since their reelection or appointment standing for reelection. Our Chief Executive Officer and President will not be required to stand for reelection as a director while he or she is in office. Because ST and its affiliates will own approximately 71.9% of our outstanding ordinary shares upon completion of the global offering, it will be able to control actions over many matters requiring approval by our shareholders, including the election of directors.

     The Executive Resource and Compensation Committee, or ERCC, of our Board of Directors oversees executive compensation and development in our company with the goal of building capable and committed management teams through competitive compensation, focused management and progressive policies which can attract, motivate and retain a pool of talented executives to meet our current and future growth plans. Specifically, the ERCC:

     - establishes compensation policies for key executives;

     - approves salary reviews, bonuses and incentives for key executives;

     - approves share incentives, including share options and share ownership for executives;

     - approves key appointments and reviews succession plans for key positions; and

     - oversees the development of key executives and younger executives.

     The members of the ERCC are Ms. Ho (chairman) and Messrs. Borrel, Lim, Thompson, Sum and Tobey.

     The Audit Committee of our Board of Directors consists of four members, of which a majority may not be officers or employees of our company. The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the scope and results of annual audits and the recommendation of our independent auditors. The Audit Committee also reviews all material transactions between us and the Singapore Technologies group. Please see "Relationship with Singapore Technologies" for a description of our relationship with ST. The members of the Audit Committee are Messrs. Sum (chairman), Koh, La Blanc and Tobey.

     The Budget Committee of our Board of Directors is responsible for reviewing our annual budget and our quarterly financial performance in relation to our budget. The members of the Budget Committee are Messrs. Borrel (chairman), Lim, Van Tassel and Sum.

DIRECTOR AND OFFICER COMPENSATION

     The aggregate compensation we paid to all of our directors and executive officers for services rendered to us and our subsidiaries during the fiscal year ended December 31, 1998 was approximately $3.8 million.

     The aggregate amount we set aside or accrued for all of our directors and executive officers to provide for pension, retirement or similar benefits during the fiscal year ended December 31, 1998 was approximately $5.0 million.

ISSUANCES OF SHARE OPTIONS



     As of October 15, 1999, options to purchase 17,273,481 ordinary shares were issued and outstanding, of which 5,324,348 were held by our officers and directors. The outstanding options were granted under our 1999 Share Option Plan. The exercise prices of these options range from S$0.9309 to S$1.3830. The expiration dates of the options range from April 2004 to April 2009. Contemporaneously with the effectiveness of the registration statement of which this prospectus is a part, we plan to grant to our officers, directors and employees options under our 1999 share option plan to purchase approximately 20,000,000 ordinary shares, including 8,560,000 to our President and Chief Executive Officer and 3,010,000 to our other directors and executive officers. The exercise price of such options will be the same as the initial public offering price of our ordinary shares, except for options issuable for approximately 2,100,000 ordinary shares that will have exercise prices below the initial public offering price (for which we will accrue a compensation charge).



EMPLOYEE BENEFIT PLANS



1995 Employees' Share Ownership Scheme



     Effective as of September 28, 1995, we adopted our 1995 Employees' Share Ownership Scheme. The 1995 scheme, as amended, generally provided for the grant of options to subscribe for ordinary shares. The objectives of the 1995 scheme were to motivate, retain and recognize employees and directors whose contributions have been essential to our well-being and prosperity and who have contributed to our growth.



     In connection with the global offering, we terminated the 1995 scheme effective September 30, 1999 and replaced all unpaid portions of partly paid shares with share options under our 1999 Share Option Plan. These options have the same exercise price and vesting schedule as the replaced options.



1997 Employees' Share Ownership Scheme



     Effective as of November 27, 1997, we adopted our 1997 Employees' Share Ownership Scheme. The provisions of the 1997 scheme, as amended, were substantially similar to those with respect to the 1995 scheme.



     In connection with the global offering, we also terminated the 1997 scheme effective September 30, 1999 and replaced all unpaid portions of partly paid shares with share options under our 1999 Share Option Plan. These options have the same exercise price and vesting schedule as the replaced options.



1999 SHARE OPTION PLAN


     Effective as of March 30, 1999, we adopted our 1999 Share Option Plan. The purpose of the plan is to offer selected individuals an opportunity to acquire or increase a proprietary interest in our company by purchasing our ordinary shares. Options granted under the 1999 plan may be nonstatutory options or incentive share options intended to qualify under Section 422 of the United States Internal Revenue Code.

     The 1999 plan is administered by the ERCC. Our employees, outside directors and consultants are eligible to receive option grants except as follows:


     - employees of our affiliates and our outside directors and consultants are not eligible for the grant of incentive share options;



     - employees, outside directors and consultants of our affiliates who are residents or citizens of the United States are not eligible for the grant of options; and



     - employees of SMP who are residents or citizens of the United States are not eligible for the grant of options.

     An individual who owns more than 10% of the total combined voting power of all classes of our outstanding shares is not eligible for the grant of options unless:

     - the exercise price of the option is at least 110% of the fair market value of a share on the date of grant; and

     - in the case of an incentive stock option, such option by its terms is not exercisable after the expiration of five years from the date of grant.


     The aggregate number of shares that may be issued under the 1999 plan and under any other share incentive and option schemes or agreements may not exceed 107,200,000 shares (subject to adjustment pursuant to the plan). If an outstanding option expires for any reason or is cancelled or otherwise terminated, the shares allocable to the unexercised portion of such option will again be available for the purposes of the plan and all other share incentive and option schemes approved by the ERCC.



     The exercise price of an incentive stock option shall not be less than 100% of the fair market value of a share on the date of grant. In no event will the exercise price for a share be below the par value of that share.


     Options granted to persons other than officers, outside directors and consultants shall become exercisable at least as rapidly as 20% per year over the five year period commencing on the date of grant. The exercisability of options outstanding under the 1999 plan may be fully or partially accelerated under certain circumstances such as a change in control of our company, as defined in the 1999 plan. In addition, outstanding options will accelerate by 12 months upon the closing of the global offering if the optionee's service has not been terminated and his or her option agreement does not provide otherwise.

     Each grant under the 1999 plan is evidenced by a share option agreement and the term of options granted may not exceed 10 years from the date of grant. If the optionee's service with us is terminated, the optionee's outstanding options, to the extent then exercisable, remain exercisable for a specified period (which is based on the reason for the termination) following the date of termination. All options which are not exercisable at the date of termination lapse when the optionee's service terminates.

     The ERCC may modify, extend or assume outstanding options or may accept the cancellation of outstanding options in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. No modification of an option shall, without the consent of the optionee, impair the optionee's rights or increase the optionee's obligations under such option.

     Options are generally not transferable under the plan. Shares issued upon the exercise of an option are subject to such rights of first refusal as the ERCC may determine.

     In the event of certain changes in our capitalization, our Board of Directors will make appropriate adjustments in one or more of the number of shares available for future grants under the 1999 plan, the number of shares covered by each outstanding option or the exercise price of each outstanding option. If we are a party to a merger or consolidation, outstanding options will be subject to the agreement of merger or consolidation.

     The 1999 plan will terminate automatically on March 30, 2009. The ERCC may amend, suspend or terminate the 1999 plan at any time and for any reason, provided that any amendment which increases the number of shares available for issuance under the 1999 plan, or which materially changes the class of persons who are eligible for the grant of incentive share options, will be subject to the approval of our shareholders.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of October 15, 1999, based on an aggregate of 988,847,853 ordinary shares outstanding as of such date, and as adjusted to reflect the sale of the ordinary shares offered hereby, by:


     - each person or group of affiliated persons who is known by us to beneficially own 10% or more of our ordinary shares;

     - each of our directors;

     - our chief executive officer; and

     - all of our directors and executive officers as a group.


                                                      ORDINARY SHARES         ORDINARY SHARES
                                                    BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                                    PRIOR TO THE GLOBAL      AFTER THE GLOBAL
                                                        OFFERING(1)           OFFERING(1)(2)
                                                   ---------------------   ---------------------
                BENEFICIAL OWNER                     NUMBER      PERCENT     NUMBER      PERCENT
                ----------------                   -----------   -------   -----------   -------
Singapore Technologies Pte Ltd(3)................  499,116,152    50.5     499,116,152    40.3
Singapore Technologies Semiconductors
  Pte Ltd(3).....................................  398,516,724    40.3     398,516,724    32.2
Ho Ching.........................................           --       *              --       *
Lim Ming Seong...................................           --       *              --       *
Barry Waite......................................    1,692,000       *       1,692,000       *
Sum Soon Lim.....................................       65,847       *          65,847       *
James H. Van Tassel..............................       89,849       *          89,849       *
Aubrey C. Tobey..................................       19,928       *          19,928       *
Robert E. La Blanc...............................       16,168       *          16,168       *
Andre Borrel.....................................       16,168       *          16,168       *
Charles E. Thompson..............................       16,168       *          16,168       *
Koh Beng Seng....................................        7,520       *           7,520       *
Tsugio Makimoto..................................           --       *              --       *
All directors and executive officers as a group
  (20 persons)...................................    3,358,747       *         358,747       *


---------------
 *  Less than 1% of total.


(1) Gives effect to the ordinary shares issuable within 60 days of October 15, 1999 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to ordinary shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all ordinary shares beneficially owned.


(2) Assumes the issuance of 250,000,000 ordinary shares (including ordinary shares represented by ADSs) and the underwriters' overallotment option is not exercised.


(3) Temasek Holdings (Private) Limited, the principal holding company of the Government of Singapore, owns 77.6% of Singapore Technologies Pte Ltd, or ST, and 100% of Singapore Technologies Holdings Pte Ltd, or ST Holdings. ST Holdings owns 22.4% of ST which, in turn, owns 100% of Singapore Technologies Semiconductors Pte Ltd, or ST Semiconductors. Temasek may be deemed to beneficially own the shares directly owned by ST and ST Semiconductors because it is the parent of ST and ST Holdings.

                    RELATIONSHIP WITH SINGAPORE TECHNOLOGIES

WHAT IS THE SINGAPORE TECHNOLOGIES GROUP


     Singapore Technologies Pte Ltd, or ST, is a holding company for a group of high-technology companies. ST is 22.4% owned by Singapore Technologies Holdings Pte Ltd, or ST Holdings. ST and ST Holdings are 77.6% and 100% owned, respectively, by Temasek Holdings (Private) Limited through which the corporate investments of the Government of Singapore are held. Temasek is owned by the Minister for Finance (Incorporated) of Singapore. ST owns 100% of Singapore Technologies Semiconductors Pte Ltd, or ST Semiconductors. ST and ST Semiconductors currently hold a 50.5% and 40.3% interest in our company, respectively. ST Semiconductors holds interests in our sister companies, STATS and Tritech Microelectronics Ltd (for which provisional liquidators were appointed effective September 1, 1999), or Tritech. In 1998, our revenues represented 12% of ST's revenues and our assets represented 22% of ST's assets.


     ST has five principal business groups: engineering, technology, infrastructure, property and financial services. ST has three operating subsidiaries that are engaged in the semiconductor business, namely:

     - Chartered Semiconductor Manufacturing Ltd;

     - STATS; and

     - Tritech (under provisional liquidation).

     STATS specializes in assembly and testing of semiconductors. Tritech, which is expected to be liquidated prior to closing the global offering, was in the business of designing, developing and marketing application specific standard products as well as customer specific semiconductors. ST may in the future establish other subsidiaries, or form strategic alliances with companies, which are engaged in the semiconductor business.


     ST and its affiliates will beneficially own approximately 72.5% of our outstanding ordinary shares upon completion of the global offering, or 70.3% if the underwriters exercise their overallotment option in full. As a result, it will be able to control actions over many matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. In addition, Ms. Ho and Messrs. Lim, Sum, Koh and Liow, each a member of our Board of Directors (other than Mr. Liow who serves as an alternate member), serve as directors of companies in the Singapore Technologies group. Ms. Ho and Mr. Lim, each a member of our Board of Directors, are employed by companies in the Singapore Technologies group.


     In 1996, our Board of Directors established an Audit Committee that, among other things, reviews all material transactions between us and the Singapore Technologies group. Please see "Management -- Board Composition and Committees" for a summary of the function and composition of the Audit Committee. Mr. Sum, the chairman of the Audit Committee, also serves as a consultant to ST and serves as a director for other ST affiliates.

     After completion of the global offering, we will continue to have contractual and other business relationships with ST and its affiliates and we may engage in material transactions with ST from time to time. Although our Audit Committee will review all material transactions between our company and the Singapore Technologies group, conflicts of interest may arise between us in certain circumstances. We are not obligated to conduct any business with members of the ST group if the costs of doing so are greater than for unaffiliated third parties.

FINANCIAL SUPPORT PROVIDED TO US BY SINGAPORE TECHNOLOGIES GROUP

     Through its subsidiary, ST Treasury Services Ltd, ST currently provides us with short-term financing and guarantees some of our debt. Certain of our loan agreements require ST to own at least a majority of our outstanding ordinary shares. ST Treasury Services Ltd has also in the past provided loans to us and has entered into forward foreign exchange contracts with us to provide a hedge for certain of our equipment purchase commitments with foreign vendors. As of June 30, 1999, $1.9 million of our short-term financing was provided by ST at a weighted average interest rate of 2.43% and approximately $216.6 million of our debt was guaranteed by ST at no cost. In addition, $75.1 million, $71.6 million and $29.3 million of our debt was guaranteed by The Bank of Tokoyo-Mitsubishi, Ltd, Royal Bank of Canada and The Dai-ichi Kangyo Bank, Ltd, respectively, at the request of ST, at a weighted average cost to us of 0.29%.

     In addition, from time to time we advance funds to, or borrow funds from, ST Treasury Services Ltd. (and from ST prior to the second half of 1998). In general, advances to and borrowings from ST and ST Treasury bear interest at rates comparable to the rates offered by commercial banks in Singapore, are unsecured and are repayable within three to six months on a renewable basis. The amount of interest income received from ST in 1996, 1997 and 1998 was $0.9 million, $0.2 million and $0.8 million, respectively. The amount of interest income received from ST Treasury in 1998 was $0.9 million. The amount of interest expense paid to ST was $4.2 million, $12.7 million and $6.6 million in 1996, 1997, 1998, respectively. The amount of interest expense paid to ST Treasury in 1998 was $2.3 million. The average rate of interest payable in 1996, 1997 and 1998 to ST and ST Treasury for our Singapore dollar denominated borrowings was 3.83%, 4.89% and 7.13%, respectively, and 5.84%, 6.06% and 6.33%, respectively, for our U.S. dollar denominated borrowings.

     We have also entered into an oral multi-currency credit facility with ST Treasury in connection with our borrowing arrangements with it. Under this facility, ST Treasury has agreed to make available to us funds of up to $100 million. We may, upon notice to ST Treasury, draw down at any time any amount available under the facility. We are not restricted in our utilization of drawn funds. Funds drawn under the facility are required to be repaid within one year of the date on which they are drawn. Payment schedules and directions will be as agreed to by us and ST Treasury at the time of the draw down. Unless otherwise agreed to, amounts drawn under the facility are unsecured and neither we nor ST Treasury are subject to conditions or events of default. Interest on drawn funds accrues at a rate based on the monthly average interest rate of three banks, as chosen by ST Treasury. The current monthly average interest rate for Singapore dollar borrowings under the agreement is 2.43%. As of June 30, 1999, there were $1.9 million of unsecured borrowings outstanding under this facility.

     While ST has historically provided credit and other support to us, ST has no obligation to continue doing so and the availability and amount of such support will depend on various factors, including our ability to raise funds without such support and the expenses relating to such fundraising.

CORPORATE SERVICES PROVIDED TO US BY SINGAPORE TECHNOLOGIES

     In March 1997, we entered into a service agreement with ST pursuant to which it provides us with services and support which are tangible as well as intangible in nature. The services provided by ST include management and corporate support services, such as treasury, cash management, internal audit, training, executive resources and corporate secretarial services. In addition, ST is able to offer us the benefits of a global network and the "Singapore Technologies" name and ST's wide spectrum of industries provide us with operational and financial leverages in our dealings with external third parties. In return for those services, support and benefits, we currently pay ST an annual management fee based on certain percentages of capital employed, sales, manpower and payroll. We expect to amend the service agreement prior to the consummation of the global offering to convert from a formula based fee arrangement to a service based fee arrangement. In addition, we reimburse ST for the third-party costs and expenses it incurs on our behalf.

     In 1996, 1997 and 1998, we paid management fees to ST of $4.4 million, $5.7 million and $4.9 million, respectively. In addition, we reimbursed ST for costs and expenses incurred on our behalf, principally certain of our payroll expenses paid through ST. Those reimbursements totaled $5.9 million, $5.6 million and $5.7 million in 1996, 1997 and 1998, respectively.

     The service agreement expires in the event we cease to be a subsidiary of ST. It can be terminated by ST upon our prolonged failure to pay the management fees due to ST. The management fees we pay ST
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under the service agreement are not itemized to allow us to compare them with similar services provided by unrelated third parties. We also believe that we derive economic benefits from the corporate services and support ST provides us. For example, ST guarantees a portion of our debt without fees or covenants and provides standby credit facilities without charge. In addition, we have used ST's leverage to secure loans and terms (including interest rates and covenants) that we would not otherwise have obtained.

     In the event that the service agreement is terminated, however, we will be required to provide the corporate services previously provided by ST either internally or obtain them from third parties and the cost to us could be greater than that charged by ST.

OTHER TRANSACTIONS WITH THE SINGAPORE TECHNOLOGIES GROUP

     We transact business with ST and its affiliates in the normal course of our respective businesses. We recorded sales to Tritech of $32.7 million, $20.8 million and $6.2 million in 1996, 1997 and 1998, respectively. These sales represented 8%, 5.5% and 1.5% of our net sales for the respective periods. We have not made any sales to Tritech since it was placed under judicial management on July 2, 1999.

     We paid STATS $8.4 million, $13.3 million and $22.7 million in 1996, 1997 and 1998, respectively, for services rendered in those years. We also paid affiliates of ST $2.3 million, $3.0 million and $1.4 million in 1996, 1997 and 1998, respectively, for services rendered in those years. We purchased $8.7 million, $1.0 million and $0.9 million in assets from affiliates of ST in 1996, 1997 and 1998, respectively. We also paid ST Construction and ST Architects $50.8 million, $2.6 million and $1.1 million in 1996, 1997 and 1998, respectively, for construction costs rendered in those years.

     Fabs 2 and 3 and our corporate offices are located on land leased to ST by Jurong Town Corporation, or JTC, a statutory board established by the Government of Singapore to develop and manage industrial estates in Singapore. These leases run until 2024 with conditional options to extend for another 30 years. We have entered into sub-leases with ST for the entire term of the leases for Fabs 2 and
3. The sub-leases for Fab 2 and Fab 3 require us to make rental payments to ST at rates equal to the rent paid by ST to JTC for the subject land through 2006 for Fab 2 and 2024 for Fab 3. The rental rates may be re-negotiated thereafter. In total, we paid ST $1.4 million, $2.1 million and $1.6 million, respectively, in lease payments for 1996, 1997 and 1998.

     CSP leases the land on which Fab 6 is located from ST, which in turn leases it from JTC. The agreement provides for the land to be leased to ST until 2027, with a conditional option to extend for an additional 30 years. CSP makes rental payments to ST at rates equal to the rent paid by ST to JTC for the subject land through 2027. CSP paid ST $0.5 million and $0.9 million in lease payments for 1997 and 1998, respectively.

     Some of our insurance coverage is held under various insurance policies which are negotiated and maintained by ST but billed directly to us. This enables us to benefit from the group rates negotiated by ST.

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

                         DESCRIPTION OF ORDINARY SHARES


     Set forth below is a description of our share capital and a brief summary of the basic rights and privileges of our shareholders conferred by our Articles of Association and the laws of Singapore. This description is only a summary and is qualified by reference to Singapore law and our Articles of Association, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. This description gives effect to the capital restructuring which occurred effective October 14, 1999.


ORDINARY SHARES

     Our authorized capital is S$800,000,000.540 consisting of 3,076,923,079 ordinary shares of par value S$0.26 each. We have only one class of shares, namely, the ordinary shares, which have identical rights in all respects and rank equally with one another. Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. Our directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium will, subject to certain exceptions, be transferred to a share premium account.


     As of October 15, 1999, 988,847,853 ordinary shares were issued and outstanding. All of our ordinary shares are in registered form. We may, subject to the provisions of the Companies Act and the rules of the Singapore stock exchange, purchase our own ordinary shares. However, we may not, except in circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares.


NEW ORDINARY SHARES

     New ordinary shares may only be issued with the prior approval in a general meeting of our shareholders. The approval, if granted, will lapse at the conclusion of the annual general meeting following the date on which the approval was granted. Our shareholders have given us general authority to issue any remaining approved but unissued ordinary shares prior to our next annual general meeting. Subject to the foregoing, the provisions of the Companies Act and any special rights attached to any class of shares currently issued, all new ordinary shares are under the control of our Board of Directors who may allot and issue the same with such rights and restrictions as it may think fit. Our shareholders are not entitled to pre-emptive rights under the Articles of Association or Singapore law.

SHAREHOLDERS

     Only persons who are registered in our register of shareholders and, in cases in which the person so registered is The Central Depository (Pte) Limited, or the CDP, the persons named as the depositors in the depository register maintained by the CDP for our ordinary shares, are recognized as shareholders. We will not, except as required by law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of the ordinary share or of the person whose name is entered in the depository register for that ordinary share. We may close the register of shareholders for any time or times if we provide the Registrar of Companies and Business of Singapore at least 14 days' notice. However, the register may not be closed for more than 30 days in aggregate in any calendar year. We typically close the register to determine shareholders' entitlement to receive dividends and other distributions for no more than 10 days a year.

TRANSFER OF ORDINARY SHARES

     There is no restriction on the transfer of fully paid ordinary shares except where required by law. Our Board of Directors may only decline to register any transfer of ordinary shares which are not fully paid shares or ordinary shares on which we have a lien. Ordinary shares may be transferred by a duly signed instrument of transfer in any form acceptable to our Board of Directors. Our Board of Directors may also decline to register any instrument of transfer unless, among other things, it has been duly stamped and is
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

presented for registration together with the share certificate and such other evidence of title as they may require. We will replace lost or destroyed certificates for ordinary shares if we are properly notified and if the applicant pays a fee which will not exceed S$2 and furnishes any evidence and indemnity that our Board of Directors may require.

GENERAL MEETINGS OF SHAREHOLDERS

     We are required to hold an annual general meeting every year. Our Board of Directors may convene an extraordinary general meeting whenever it thinks fit and must do so if shareholders representing not less than 10% of the total voting rights of all shareholders request in writing that such a meeting be held. In addition, two or more shareholders holding not less than 10% of our issued share capital may call a meeting. Unless otherwise required by law or by our Articles of Association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of at least 75% of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of the company, amendments to our Memorandum and Articles of Association, a change of our corporate name and a reduction in our share capital, share premium account or capital redemption reserve fund. We must give at least 21 days' notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days' notice in writing. The notice must be given to every shareholder who has supplied us with an address in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business.

VOTING RIGHTS

     A shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a shareholder. A person who holds ordinary shares through the CDP book-entry clearance system will only be entitled to vote at a general meeting as a shareholder if his name appears on the depository register maintained by CDP 48 hours before the general meeting. Except as otherwise provided in our Articles of Association, two or more shareholders holding at least 33 1/3% of our issued and outstanding ordinary shares must be present in person or by proxy to constitute a quorum at any general meeting. Under our Articles of Association, on a show of hands, every shareholder present in person and each proxy shall have one vote, and on a poll, every shareholder present in person or by proxy shall have one vote for each ordinary share held. A poll may be demanded in certain circumstances, including by the chairman of the meeting or by any shareholder present in person or by proxy and representing not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting or by any two shareholders present in person or by proxy and entitled to vote.

DIVIDENDS

     We may, by ordinary resolution, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our Board of Directors. We must pay all dividends out of our profits or pursuant to Section 69 of the Companies Act. Our Board of Directors may also declare an interim dividend. All dividends are paid pro rata among the shareholders in proportion to the amount paid up on each shareholder's ordinary shares, unless the rights attaching to an issue of any ordinary share provides otherwise. Unless otherwise directed, dividends are paid by cheque or warrant sent through the post to each shareholder at his registered address. Notwithstanding the foregoing, our payment to the CDP of any dividend payable to a shareholder whose name is entered in the depository register shall, to the extent of payment made to the CDP, discharge us from any liability to that shareholder in respect of that payment.

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BONUS AND RIGHTS ISSUE

     Our Board of Directors may, with the approval of our shareholders at a general meeting, capitalize any reserves or profits (including profit or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. Our Board of Directors may also issue rights to take up additional ordinary shares to shareholders in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue.

TAKEOVERS

     The Companies Act and the Singapore Code on Takeovers and Mergers regulate the acquisition of ordinary shares of public companies and contain certain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his own or together with parties acting in concert with him, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Takeovers and Mergers. "Parties acting in concert" include a company and its related and associated companies, a company and its directors (including their relatives), a company and its pension funds, a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis, and a financial advisor and its client in respect of shares held by the financial advisor and shares in the client held by funds managed by the financial advisor on a discretionary basis. An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding, either on his own or together with parties acting in concert with him, between 25% and 50% of the voting shares acquires additional voting shares representing more than 3% of the voting shares in any 12 month period.

LIQUIDATION OR OTHER RETURN OF CAPITAL

     If our company liquidates or in the event of any other return of capital, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings, subject to any special rights attaching to any other class of shares.

INDEMNITY

     As permitted by Singapore law, our Articles of Association provide that, subject to the Companies Act, we will indemnify our Board of Directors and officers against any liability incurred in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee. We may not indemnify directors and officers against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to our company.

LIMITATIONS ON RIGHTS TO HOLD OR VOTE SHARES

     Except as described in "-- Voting Rights" and "-- Takeovers" above, there are no limitations imposed by Singapore law or by our Articles of Association on the rights of non-resident shareholders to hold or vote ordinary shares.

MINORITY RIGHTS

     The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Companies Act, which gives the Singapore courts a general power to make any order,

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upon application by any shareholder of our company, as they think fit to remedy any of the following situations:

     - our affairs are being conducted or the powers of our Board of Directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of our shareholders; or

     - we take an action, or threaten to take an action, or the shareholders pass a resolution, or threaten to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of our shareholders, including the applicant.

     Singapore courts have wide discretion as to the reliefs they may grant and those reliefs are in no way limited to those listed in the Companies Act itself. Without prejudice to the foregoing, Singapore courts may:

     - direct or prohibit any act or cancel or vary any transaction or resolution;

     - regulate our affairs in the future;

     - authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

     - provide for the purchase of a minority shareholder's shares by our other shareholders or by our company and, in the case of a purchase of shares by us, a corresponding reduction of our share capital;

     - provide that our Memorandum or Articles of Association be amended; or

     - provide that our company be wound up.

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                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES


     ADSs represent ownership interests in securities that are on deposit with a depositary bank. Citibank, N.A., located at 111 Wall Street, New York, New York 10043, will act as the depositary bank for our ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, our custodian is Citibank Nominees Singapore Pte Ltd, located at 300 Tampines Avenue #07-00, Tampines Junction, Singapore 529653.


     We have appointed Citibank, N.A. as our depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Citicorp Investment Bank (Singapore) Limited, an affiliate of Citibank, N.A., is acting as a co-lead manager and underwriter in the Singapore offering and is receiving customary compensation in connection with such transaction.

     The following is a summary description of the ADSs and your rights as an owner of ADSs. Please note that your rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

     Each ADS represents ten ordinary shares on deposit with the custodian bank. An ADS also represents any other property received by the depositary or the custodian on behalf of the owner of the ADS that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

     If you become an owner of an ADS, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of Singapore, which may be different from the laws in the United States.

     As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name.

ISSUANCE OF ADSs UPON DEPOSIT OF ORDINARY SHARES

     The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.

     The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

     When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

     - your ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

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

     - all preemptive and similar rights, if any, with respect to your ordinary shares have been validly waived or exercised;

     - you are duly authorized to deposit the ordinary shares;


     - your ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the ADSs issuable upon such deposit will not be, except as provided in the deposit agreement, "restricted securities" (as defined in the deposit agreement); and


     - the ordinary shares presented for deposit have not been stripped of any rights or entitlements.


     If any of the representations or warranties are false in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.


WITHDRAWAL OF ORDINARY SHARES UPON CANCELLATION OF ADSS

     As a holder of ADSs, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying ordinary shares at the custodian's offices. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

     If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the ordinary shares represented by your ADSs at any time subject to:

     - temporary delays that may arise because the transfer books for the ordinary shares or the ADSs are closed or when ordinary shares are immobilized as a result of a shareholders' meeting or a payment of dividends, if any;

     - your obligation to pay fees, taxes and similar charges; and

     - restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

DIVIDENDS AND DISTRIBUTIONS

     As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

DISTRIBUTIONS OF CASH

     Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary. Upon receipt of such notice, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

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

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

DISTRIBUTIONS OF ORDINARY SHARES

     Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

     The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

     New ADSs will not be distributed if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

ELECTIVE DISTRIBUTIONS

     Whenever we intend to distribute a dividend payable at the election of shareholders, either in cash or in additional shares, we will give prior notice of the distribution to the depositary and will indicate whether we wish the distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practical.

     The depositary will make the election available to you only if it is reasonably practical and if we have provided the depositary all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

     If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Singapore would receive for failing to make an election, as more fully described in the deposit agreement.

DISTRIBUTIONS OF RIGHTS

     Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

     The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. Upon the exercise of any such rights, you may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs. Please note that the depositary bank is not obligated to establish procedures to facilitate the distribution and exercise of such rights.

     The depositary will not distribute the rights to you if:

     - we do not request that the rights be distributed to you or we ask that the rights not be distributed to you; or
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

     - we fail to deliver satisfactory documents to the depositary bank, such as opinions addressing the lawfulness of the transaction; or

     - it is not reasonably practicable to distribute the rights.

     The depositary will sell any rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for such rights.

OTHER DISTRIBUTIONS

     Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute such property to you and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, it will distribute the property to you in a manner it deems practicable.

     The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

     The depositary will not distribute the property to you and will sell the property if:

     - we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

     - we do not deliver satisfactory documents to the depositary bank; or

     - the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

     The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

REDEMPTION

     Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary. If it is reasonably practicable and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the redemption to the holders.

     The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

CHANGES AFFECTING ORDINARY SHARES

     The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

VOTING RIGHTS

     As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading "Description of Ordinary Shares" in this prospectus.

     The depositary will mail to you any notice of shareholders' meeting received from us, together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

     If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

     Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

FEES AND CHARGES

     As an ADS holder, you will be required to pay the following service fees to the depositary:

                          SERVICE                                        FEES
                          -------                             --------------------------
Issuance of ADSs............................................  Up to 5c per ADS issued
Cancellation of ADSs........................................  Up to 5c per ADS canceled
Exercise of rights to purchase additional ADSs..............  Up to 5c per ADS issued
Distribution of stock or other free distributions...........  Up to 5c per ADS held
Distribution of cash upon sale of rights and other
  entitlements..............................................  Up to 2c per ADS held

     As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

     - fees for the transfer and registration of ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

     - expenses incurred for converting foreign currency into U.S. dollars;

     - expenses for cable, telex and fax transmissions and for delivery of securities; and

     - taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

     We have agreed to pay certain other charges and expenses of the depositary. Please note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

AMENDMENTS AND TERMINATION

     We may agree with the depositary to modify the deposit agreement at any time without your consent. Except in very limited circumstances enumerated in the deposit agreement, we have agreed to give holders 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement.

     You will be bound by any modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs, except as permitted by law.

     We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

     Upon termination of the deposit agreement, the following will occur:

     - for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares on the same terms as prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

     - after the expiration of such six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

BOOKS OF DEPOSITARY

     The depositary will maintain ADS holder records at its depositary office. You may inspect these records at the depositary's office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

     The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits our obligations and the depositary's obligations to you. We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Please note the following:

     - The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

     - The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

     - We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

     - We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

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

     - We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Memorandum and Articles of Association or in any provisions of securities on deposit.

     - We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

     - We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders ordinary shares but is not, under the terms of the deposit agreement, made available to you.

     - We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

PRE-RELEASE TRANSACTIONS

     The depositary may, under certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The deposit agreement requires that the ADSs be fully collateralized before any ADSs are pre-released. The depositary may retain the compensation received from the pre-release transactions.

TAXES

     You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained by you.

FOREIGN CURRENCY CONVERSION

     The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

     - convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

     - distribute the foreign currency to holders for whom the distribution is lawful and practical; and

     - hold the foreign currency, without liability for interest, for the applicable holders.

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

                                    TAXATION

SINGAPORE TAXATION

     The following discussion describes the material Singapore income tax, stamp duty and estate duty consequences of the purchase, ownership and disposal of the ordinary shares or ADSs (collectively the "securities") to a holder of the securities that is not resident in Singapore. This discussion, insofar as it relates to matters of Singapore tax law, constitutes the opinion of Allen & Gledhill, Singapore tax advisor to Chartered. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the securities and does not purport to deal with the tax consequences applicable to all categories of investors.

     This discussion is based on tax laws in effect in Singapore and on administrative and judicial interpretations of these tax laws, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

INCOME TAX

     General. Non-resident corporate taxpayers are subject to income tax on income that is accrued in or derived from Singapore, and on foreign income received in Singapore, subject to certain exceptions. A non-resident individual is subject to income tax on the income accrued in or derived from Singapore.

     Subject to the provisions of any applicable double taxation treaty, non-resident taxpayers who derive certain types of income from Singapore are subject to a withholding tax on that income at a rate of 26%, or generally 15% in the case of interest, royalty and rental of movable equipment.

     A corporation will be regarded as being resident in Singapore if the control and management of its business is exercised there (for example, if the corporation's board of directors meets and conducts the business of the corporation in Singapore). An individual will be regarded as being resident in Singapore in a year of assessment if, in the preceding year, he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore.

     Dividend Distributions. If we pay dividends on the ordinary shares or ADSs out of the tax exempt income received because of our pioneer status or out of our income subject to a concessionary tax rate, if any, such dividends will be free of Singapore tax in the hands of the holders of the ordinary shares and ADSs. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Special Tax Status" for a discussion of our pioneer status.

     Where the dividend is declared out of the above tax exempt income or income subject to tax at a concessionary rate, we would have to obtain agreement from the Inland Revenue Authority of Singapore confirming the amount of income available for distribution of tax exempt dividends. Before this agreement has been obtained, the Comptroller of Income Tax in Singapore may issue a provisional assessment of our tax exempt income, and we will be able to distribute tax exempt dividends based on this provisional assessment. Exempt dividends paid by us in excess of our finalized tax exempt income will be deemed distributed out of our ordinary income and will be subject to the treatment outlined below.

     We pay tax on our non-tax exempt income at the prevailing corporate tax rate, which is currently 26%. This tax paid by us is in effect imputed to, and deemed paid on behalf of, our shareholders. Thus, if we pay dividends on our ordinary shares out of our non-tax exempt income, our shareholders receive the dividends net of the tax paid by us. Dividends received by either a resident or non-resident of Singapore are not subject to withholding tax. Shareholders are taxed in Singapore on the gross amount of dividends, which is the cash amount of the dividend plus an amount normally equivalent to the corporate income tax rate paid by us on the dividend. The tax paid by us effectively becomes available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income, including the gross amount of dividends.

     A non-resident shareholder is effectively taxed on non-tax exempt dividends at the corporate income tax rate. Thus, because tax deducted from the dividend and paid by us at the corporate income tax rate is
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

in effect imputed to, and deemed paid on behalf of, our shareholders (as discussed in the preceding paragraph), no further Singapore income tax will be imposed on the net dividend received by a non-resident holder of ordinary shares or ADSs. Further, the non-resident shareholder will normally not receive any tax refund from the Inland Revenue Authority of Singapore.

     No comprehensive tax treaty currently exists between Singapore and the United States.

     Gains on Disposal of the Ordinary Shares or ADSs. Singapore does not impose tax on capital gains. However, gains or profits may be construed to be of an income nature and subject to tax, especially if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade in Singapore, or if they are short-term gains from the sale of real property or shares in unlisted companies with substantial real property or real property-related assets in Singapore. Thus, any gains or profits from the disposal of the ordinary shares or ADSs are not taxable in Singapore unless the seller is regarded as carrying on a trade in securities in Singapore, in which case the disposal profits would be taxable as trading profits rather than capital gains.

STAMP DUTY

     There is no stamp duty payable in respect of the issuance and holding of new ordinary shares or ADSs. Where existing ordinary shares or ADSs evidenced in certificated form are acquired in Singapore, stamp duty is payable on the instrument of transfer of the ordinary shares or ADSs at the rate of S$2.00 for every S$1,000 of the consideration for, or market value of, the ordinary shares or ADSs, whichever is higher. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of existing ordinary shares or ADSs. Stamp duty may be payable if the instrument of transfer is received in Singapore.

ESTATE DUTY

     In the case of an individual who is not domiciled in Singapore, Singapore estate duty is imposed on the value of most movable and immovable properties situated in Singapore. Thus, an individual holder of the ordinary shares who is not domiciled in Singapore at the time of his or her death will be subject to Singapore estate duty on the value of any ordinary shares held by the individual upon the individual's death. Such a shareholder will be required to pay Singapore estate duty to the extent that the value of the ordinary shares, and any other assets subject to Singapore estate duty, exceeds S$600,000. Unless other exemptions apply to the other assets (for example, the separate exemption limit for residential properties), any excess will be taxed at a rate equal to 5% on the first S$12 million of the individual's Singapore chargeable assets and thereafter at a rate equal to 10%. However, an individual who holds ADSs and is not domiciled in Singapore at the time of his or her death should not be subject to Singapore estate tax duty on such ADSs because such ADSs are registered outside Singapore and hence should not be considered as movable properties in Singapore.

     Prospective purchasers or ordinary shares or ADSs who are individuals, whether or not domiciled in Singapore, should consult their own tax advisors regarding the Singapore estate duty consequences of their investment.

UNITED STATES FEDERAL TAXATION

     The following is a summary of the opinion of Latham & Watkins as to the material U.S. federal income and estate tax consequences that may be relevant to a U.S. holder with respect to the acquisition, ownership and disposition of ordinary shares or ADSs. For purposes of this summary, a "U.S. holder" includes the following:

     - citizens or residents of the United States for United States federal income tax purposes,

     - corporations or other entities created or organized under the laws of the United States or of any political subdivision thereof,
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

     - persons otherwise subject to United States federal income taxation on their worldwide income regardless of its source,

     - estates the income of which is subject to United States federal income taxation regardless of source,

     - any trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person, or

     - any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in ordinary shares or ADSs.

     This summary deals only with ordinary shares and ADSs held as capital assets (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address the tax consequences applicable to holders that may be subject to special tax rules, including without limitation financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding ordinary shares or ADSs as a hedge against currency risks or as a position in a "straddle" or "conversion transaction" or other integrated investment transaction for tax purposes, persons whose "functional currency" is not the U.S. dollar, or holders of 10% or more, by voting power or value, of the stock of our company. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). This summary is based upon the Code, existing temporary and proposed Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively and could affect the tax consequences described below. This summary further is based in part on the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF ORDINARY SHARES OR ADSS.

OWNERSHIP OF ADSS

     For U.S. federal income tax purposes, U.S. holders of ADSs will be treated as the owners of the ordinary shares represented by such ADSs.

DIVIDENDS

     Distributions of cash or property (other than ordinary shares, if any, distributed pro rata to all shareholders of our company, including holders of
ADSs) with respect to ordinary shares will be included in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current and accumulated earnings and profits of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by our company exceeds our company's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's tax basis in the ordinary shares or ADSs and thereafter as capital gain.

     A U.S. holder will not be eligible for a foreign tax credit against its U.S. federal income tax liability for Singapore dividend distribution taxes paid by our company. U.S. holders should be aware that dividends paid by our company generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income" for purposes of the foreign tax credit.

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

     If dividends are paid in Singapore dollars, the amount of the dividend distribution includible in the income of a U.S. holder will be the U.S. dollar value of the payments made in Singapore dollars, determined at a spot exchange rate between Singapore dollars and U.S. dollars on the date such dividend is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

     Sale or exchange of ordinary shares or ADSs. A U.S. holder generally will recognize gain or loss on the sale or exchange of ordinary shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder's tax basis in the ordinary shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the ordinary shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source passive income or loss for U.S. foreign tax credit purposes.

ESTATE TAXES

     An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the ordinary shares or ADSs owned by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Singapore estate tax with respect to the ordinary shares or ADSs will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to certain conditions and limitations.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     In general, information reporting requirements will apply to payments of dividends in respect of the ordinary shares or ADSs or the proceeds received on the sale, exchange or redemption of the ordinary shares or ADSs by a paying agent within the United States to a non-corporate (or other exempt) U.S. holder, and a 31 percent backup withholding tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number to the paying agent. Amounts withheld as backup withholding will be creditable against the U.S. holder's United States federal income tax liability.

     The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of ordinary shares or ADSs. You should consult your tax advisor concerning the tax consequences of your particular situation.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the global offering, there has not been any public market for our ADSs or ordinary shares, and no prediction can be made as to the effect, if any, that market sales of ADSs or ordinary shares or the availability of ADSs for sale will have on the market price of the ADSs prevailing from time to time. Nevertheless, sales of substantial amounts of ADSs in the public market, or the perception that such sales could occur, could adversely affect the market price of ADSs and could impair our future ability to raise capital through the sale of our equity securities. Please see "Risk Factors -- The future sales of securities by our company or existing shareholders may hurt the price of our ADSs and our ordinary shares."


     Upon the closing of the global offering, we will have an aggregate of 1,238,847,853 ordinary shares issued and outstanding (including ordinary shares represented by ADSs), assuming the underwriters do not exercise their overallotment option and without taking into account the exercise of any outstanding share options . The 250,000,000 ordinary shares sold in the global offering (including ordinary shares represented by ADSs) will be freely tradable in the United States, except that any shares held by "affiliates" as defined under Rule 144 under the Securities Act may only be sold in compliance with the limitations described below. The remaining 988,847,853 ordinary shares will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, including Rule 144 or Regulation S. The ordinary shares outstanding after the global offering may be deposited with the depositary and, subject to the terms of the deposit agreement, ADSs representing these ordinary shares will be issued.



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1.0% of the then outstanding ordinary shares (including ordinary shares represented by ADSs) (approximately 12,388,478 shares immediately after completion of the global offering) or the average weekly trading volume in the ordinary shares (including ordinary shares represented by ADSs) during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Certain sales may be permitted pursuant to Regulation S even if the Rule 144 holding periods are not satisfied. ST and ST Semiconductors may be deemed affiliates of our company. Therefore, sales by them in the United States of the 897,632,876 ordinary shares owned by them following the global offering may continue to be subject to the volume limitations of Rule 144.



     Each of our directors and executive officers, ST and its affiliates, our equity investor customers and certain other existing shareholders who will collectively hold at least 979,231,742 ordinary shares after the global offering will be subject to lock-up agreements following the completion of the global offering. Pursuant to the lock-up agreements, these shareholders will agree that they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for, ordinary shares or ADSs for a period of 180 days from the date of this prospectus, other than ordinary shares disposed of as bona fide gifts approved by Salomon Smith Barney Inc. and shares subject to priority allocation in the global offering. Following the 180 day lock-up period, the ordinary shares held by these shareholders will be eligible for resale, subject to the registration requirements under the Securities Act. Please see "Underwriting" for additional information regarding resale restrictions.


     In addition, we have agreed not to sell or otherwise dispose of any ordinary shares or securities convertible into or exchangeable for ordinary shares during the 180-day period following the date of the prospectus, without the prior written consent of Salomon Smith Barney Inc. The foregoing does not

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


prevent us, however, from issuing the ordinary shares, directly or in the form of ADSs, subject to the underwriters' overallotment option or issuing shares pursuant to our 1999 Share Option Plan. We intend to file a registration statement on Form S-8 under the Securities Act on the date that the registration statement of which this prospectus is a part becomes effective to register all of the ordinary shares that are or may become subject to options under our 1999 Share Option Plan, thus permitting the resale of such ordinary shares by nonaffiliates in the public market without restriction under the Securities Act. Concurrently with the effectiveness of the registration statement of which this prospectus is a part, we also intend to grant our officers, directors and employees options under our 1999 share option plan to purchase approximately 20,000,000 ordinary shares, including 8,560,000 to our President and Chief Executive Officer and 3,010,000 to our other directors and executive officers. The exercise price of such options will be the same as the initial public offering price of our ordinary shares, except for options for approximately 2,100,000 ordinary shares that will have exercise prices below the initial public offering price (for which we are accruing a compensation charge). In addition, we may issue ordinary shares in connection with any acquisition of another company if the terms of such issuance provide that such ordinary shares shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. Please see "Risk Factors -- The future sales of securities by our company or existing shareholders may hurt the price of our ADSs and our ordinary shares."

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement to be dated as of the date of the final prospectus, each of the U.S. underwriters named below, for whom Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Hambrecht & Quist LLC, SG Cowen Securities Corporation and SoundView Technology Group, Inc. are acting as the U.S. representatives, has severally agreed to purchase, and we have agreed to sell to such U.S. underwriter, the number of ordinary shares (including ordinary shares represented by ADSs) set forth opposite the name of such U.S. underwriter.


                                                                 NUMBER OF
                     U.S. UNDERWRITERS                        ORDINARY SHARES
                     -----------------                        ---------------
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Hambrecht & Quist LLC.......................................
SG Cowen Securities Corporation.............................
SoundView Technology Group, Inc.............................
                                                                 --------
  Total.....................................................
                                                                 ========


     Subject to the terms and conditions stated in a separate underwriting agreement to be dated as of the date of the final prospectus, each of the international underwriters named below, for whom Salomon Brothers International Limited, Credit Suisse First Boston (Singapore) Limited, Hambrecht & Quist LLC, Societe Generale, SoundView Technology Group, Inc., Overseas Union Bank Limited and Vickers Ballas & Company Pte Ltd are acting as the international representatives, has severally agreed to purchase, and we have agreed to sell to such international underwriter, the number of ordinary shares (including ordinary shares represented by ADSs) set forth opposite the name of such international underwriter.

                                                                 NUMBER OF
                 INTERNATIONAL UNDERWRITERS                   ORDINARY SHARES
                 --------------------------                   ---------------
Salomon Brothers International Limited......................
Credit Suisse First Boston (Singapore) Limited..............
Hambrecht & Quist LLC.......................................
Societe Generale............................................
SoundView Technology Group, Inc.............................
Overseas Union Bank Limited.................................
Vickers Ballas & Company Pte Ltd............................
                                                                  -------
  Total.....................................................
                                                                  =======

     Subject to the terms and conditions stated in a Singapore management and underwriting agreement to be dated as of the date of the final prospectus, each of the Singapore underwriters for whom Overseas Union Bank Limited is acting as lead manager and underwriter and Citicorp Investment Bank (Singapore) Limited is acting as co-lead manager and underwriter, has agreed to purchase and we have agreed to sell to such Singapore underwriters 25,000,000 ordinary shares.

     These offerings are part of a global offering that consists of:

     - an offering of an aggregate of 150,000,000 ordinary shares, directly or in the form of ADSs, in the United States and Canada;

     - an offering of an aggregate of 75,000,000 ordinary shares, directly or in the form of ADSs, outside the United States and Canada; and

     - an offering of an aggregate of 25,000,000 ordinary shares in Singapore.

     Salomon Smith Barney Inc. is acting as the sole book running manager for the global offering.

     The U.S. underwriting agreement, the international underwriting agreement and the Singapore management and underwriting agreement each provide that the obligations of the underwriters to purchase the ordinary shares (including ordinary shares represented by ADSs) included in the global offering are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S., international and Singapore underwriters are obligated to purchase all the ordinary shares (including ordinary shares represented by ADSs) pursuant to their respective agreements (other than those covered by the overallotment option described below) if they purchase any of them. The public offering price and underwriting discount per ADS for the U.S. offering, the international offering and (taking into account the number of ordinary shares comprised in an ADS) the Singapore offering will be identical. The underwriters expect that delivery of the ordinary shares, directly or in the form of ADSs, will be made against payment therefor on or about the date specified in the last paragraph of the cover page of the final prospectus, which is the fifth business day following the date of the final prospectus, or T+5. Trading of the ordinary shares, directly or in the form of ADSs, on the date of the final prospectus and the next succeeding business day may be affected by the T+5 settlement. The closing of the international offering, the U.S. offering and the Singapore offering are conditioned upon each other.


     The U.S., international and Singapore underwriters propose to offer some of the ordinary shares (including ordinary shares represented by ADSs) directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the ordinary shares (including ordinary shares represented by ADSs) to certain dealers at the public offering price less a
concession not exceeding S$       per ordinary share ($       per ADS). The
underwriters may allow, and such dealers may reallow, a concession not exceeding
S$       per ordinary share ($       per ADS) on sales to certain other dealers.
If all the ordinary shares (including the ordinary shares represented by ADSs) are not sold at the public offering price, the representatives may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     Up to 12,500,000 ordinary shares (including ordinary shares represented by ADSs) offered in the global offering are subject to priority allocation to our employees and business associates and to one of our directors, to directors, officers and employees of our affiliates, and to certain charitable organizations in Singapore.


     We have granted the U.S., international and Singapore underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 37,500,000 additional ordinary shares (including ordinary shares represented by ADSs) at the applicable initial public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover overallotments, if any, in connection with this offering. To the extent that such option is exercised, each U.S., international and Singapore underwriter, as the case may be, will be obligated, subject to certain conditions, to purchase an additional number of ordinary shares (including ordinary shares represented by ADSs) proportionate to such U.S., international or Singapore underwriter's initial commitment.

     The U.S., international and Singapore underwriters have entered an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ordinary shares or ADSs. The U.S., international and Singapore underwriters also have agreed that they may sell ordinary shares or ADSs, including those subject to priority allocation, among their respective underwriting syndicates. The number of ordinary shares or ADSs actually allocated to each offering may differ from the amount offered due to reallocation among the U.S. offering, the international offering and the Singapore offering.

     We, ST and its affiliates, our equity investor customers, all of our executive officers and directors and certain other existing shareholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc. offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any ordinary shares or ADSs or any securities convertible into or exchangeable for ordinary shares or ADSs, other than ordinary shares disposed of as bona fide gifts approved by Salomon Smith Barney Inc. and shares subject to priority allocation in the global offering. Salomon Smith Barney Inc. in its sole discretion may release any of the ordinary shares subject to the lock-up at any time without notice. Salomon Smith Barney, Inc. has advised us that it does not presently have any intention to release prematurely any of the shares that are subject to the lockup agreement.

     Prior to the global offering, there has been no public market for the ordinary shares or the ADSs. Consequently, the initial public offering price for the ordinary shares and the ADSs will be determined through negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects in the semiconductor manufacturing industry, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the ordinary shares or the ADSs will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the ordinary shares or the ADSs will develop and continue after this offering.

     Application has been made to have the ADSs included for quotation on the Nasdaq National Market under the symbol "CHRT" and for the ordinary shares to be listed on the Stock Exchange of Singapore Limited.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with the U.S. and international offerings. These amounts are shown assuming the mid-point of the filing ranges and both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares (including ordinary shares represented by ADSs).

                                                                   PAID BY CHARTERED
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per ADS.....................................................  $              $
Per Ordinary Share..........................................
  Total.....................................................  $              $

     In connection with the Singapore offering, we have agreed to pay the Singapore underwriters discounts and commissions of $0.03 per ordinary share for a total of $850,000 ($977,500 if the overallotment option is exercised in full).

     In connection with the global offering, Salomon Smith Barney Inc. and Salomon Brothers International Limited, on behalf of the underwriters, may purchase and sell ADSs or ordinary shares in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves syndicate sales of ADSs or ordinary shares in excess of the number of ADSs to be purchased by the underwriters in the global offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the ADSs or ordinary shares in the open market after distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of ADSs or ordinary shares made for the purpose of preventing or retarding a decline in the market price of the ADSs or ordinary shares while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases ADSs or ordinary shares originally sold by that underwriter.

     Any of these activities may cause the price of the ADSs or the ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. Subject to compliance with applicable laws, these transactions may be effected on the Nasdaq National Market, the Stock Exchange of Singapore Limited, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of the global offering will be $3.3 million. We have agreed to reimburse the U.S., international and Singapore underwriters for certain expenses incurred in connection with the global offering.


     Some of the representatives have been retained to perform certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     Certain matters in connection with the global offering will be passed upon for our company by Latham & Watkins. The validity of the ordinary shares represented by the ADSs offered hereby will be passed upon by Allen & Gledhill, our Singapore counsel. Latham & Watkins may rely upon Allen & Gledhill with respect to certain matters governed by Singapore law. Certain matters in connection with the global offering will be passed upon on behalf of the underwriters by Cleary, Gottlieb, Steen & Hamilton, counsel for the underwriters.

                                    EXPERTS

     We have included our consolidated financial statements as of December 31, 1997 and 1998 and June 30, 1998 and 1999, and for the years ended December 31, 1996, 1997 and 1998, and the six month periods ended June 30, 1998 and 1999, in this prospectus and the related registration statement on Form F-1 in reliance upon the report of KPMG, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-1, which includes amendments, exhibits, schedules and supplements with respect to the ADSs and the underlying ordinary shares offered by this prospectus. Although this prospectus, which is a part of the registration statement, contains all material information included in the registration statement, part of the registration statement has been omitted from this prospectus as permitted by the SEC. A related registration statement on Form F-6 has also been filed with the SEC to register the ADSs as represented by the ADRs. For further information with respect to our company and the ADSs offered by this prospectus, please refer to these registration statements. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of the applicable exhibit, to which reference is now made.

     Upon completion of our global offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. As a result, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. We also intend to submit to the SEC quarterly reports on Form 6-K which will include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which will include audited annual financial information. We intend to file these reports within the same time periods that apply to the filing by domestic issuers of quarterly reports on Form 10-Q and annual reports on Form 10-K. The SEC's rules generally require that domestic issuers file a quarterly report on Form 10-Q within 45 days after the end of the first three fiscal quarters and file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the SEC at:

- Judiciary Plaza                         - Seven World Trade Center
  450 Fifth Street, N.W.                    13th Floor
  Room 1024                                 New York, New York 10048
  Washington, D.C. 20549

                         - Northwestern Atrium Center
                           500 West Madison Street
                           Suite 1400
                           Chicago, Illinois 60661-2511

     Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

     The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we are not required to use the EDGAR system, but currently intend to do so in order to make our reports available over the Internet.

     Upon approval of the ADSs for quotation on the Nasdaq National Market, our periodic reports and other information may also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, Washington, D.C. 20006.

     As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

     We will furnish the depositary referred to under "Description of American Depositary Shares" with annual reports, which will include annual audited consolidated financial statements prepared in accordance with U.S. GAAP, and quarterly reports, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The depositary has agreed with us that, at our request, it will promptly mail these reports to all registered holders of ADSs. We will also furnish to the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will arrange for the mailing of these documents to record holders of ADSs. Please see "Description of American Depositary Shares" for further details on the responsibilities of the depositary.

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD
                                 AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations and Comprehensive
  Income (Loss).............................................  F-4
Consolidated Statements of Shareholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to the Financial Statements...........................  F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Chartered Semiconductor Manufacturing Ltd:

     We have audited the accompanying consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd and subsidiary as of December 31, 1997 and 1998 and June 30, 1998 and 1999, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with Statements of Auditing Standards issued by the Institute of Certified Public Accountants of Singapore ("ICPAS"), which statements set forth standards which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chartered Semiconductor Manufacturing Ltd and subsidiary as of December 31, 1997 and 1998, and June 30, 1998 and 1999, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, in conformity with generally accepted accounting principles in the United States of America.

/s/ KPMG
Singapore

August 12, 1999,
  except as to Note 26,

  which is as of October 14, 1999

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
          AS OF DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                           IN THOUSANDS OF US DOLLARS


                                                               AS OF DECEMBER 31,          AS OF JUNE 30,
                                                             -----------------------   -----------------------
                                                                1997         1998         1998         1999
                                                      NOTE   ----------   ----------   ----------   ----------
ASSETS
Cash and cash equivalents...........................    3    $   23,785   $   99,619   $   14,450   $   47,548
Accounts receivable
  Trade.............................................    4       104,635       71,285       77,674       86,274
  Others............................................    4        26,717       12,703        9,216        7,073
Amounts due from ST and ST affiliates...............   21         2,843        2,591        1,497        2,137
Amounts due from CSP and SMP........................                666        6,663        3,852       10,441
Inventories.........................................    5        59,262       29,476       36,934       26,943
Prepaid expenses....................................                895          895        1,324        2,468
                                                             ----------   ----------   ----------   ----------
          Total current assets......................            218,803      223,232      144,947      182,884
Investment in CSP and SMP...........................    6         4,990       58,487       57,042       60,376
Other assets........................................             25,250       50,905       32,154       41,505
Technology license agreements.......................    7        13,429        6,916       12,524        3,974
Property, plant and equipment, net..................    9     1,016,496      981,970    1,081,840      941,108
                                                             ----------   ----------   ----------   ----------
          Total Assets..............................         $1,278,968   $1,321,510   $1,328,507   $1,229,847
                                                             ==========   ==========   ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable
  Trade.............................................         $   13,074   $    8,530   $    5,013   $    5,656
  Fixed asset purchases.............................             98,943       22,829       43,945       32,458
Current installments of obligations under capital
  leases............................................   10         4,078        4,329        4,201        4,914
Current installments of long-term debt..............   11         9,213       49,046        9,280       86,391
Bank overdrafts.....................................   13         1,378        3,082        5,043        1,210
Accrued operating expenses..........................   12        61,458       84,918       54,838       87,612
Amounts due to ST and ST affiliates.................   21       336,254       10,607      138,563        8,574
Income taxes payable................................                301          662          520          793
Other current liabilities...........................   14        23,031       26,130       70,384        4,909
                                                             ----------   ----------   ----------   ----------
          Total current liabilities.................            547,730      210,133      331,787      232,517
Obligations under capital leases, excluding current
  installments......................................   10        17,745       13,414       15,609       10,698
Long-term debt, excluding current installments......   11       273,008      419,545      366,891      364,903
Customer deposits...................................   14       121,254       47,087       47,087       42,805
Other liabilities...................................   15         8,425       30,085        8,203       22,585
                                                             ----------   ----------   ----------   ----------
          Total liabilities.........................            968,162      720,264      769,577      673,508
                                                             ----------   ----------   ----------   ----------
Share capital
  Ordinary shares of S$0.26 each....................   17       143,384      221,433      190,996      221,636
Subscription receivable.............................            (10,565)     (12,341)     (12,362)     (12,731)
Additional paid-in capital..........................   18       278,824      689,970      549,379      694,752
Unearned compensation...............................             (1,821)          --       (1,007)        (982)
Accumulated other comprehensive income (loss).......            (43,902)     (52,696)     (52,696)     (52,696)
Retained deficit....................................   19       (55,114)    (245,120)    (115,380)    (293,640)
                                                             ----------   ----------   ----------   ----------
          Total shareholders' equity................            310,806      601,246      558,930      556,339
Commitments and contingencies.......................   22
                                                             ----------   ----------   ----------   ----------
          Total liabilities and shareholders'
            equity..................................         $1,278,968   $1,321,510   $1,328,507   $1,229,847
                                                             ==========   ==========   ==========   ==========


          See accompanying notes to consolidated financial statements.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998,
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
          IN THOUSANDS OF US DOLLARS (EXCEPT SHARE AND PER SHARE DATA)

                                                                                        FOR THE SIX MONTHS
                                                    FOR THE YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                   ---------------------------------   ---------------------
                                                     1996        1997        1998        1998        1999
                                                   ---------   ---------   ---------   ---------   ---------
Net revenue......................................  $ 406,936   $ 379,761   $ 422,622   $ 232,771   $ 294,738
Cost of revenue..................................   (289,435)   (368,521)   (439,668)   (224,105)   (247,257)
                                                   ---------   ---------   ---------   ---------   ---------
Gross profit (loss)..............................    117,501      11,240     (17,046)      8,666      47,481
                                                   ---------   ---------   ---------   ---------   ---------
Operating Expenses:
  Research and development.......................     13,018      26,553      43,419      20,642      22,955
  Fab start-up costs.............................     13,132      10,908       1,455       1,455          --
  Sales and marketing............................     16,233      20,184      31,872      13,609      20,568
  General and administrative.....................     32,615      30,144      37,389      15,089      22,701
  Costs incurred on termination of development
     program.....................................         --          --      31,776          --       6,500
  Stock-based compensation (note 23).............        332       2,024      (2,780)     (1,333)      3,289
                                                   ---------   ---------   ---------   ---------   ---------
          Total operating expenses...............     75,330      89,813     143,131      49,462      76,013
                                                   ---------   ---------   ---------   ---------   ---------
Operating income (loss)..........................     42,171     (78,573)   (160,177)    (40,796)    (28,532)
Equity in loss of CSP and SMP....................         --      (1,272)    (20,434)     (6,829)    (17,988)
Other income.....................................      3,850       4,860       4,680         330         650
Interest income..................................        973         179       1,690         811       1,207
Interest expense.................................     (1,144)    (12,782)    (20,137)    (10,100)     (9,094)
Exchange gain (loss).............................      1,963     (31,678)      5,237      (3,139)      5,065
                                                   ---------   ---------   ---------   ---------   ---------
Income (loss) before income taxes................     47,813    (119,266)   (189,141)    (59,723)    (48,692)
Income tax (expense) benefit.....................       (337)       (355)       (865)       (543)        172
                                                   ---------   ---------   ---------   ---------   ---------
Net income (loss)................................  $  47,476   $(119,621)  $(190,006)  $ (60,266)  $ (48,520)
                                                   =========   =========   =========   =========   =========
Other comprehensive income (loss) -- foreign
  currency translation...........................  $   4,622   $ (62,020)  $  (8,794)  $  (8,794)  $      --
Comprehensive income (loss)......................  $  52,098   $(181,641)  $(198,800)  $ (69,060)  $ (48,520)
                                                   =========   =========   =========   =========   =========
Net income (loss) per share and ADS:
Basic net income (loss) per share................  $    0.10   $   (0.24)  $   (0.24)  $   (0.09)  $   (0.05)
Diluted net income (loss) per share..............  $    0.10   $   (0.24)  $   (0.24)  $   (0.09)  $   (0.05)
Basic net income (loss) per ADS..................  $    0.97   $   (2.44)  $   (2.42)  $   (0.88)  $   (0.49)
Diluted net income (loss) per ADS................  $    0.97   $   (2.44)  $   (2.42)  $   (0.88)  $   (0.49)
Number of shares (in thousands) used in
  computing:
-- basic net income (loss) per share.............    488,296     490,407     784,541     685,871     985,816
-- diluted net income (loss) per share...........    488,824     490,407     784,541     685,871     985,816
Number of ADS (in thousands) used in computing:
-- basic net income (loss) per ADS...............     48,830      49,041      78,454      68,587      98,582
-- diluted net income (loss) per ADS.............     48,882      49,041      78,454      68,587      98,582

          See accompanying notes to consolidated financial statements.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  IN THOUSANDS

                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                                                                                         COMPRE-       TOTAL
                                                      SUBSCRIP-    ADDITIONAL   UNEARNED   RETAINED      HENSIVE      SHARE-
                                 ORDINARY SHARES         TION       PAID-IN     COMPEN-    EARNINGS      INCOME      HOLDERS'
                                       NO.            RECEIVABLE    CAPITAL      SATION    (DEFICIT)     (LOSS)       EQUITY
                               --------------------   ----------   ----------   --------   ---------   -----------   ---------
Balance at January 1, 1996...    471,998   $138,559    $ (5,873)    $215,539    $(1,236)   $  17,124    $ 13,496     $ 377,609
Net income...................         --         --          --           --         --       47,476          --        47,476
Other changes in unearned
  compensation, net..........         --         --          --         (152)       152           --          --            --
Issuance of shares...........     30,353      4,624      (5,070)      59,644         --           --          --        59,198
Amortization of stock
  compensation...............         --         --          --           --        332           --          --           332
Foreign currency
  translation................         --         --          --           --         --           --       4,622         4,622
                               ---------   --------    --------     --------    -------    ---------    --------     ---------
Balance at December 31,
  1996.......................    502,351    143,183     (10,943)     275,031       (752)      64,600      18,118       489,237
Net loss.....................         --         --          --           --         --     (119,621)         --      (119,621)
Distribution.................         --         --          --           --         --          (93)         --           (93)
Payment of subscription
  receivable.................         --         --       1,260           --         --           --          --         1,260
Other changes in unearned
  compensation, net..........         --         --          --        3,093     (3,093)          --          --            --
Issuance of shares...........      1,103        201        (882)         700         --           --          --            19
Amortization of stock
  compensation...............         --         --          --           --      2,024           --          --         2,024
Foreign currency
  translation................         --         --          --           --         --           --     (62,020)      (62,020)
                               ---------   --------    --------     --------    -------    ---------    --------     ---------
Balance at December 31,
  1997.......................    503,454    143,384     (10,565)     278,824     (1,821)     (55,114)    (43,902)      310,806
Net loss.....................         --         --          --           --         --      (60,266)         --       (60,266)
Payment of subscription
  receivable.................         --         --         176           --         --           --          --           176
Other changes in unearned
  compensation, net..........         --         --          --       (2,147)     2,147           --          --            --
Issuance of shares...........    293,036     47,612      (1,973)     272,702         --           --          --       318,341
Amortization of stock
  compensation...............         --         --          --           --     (1,333)          --          --        (1,333)
Foreign currency
  translation................         --         --          --           --         --           --      (8,794)       (8,794)
                               ---------   --------    --------     --------    -------    ---------    --------     ---------
Balance at June 30, 1998.....    796,490    190,996     (12,362)     549,379     (1,007)    (115,380)    (52,696)      558,930
Net loss.....................         --         --          --           --         --     (129,740)         --      (129,740)
Call on partly paid shares...         --         --       1,017           --         --           --          --         1,017
Other changes in unearned
  compensation, net..........         --         --          --       (2,454)     2,454           --          --            --
Issuance of shares...........    203,617     30,437        (996)     143,045         --           --          --       172,486
Amortization of stock
  compensation...............         --         --          --           --     (1,447)          --          --        (1,447)
                               ---------   --------    --------     --------    -------    ---------    --------     ---------
Balance at December 31,
  1998.......................  1,000,107    221,433     (12,341)     689,970         --     (245,120)    (52,696)      601,246
Net loss.....................         --         --          --           --         --      (48,520)         --       (48,520)
Call on partly paid shares...         --         --         286           --         --           --          --           286
Other changes in unearned
  compensation, net..........         --         --          --        4,271     (4,271)          --          --            --
Issuance of shares...........      1,318        203        (676)         511         --           --          --            38
Amortization of stock
  compensation...............         --         --          --           --      3,289           --          --         3,289
                               ---------   --------    --------     --------    -------    ---------    --------     ---------
Balance at June 30, 1999.....  1,001,425   $221,636    $(12,731)    $694,752    $  (982)   $(293,640)   $(52,696)    $ 556,339
                               =========   ========    ========     ========    =======    =========    ========     =========

          See accompanying notes to consolidated financial statements.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                           IN THOUSANDS OF US DOLLARS

                                                                          FOR THE SIX MONTHS
                                      FOR THE YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                     ---------------------------------   ---------------------
                                       1996        1997        1998        1998        1999
                                     ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)..................  $  47,476   $(119,621)  $(190,006)  $ (60,266)  $ (48,520)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Equity in loss of CSP and SMP....         --       1,272      20,434       6,829      17,988
  Depreciation and amortization....    115,545     173,762     226,903     103,577     142,617
  Foreign exchange (gain) loss on
     financing activities..........     (1,822)     41,734      (4,843)     (1,267)     (4,314)
  (Gain) loss on disposal of
     property, plant and
     equipment.....................       (219)        623       7,342       1,404       3,426
  Costs on termination of
     development program...........         --          --      31,776          --          --
  Stock-based compensation.........        332       2,024      (2,780)     (1,333)      3,289
  Others...........................     (1,434)       (491)        475        (198)     (1,120)
Change in operating working
  capital:
  Accounts receivable..............     17,492    (106,390)     36,545      37,683     (14,216)
  Amounts due from ST and ST
     affiliates....................    (13,343)      3,166         257       1,346         454
  Amounts due from CSP and SMP.....         --        (666)     (6,663)     (2,977)     (3,778)
  Inventories......................    (17,740)    (22,664)     28,069      22,763       2,533
  Prepaid expenses.................        438         129         164        (421)     (1,573)
  Trade accounts payable...........     (3,294)      7,189      (4,408)     (8,157)     (2,874)
  Accrued operating expenses.......     (9,823)     23,091      27,550      (9,642)      2,694
  Other current liabilities........    (35,091)     (1,532)    (17,967)      1,118       1,398
  Amounts due to ST and ST
     affiliates....................     (1,309)      4,346       3,696       6,994      (3,910)
Advances to suppliers..............    (10,255)    (18,875)         61         961       1,623
Income taxes payable...............     (3,126)        116         325         219         131
                                     ---------   ---------   ---------   ---------   ---------
Net cash (used in) provided by
  operating activities.............     83,827     (12,787)    156,930      98,633      95,848
                                     ---------   ---------   ---------   ---------   ---------

                                                                          FOR THE SIX MONTHS
                                      FOR THE YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                     ---------------------------------   ---------------------
                                       1996        1997        1998        1998        1999
                                     ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Proceeds from sale of property,
  plant and equipment..............  $       5   $     256   $   2,246   $     297   $   3,513
Purchase of property, plant and
  equipment........................   (481,230)   (410,551)   (279,368)   (215,725)    (89,802)
Technology license fees paid.......     (5,579)     (5,878)     (7,790)     (2,500)     (8,500)
Investment in CSP and SMP..........         --      (6,108)    (73,678)    (58,628)    (19,877)
                                     ---------   ---------   ---------   ---------   ---------
Net cash used in investing
  activities.......................   (486,804)   (422,281)   (358,590)   (276,556)   (114,666)
                                     ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES
Bank overdrafts....................     (3,593)     (1,502)      1,643       3,593      (1,872)
Customer deposits, net.............     53,927      79,755     (60,851)    (27,931)    (27,001)
Loans from ST and ST affiliates
  -- borrowings....................    523,533     824,288     410,051     242,097       5,195
  -- repayments....................   (315,193)   (681,235)   (738,400)   (446,782)     (3,318)
Long term debt
  -- borrowings....................     73,758     258,245     193,900      96,513          --
  -- repayments....................    (19,848)    (25,615)     (8,993)     (4,640)     (4,664)
Issuance of shares by the
  Company..........................     59,198       1,279     492,909     318,517         324
Capital lease payments.............     (3,605)     (3,407)     (5,317)     (2,012)     (2,131)
                                     ---------   ---------   ---------   ---------   ---------
Net cash provided by (used in)
  financing activities.............    368,177     451,808     284,942     179,355     (33,467)
                                     ---------   ---------   ---------   ---------   ---------
Net (decrease) increase in cash and
  cash equivalents.................    (34,800)     16,740      83,282       1,432     (52,285)
Effect of exchange rate changes on
  cash and cash equivalents........        (61)        (19)     (7,448)    (10,767)        214
Cash at the beginning of the
  period...........................     41,925       7,064      23,785      23,785      99,619
                                     ---------   ---------   ---------   ---------   ---------
Cash at the end of the period......  $   7,064   $  23,785   $  99,619   $  14,450   $  47,548
                                     =========   =========   =========   =========   =========
Supplemental Cash Flow Information:
Interest paid (net of amounts
  capitalized).....................  $   1,360   $   9,597   $  25,451   $   3,471   $  12,126
Income taxes paid..................      3,463         206         285         304         880

          See accompanying notes to consolidated financial statements.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

                       NOTES TO THE FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

1. BUSINESS AND ORGANIZATION

     Chartered Semiconductor Manufacturing Ltd (the "Company") is an independent semiconductor foundry providing wafer fabrication services and technologies. The Company operates in Singapore and has service operations in nine countries in North America, Europe and Asia. Its principal markets are the United States of America, Taiwan, Europe and Japan.

     The Company is a subsidiary of Singapore Technologies Pte Ltd ("ST"), which is itself ultimately wholly-owned by Temasek Holdings (Private) Limited ("Temasek"). Temasek is the holding company through which the corporate investments of the government of Singapore are held.

     In March 1997, the Company, Hewlett-Packard Europe B.V. and EDB Investments Pte Ltd formed Chartered Silicon Partners Pte Ltd ("CSP"), in which the Company has a non-controlling 51% equity interest. In January 1998, the Company and Lucent Technologies Microelectronics Pte Ltd formed Silicon Manufacturing Partners Pte Ltd ("SMP"), in which the Company has a 49% equity interest. The Company accounts for CSP and SMP on an equity investment basis. See Note 2(d).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") consistently applied for all periods.

(b) USE OF ESTIMATES

     The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements reflect the consolidated accounts of Chartered Semiconductor Manufacturing Ltd and its majority owned and controlled affiliates. Intercompany accounts and transactions have been eliminated in consolidation.

(d) INVESTMENT IN CSP AND SMP

     The equity accounting method is applied for the investment in CSP and SMP. The Company's share of the results of their operations is included in the consolidated statement of operations. The Company's equity interest in these equity affiliates, including its share of accumulated post-formation results, is included as investment in CSP and SMP in the consolidated balance sheet.

(e) FUNCTIONAL CURRENCY

     Through June 30, 1998, the Company's functional currency was Singapore dollars. Effective July 1, 1998, the Company changed its functional currency to US dollars.

     The Singapore dollar was the functional currency of the Company because, historically, the Singapore dollar was the currency of primary economic environment in which the operations of the Company were conducted. However, significant changes in economic facts necessitated a change in the Company's functional currency from the Singapore dollar to the US dollar. The Company's business has changed in

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

that a more significant portion of its revenue is derived from companies based outside of Singapore, principally the United States. There continues to be less financial dependence of the Company on its parent. There are ongoing changes in sources of financing from Singapore dollars to US dollars. With more of the Company's transactions and cash flows denominated in US dollars, the functional currency changed effective July 1, 1998 from the Singapore dollar to the US dollar.

     Concurrently with the change in functional currency, the Company converted the majority of its debt financing to US dollars by entering into forward exchange contracts which had the effect of redenominating the non-US dollar loans to US dollar loans.

     The change in functional currency was recognized through the translation of Singapore dollar amounts of the Company's non-monetary assets, principally property, plant and equipment at June 30, 1998, to US dollars on July 1, 1998 with those US dollar amounts becoming the accounting basis for those assets at July 1, 1998 and for subsequent periods. The $52,696 cumulative translation adjustment at July 1, 1998 in shareholders' equity prior to the change remains as a separate component of accumulated comprehensive income.

(f) FOREIGN CURRENCY TRANSACTIONS

     Assets and liabilities which are denominated in foreign currencies are converted into the functional currency at the rates of exchange prevailing at the balance sheet date. Income and expenses are converted at the rates of exchange at transaction dates prevailing during the year. Foreign currency transaction gains or losses are included in results of operations, except as described below with respect to forward foreign exchange contracts utilized as a hedge against firm commitments.

(g) REVENUE RECOGNITION

     Revenue represents the invoiced value of goods and services supplied, excluding goods and services tax, less allowance for returns. Revenue is recognized upon shipment of goods.

(h) GRANTS

     Asset-related government grants consist of grants for the purchase of equipment used for research and development activities. Asset-related grants are presented in the consolidated balance sheet as deferred grants and are credited to other income on the straight-line basis over the estimated useful lives of the relevant assets.

     Income-related government grants are subsidies of training and research and development expenses. Income-related grants are credited to other income when it becomes probable that expenditures already incurred will constitute qualifying expenditures for purposes of reimbursement under the grants, which is typically substantially concurrent with the expenditures. See Note 15.

(i) FAB START-UP COSTS

     The Company expenses costs related to start-up activities, including fab start-up costs, as they are incurred.

(j) RESEARCH AND DEVELOPMENT COSTS

     Research and development costs, which are expensed as incurred, were $13,018, $26,553 and $43,419 in 1996, 1997 and 1998, respectively, and $20,642 and $22,955 in the six months ended June 30, 1998 and 1999, respectively.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

(k) STOCK-BASED EMPLOYEE COMPENSATION

     The Company measures stock-based employee compensation cost for financial statement purposes in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and its related interpretations and includes pro forma information in Note 23 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Compensation cost for stock options granted to employees in connection with the Company's fixed option plan is measured as the excess of fair market value of the stock subject to the option at the grant date over the exercise price of the option. Compensation cost for options granted to employees under the Company's variable option plans is recorded over the requisite vesting periods based upon the current market value of the Company's stock at the end of each period.

(l) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

(m) DERIVATIVES

     Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Any contracts held or issued that do not meet the requirements of a hedge are recorded at fair value in the balance sheet and any changes in that fair value recognized in income.

(n) NET INCOME (LOSS) PER SHARE

     The computation of basic net income (loss) and diluted net income (loss) per share are presented in conformity with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" for all periods presented.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations prepared in accordance with SFAS No. 128.

                                                                   YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------------------------------------
                                              1996                               1997                           1998
                              ------------------------------------   ----------------------------   ----------------------------
                                                             PER                            PER                            PER
                                                            SHARE     INCOME               SHARE     INCOME               SHARE
                                INCOME         SHARES       AMOUNT    (LOSS)     SHARES    AMOUNT    (LOSS)     SHARES    AMOUNT
                              -----------   -------------   ------   ---------   -------   ------   ---------   -------   ------
                              (NUMERATOR)   (DENOMINATOR)
Basic net income (loss) per
  share.....................    $47,476        488,296      $0.10    $(119,621)  490,407   $(0.24)  $(190,006)  784,541   $(0.24)
                                =======                     =====    =========             ======   =========             ======
Effect of dilutive
  securities
Stock options and shares
  subject to repurchase.....                       528                                --                             --
                                               -------                           -------                        -------
Diluted net income (loss)
  per share.................    $47,476        488,824      $0.10    $(119,621)  490,407   $(0.24)  $(190,006)  784,541   $(0.24)
                                =======        =======      =====    =========   =======   ======   =========   =======   ======

                                                                              SIX MONTHS ENDED JUNE 30,
                                                          ------------------------------------------------------------------
                                                                          1998                              1999
                                                          ------------------------------------   ---------------------------
                                                                                         PER                           PER
                                                            INCOME                      SHARE     INCOME              SHARE
                                                            (LOSS)         SHARES       AMOUNT    (LOSS)    SHARES    AMOUNT
                                                          -----------   -------------   ------   --------   -------   ------
                                                          (NUMERATOR)   (DENOMINATOR)
Basic net income (loss) per share.......................   $(60,266)       685,871      $(0.09)  $(48,520)  985,816   $(0.05)
                                                           ========                     ======   ========             ======
Effect of dilutive securities
Stock options and shares subject to repurchase..........                        --                               --
                                                                           -------                          -------
Diluted net income (loss) per share.....................   $(60,266)       685,871      $(0.09)  $(48,520)  985,816   $(0.05)
                                                           ========        =======      ======   ========   =======   ======

     For all the periods subsequent to 1996, the Company has excluded all outstanding stock options and shares subject to repurchase by ST from the calculation of diluted net income (loss) per share under SFAS No. 128 because all such securities are anti-dilutive for those periods. The total number of shares excluded from the calculations of diluted net income (loss) per share were 13,156,240 and 27,015,600 for the years ended December 31, 1997 and 1998, respectively, and 14,586,920 and 16,201,840 for the six months ended June 30, 1998 and 1999, respectively. All amounts have been restated to reflect the impact of the capital restructuring described in Note 26.

(O) COMPREHENSIVE INCOME

     On January 1, 1998, the Company applied SFAS No. 130, "Reporting Comprehensive Income" with respect to reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments and is presented in the consolidated statements of operations and comprehensive income (loss).

(P) CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments that are readily convertible into cash and have original maturities of three months or less.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

(q) INVENTORIES

     Inventories are stated at the lower of cost, determined on the weighted average basis, or market (net realizable value.

(r) TECHNOLOGY LICENSE AGREEMENTS

     The Company has entered into technology license agreements requiring the payment of licensing fees and royalties. The agreed fees and royalties are recorded as a liability and an intangible asset. The intangible assets are amortized to results of operations on the straight-line basis over their estimated useful lives. See Note 7.

(s) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the following periods:

Buildings..............................   -   20 years (or, if shorter, the remaining period of the
                                              lease of the land on which the buildings are erected)
Mechanical and electrical                 -   10 years
  installations........................
Equipment and machinery................   -   5 years
Office and computer equipment..........   -   2 to 5 years

     The Company capitalizes interest with respect to major assets under installation and construction until such assets are ready for use. See Note 9 for details of capitalized interest. Repairs and replacements of a routine nature are expensed, while those that extend the life of an asset are capitalized.

     Plant and equipment under capital leases are stated at the present value of minimum lease payments. Plant and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

(t) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognised is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(u) OPERATING LEASES

     Rental payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(v) CONCENTRATION OF RISK

     The Company is an independent foundry that fabricates integrated circuits on silicon wafers for customers in the semiconductor industry. The five largest customers of the Company accounted for

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

61%, 48% and 43% of net revenue in the years ended December 31, 1996, 1997 and 1998, respectively and 43% and 45% of net revenue in the six months ended June 30, 1998 and 1999, respectively (see Note 20). The Company believes that the concentration of its credit risk in trade receivables is mitigated substantially by its credit evaluation process, credit policies and credit control and collection procedures.

     In addition, certain of the Company's treasury management activities are undertaken by ST or carried out together with other companies in the ST Group. The Company participates in a pooled cash management arrangement and places short-term advances with other companies in the ST Group. The Company also contracts substantially all of its forward purchases of foreign exchange with ST, where required for the purpose of hedging future foreign currency commitments. See Notes 3 and 22(f).

(w) SEGMENT DISCLOSURES

     Disclosures on business segments are made under SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which meets the requirements of SAS 23 "Reporting Financial Information by Segment". Under SFAS No. 131, a public company reports descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in a single reportable segment.

3. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                         DECEMBER 31,            JUNE 30,
                                                      ------------------    ------------------
                                                       1997       1998       1998       1999
                                                      -------    -------    -------    -------
Cash at banks and in hand...........................  $14,362    $ 6,747    $ 6,247    $13,015
Cash equivalents -- ST pooled cash..................    9,423     92,872      8,203     34,533
                                                      -------    -------    -------    -------
                                                      $23,785    $99,619    $14,450    $47,548
                                                      =======    =======    =======    =======

     Certain of the Company's treasury management activities are undertaken by ST or its affiliates. The Company participates in a pooled cash management arrangement under which the Company may place surplus cash with ST as short-term advances of less than three months.

4. ACCOUNTS RECEIVABLE

     Trade accounts receivable at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                        DECEMBER 31,             JUNE 30,
                                                     -------------------    ------------------
                                                       1997       1998       1998       1999
                                                     --------    -------    -------    -------
Trade receivables..................................  $108,592    $76,264    $81,555    $95,718
Allowance for doubtful accounts....................    (3,957)    (4,979)    (3,881)    (9,444)
                                                     --------    -------    -------    -------
                                                     $104,635    $71,285    $77,674    $86,274
                                                     ========    =======    =======    =======

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Movements in the allowance for doubtful accounts are as follows:

                                                                                FOR THE SIX MONTHS
                                           FOR THE YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                                           --------------------------------     -------------------
                                            1996         1997        1998        1998        1999
                                           -------     --------     -------     -------     -------
Beginning................................  $   --      $ 7,175      $3,957      $3,957      $4,979
Utilized in period.......................     (15)          --          --          --          --
Charge (credit) for the period...........   7,493       (2,058)        993        (105)      4,465
Translation adjustment...................    (303)      (1,160)         29          29          --
                                           ------      -------      ------      ------      ------
Ending...................................  $7,175      $ 3,957      $4,979      $3,881      $9,444
                                           ======      =======      ======      ======      ======

     Other receivables at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                           DECEMBER 31,           JUNE 30,
                                                        ------------------    ----------------
                                                         1997       1998       1998      1999
                                                        -------    -------    ------    ------
Advances to suppliers.................................  $ 7,901    $ 4,944    $  280    $   87
Loans to employees....................................    1,050      1,097     1,003     1,686
Deposits..............................................    1,665        466       368       530
Receivable from research partners.....................   12,855      3,333     2,304        --
Others................................................    3,246      2,863     5,261     4,770
                                                        -------    -------    ------    ------
                                                        $26,717    $12,703    $9,216    $7,073
                                                        =======    =======    ======    ======

5. INVENTORIES

     Inventories at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                         DECEMBER 31,            JUNE 30,
                                                      ------------------    ------------------
                                                       1997       1998       1998       1999
                                                      -------    -------    -------    -------
Raw materials.......................................  $19,737    $ 6,279    $17,726    $ 1,899
Work in process.....................................   24,271     17,206      8,630     18,787
Consumable supplies and spares......................   15,712     10,184     12,744      6,597
                                                      -------    -------    -------    -------
                                                       59,720     33,669     39,100     27,283
Allowance for inventory obsolescence................     (458)    (4,193)    (2,166)      (340)
                                                      -------    -------    -------    -------
                                                      $59,262    $29,476    $36,934    $26,943
                                                      =======    =======    =======    =======

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Movements in the allowance for inventory obsolescence are as follows:

                                                                                FOR THE SIX MONTHS
                                             FOR THE YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                             -------------------------------    -------------------
                                               1996        1997       1998       1998        1999
                                             --------    --------    -------    -------    --------
Beginning..................................  $    20     $   654     $  458     $  458     $ 4,193
Utilized in period.........................   (2,751)     (1,467)        --         --      (3,859)
Charge for the period......................    3,380       1,114      3,744      1,717           6
Translation adjustment.....................        5         157         (9)        (9)         --
                                             -------     -------     ------     ------     -------
Ending.....................................  $   654     $   458     $4,193     $2,166     $   340
                                             =======     =======     ======     ======     =======

6. INVESTMENT IN CSP AND SMP

     The investment in CSP and SMP at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                       DECEMBER 31,             JUNE 30,
                                                    -------------------    -------------------
                                                     1997        1998       1998        1999
                                                    -------    --------    -------    --------
Cost..............................................  $ 6,108    $ 79,786    $64,736    $ 99,663
Share of retained post-formation loss.............   (1,272)    (21,706)    (8,101)    (39,694)
Translation adjustments...........................      154         407        407         407
                                                    -------    --------    -------    --------
                                                    $ 4,990    $ 58,487    $57,042    $ 60,376
                                                    =======    ========    =======    ========

     CSP and SMP are semiconductor foundries providing wafer fabrication services and technologies. The Company accounts for its 51% investment in CSP and its 49% investment in SMP using the equity method. Because the minority owners of CSP have certain approval or veto rights which allow them to participate in management, CSP is not consolidated. Under the terms of the shareholders agreements, the Company is committed to making an equity investment in CSP of up to $215,429, of which $40,600 has been invested, and in SMP of up to $122,200, of which $59,063 has been invested.

     Under the shareholders' agreement with the majority shareholder of SMP, in arriving at the share of net income attributable to the Company, the Company is entitled to the margins from sales to customers directed to SMP by the Company, after deducting 49% share of the overhead costs of SMP. Accordingly, SMP's net results are not expected to be shared in the same ratio as the equity holding. The Company accounts for its due share of SMP's net results in accordance with the terms in the foregoing agreement.

     CSP and SMP commenced recording of sales in the quarter ended June 30, 1999 which amounted to $17,894 and $3,512, respectively in that quarter.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Shown below is aggregated summarized financial information for CSP and SMP:

                                                     DECEMBER 31,              JUNE 30,
                                                  -------------------    ---------------------
                                                   1997        1998        1998        1999
                                                  -------    --------    --------    ---------
Current assets..................................  $   596    $ 21,151    $ 56,082    $  22,680
Technology license agreements...................       --          --          --        9,167
Property, plant and equipment...................   12,992     240,574     169,804      329,919
Short-term debt.................................       --     (75,460)    (65,925)    (122,475)
Other current liabilities.......................   (3,804)    (38,642)    (46,268)     (42,339)
Long-term debt..................................       --     (31,000)         --      (76,000)
Shareholders' equity............................    9,784     116,623     113,693      120,952

                                                     FOR THE YEAR ENDED      FOR THE SIX MONTHS
                                                        DECEMBER 31,           ENDED JUNE 30,
                                                   -----------------------   -------------------
                                                   1996    1997     1998       1998       1999
                                                   ----   ------   -------   --------   --------
Net revenue......................................  $--    $   --   $    --   $    --    $21,406
Gross loss.......................................   --        --        --        --     11,366
Operating loss...................................   --     2,571    42,430    12,719     34,703
Net loss.........................................   --     2,494    41,256    13,788     36,234

7. TECHNOLOGY LICENSE AGREEMENTS

     Technology license agreements at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                      DECEMBER 31,              JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1998        1999
                                                  --------    --------    --------    --------
Technology licenses, at cost....................  $ 31,660    $ 32,284    $ 34,412    $ 38,784
Accumulated amortization........................   (18,231)    (25,368)    (21,888)    (34,810)
                                                  --------    --------    --------    --------
                                                  $ 13,429    $  6,916    $ 12,524    $  3,974
                                                  ========    ========    ========    ========

     Future payments under the agreements are as follows:

                                                      DECEMBER 31,              JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1998        1999
                                                  --------    --------    --------    --------
Unconditional fixed obligations payable.........  $ 36,750    $ 39,250    $ 39,250    $ 45,750
Total payments to date..........................   (22,980)    (30,770)    (25,480)    (39,270)
                                                  --------    --------    --------    --------
                                                    13,770       8,480      13,770       6,480
                                                  --------    --------    --------    --------
Current installments (see note 14)..............     6,570       1,280       6,570       1,380
Non-current installments (see note 15)..........     7,200       7,200       7,200       5,100
                                                  --------    --------    --------    --------
                                                  $ 13,770    $  8,480    $ 13,770    $  6,480
                                                  ========    ========    ========    ========

8. DEVELOPMENT PROGRAM TERMINATION COSTS

     During 1998, the Company discontinued its technology transfer and licensing arrangement entered into for a development program which the Company decided to terminate. In connection with the discontinuation of this development program, certain equipment previously purchased and yet to be placed

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

into production was identified by management in 1998 as redundant and to be disposed of in the near term. The Company recorded a non-cash impairment loss of $30,938 to adjust the carrying value of such equipment to $5,961, the estimated fair value of such equipment less selling costs, and wrote off all unamortized technology license costs of $838. The impaired equipment was removed from service for all purposes at the time the impairment charge was recognized. The Company is in the process of evaluating bids to purchase such equipment and expects to sell it before the end of 1999. Additionally, the Company recorded a $6,500 charge for a final cash settlement amount in 1999 for the termination of the licensing arrangement.

9. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                  DECEMBER 31,                  JUNE 30,
                                            ------------------------    ------------------------
                                               1997          1998          1998          1999
                                            ----------    ----------    ----------    ----------
COST
Buildings.................................  $   93,782    $  147,685    $  146,671    $  149,371
Mechanical and electrical installations...     198,641       268,606       260,008       266,233
Equipment and machinery...................     801,897     1,048,744       989,293     1,063,989
Office and computer equipment.............      59,336        63,112        64,072        64,322
Assets under installation and
  construction............................     215,738        11,555        70,897        75,011
                                            ----------    ----------    ----------    ----------
     Total cost...........................   1,369,394     1,539,702     1,530,941     1,618,926
                                            ----------    ----------    ----------    ----------
ACCUMULATED DEPRECIATION
Buildings.................................       9,681        16,153        12,818        19,469
Mechanical and electrical installations...      41,273        70,502        54,627        81,374
Equipment and machinery...................     282,693       441,815       356,796       543,712
Office and computer equipment.............      19,251        29,262        24,860        33,263
                                            ----------    ----------    ----------    ----------
     Total accumulated depreciation.......     352,898       557,732       449,101       677,818
                                            ----------    ----------    ----------    ----------
Property, plant and equipment (net).......  $1,016,496    $  981,970    $1,081,840    $  941,108
                                            ==========    ==========    ==========    ==========

     Depreciation charged to results of operations amounted to $166,844 and $219,900 for 1997 and 1998, and $100,054 and $133,174 for the six months ended
June 30, 1998 and 1999, respectively. Buildings consists of wafer plants, including administrative offices, built on land licensed to ST and Technology Parks Pte Ltd, and sub-leased to the Company. See Note 21.

     Included in property, plant and equipment are assets acquired under capital lease obligations with a cost and related accumulated depreciation of approximately $25,300 and $11,900, respectively, at December 31, 1997, $24,000 and $16,000, respectively, at December 31, 1998, $25,600 and $14,600, respectively, at June 30, 1998 and $24,000 and $18,500, respectively, at June 30, 1999.

     Capitalized interest relating to property, plant and equipment amounted to $6,300, $10,500 and $5,970 in the years ended December 31, 1996, 1997 and 1998, respectively and $4,700 and $526 in the six months ended June 30, 1998 and 1999, respectively.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

10. CAPITAL LEASES

     Future minimum lease payments under the US dollar denominated capital leases for equipment and machinery as of December 31, 1998 and June 30, 1999 are as follows:

                                                         DECEMBER 31,            JUNE 30,
                                                      ------------------    ------------------
                                                       1997       1998       1998       1999
                                                      -------    -------    -------    -------
Payable in year ending December 31,
  1998..............................................  $ 5,338    $    --    $ 2,669    $    --
  1999..............................................    5,363      5,363      5,363      2,694
  2000..............................................    6,387      6,387      6,387      6,387
  2001..............................................    8,106      8,106      8,106      8,106
                                                      -------    -------    -------    -------
Total minimum lease payments........................   25,194     19,856     22,525     17,187
Amounts representing interest at rates ranging from
  5.90% to 6.06% per annum..........................   (3,371)    (2,113)    (2,715)    (1,575)
                                                      -------    -------    -------    -------
Present value of minimum lease payments.............   21,823     17,743     19,810     15,612
Less current installments of capital lease
  obligations.......................................   (4,078)    (4,329)    (4,201)    (4,914)
                                                      -------    -------    -------    -------
Obligations under capital leases, excluding current
  installments......................................  $17,745    $13,414    $15,609    $10,698
                                                      =======    =======    =======    =======

     The minimum lease payments are guaranteed by ST.

11. LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1998 and June 30, 1998 and 1999 consists of the following:

                                                      DECEMBER 31,              JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1998        1999
                                                  --------    --------    --------    --------
Singapore dollar loans at fixed rates of 4% to
  4.25%.........................................  $222,341    $408,277    $315,850    $392,626
Singapore dollar loans at floating rates........    59,880      60,314      60,321      58,668
                                                  --------    --------    --------    --------
                                                   282,221     468,591     376,171     451,294
Less current installments.......................    (9,213)    (49,046)     (9,280)    (86,391)
                                                  --------    --------    --------    --------
Long-term debt, excluding current
  installments..................................  $273,008    $419,545    $366,891    $364,903
                                                  ========    ========    ========    ========

     All long-term debts are unsecured.

     The fixed rate Singapore dollar loans are guaranteed by ST and contain certain covenants which restrict the ability of the Company to pay dividends without prior approval from the lender. The Company is not separately charged for the guarantees by ST. The loans are repayable in semi-annual installments and mature between 2002 and 2005.

     The floating rate Singapore dollar loans comprise two loans of equal amounts. Interest is charged at 2% above the lending bank's first tier savings rate in respect of one loan (3.50% as of December 31, 1998; 3.13% as of June 30, 1999) and 1% above the arithmetic mean of Singapore inter-bank rates for deposits quoted by specified banks to the lender (6.44% as of December 31, 1998; 3.25% as of June 30, 1999), respectively. The loans are repayable in June 2002 and February 2002 respectively. See note 22(f).

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Annual maturities of long-term loans as of December 31, 1998 and June 30, 1999 are as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                              ------------    --------
Payable in year ending December 31, 1999....................    $ 49,046      $ 43,195
  2000......................................................      88,814        86,391
  2001......................................................      88,814        86,391
  2002......................................................     149,127       145,059
  2003......................................................      37,116        36,104
  2004......................................................      27,837        27,077
  Thereafter................................................      27,837        27,077
                                                                --------      --------
                                                                $468,591      $451,294
                                                                ========      ========

12. ACCRUED OPERATING EXPENSES

     Accrued operating expenses at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                       1997       1998       1998       1999
                                                      -------    -------    -------    -------
Accrual for employee bonuses and related expenses...  $19,680    $14,732    $14,386    $22,606
Accrual for vacation liability......................    1,942      2,237      2,313      2,409
Accrual for technology costs (see Note 22(g)).......    5,847      7,853      6,920      9,819
Unbilled raw materials..............................   27,458     52,113     17,985     39,099
Accrual for interest costs..........................    3,891      5,971      4,822      5,789
Others..............................................    2,640      2,012      8,412      7,890
                                                      -------    -------    -------    -------
                                                      $61,458    $84,918    $54,838    $87,612
                                                      =======    =======    =======    =======

     Movements in accrual for technology costs are as follows:

                                                                                 FOR THE SIX MONTHS
                                              FOR THE YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                              -------------------------------    ------------------
                                                1996        1997       1998       1998       1999
                                              ---------    -------    -------    -------    -------
Beginning...................................  $ 27,505     $4,261     $5,847     $5,847     $7,853
Charge (credit) for the period..............   (23,244)     1,586      2,006      1,073      1,966
                                              --------     ------     ------     ------     ------
Ending......................................  $  4,261     $5,847     $7,853     $6,920     $9,819
                                              ========     ======     ======     ======     ======

13. ADDITIONAL CREDIT FACILITIES AND BANK OVERDRAFTS

     As of June 30, 1999, the Company has unutilized banking facilities of approximately $20,923 for short-term advances and bankers' guarantees and an unutilized facility with ST of approximately $98,123.

     The weighted average rate of interest payable on the bank overdrafts was 7.0% and 6.0% as of December 31, 1997 and 1998, and 8.0% and 6.0% as of June 30, 1998 and 1999, respectively.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

14. OTHER CURRENT LIABILITIES

     Other current liabilities at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:

                                                          DECEMBER 31,           JUNE 30,
                                                       ------------------    -----------------
                                                        1997       1998       1998       1999
                                                       -------    -------    -------    ------
Obligations payable under technology license
  agreements.........................................  $ 6,570    $ 1,280    $ 6,570    $1,380
Customer deposits....................................   16,277     22,795     62,513        76
Others...............................................      184      2,055      1,301     3,453
                                                       -------    -------    -------    ------
                                                       $23,031    $26,130    $70,384    $4,909
                                                       =======    =======    =======    ======

     Deposits are received from customers to secure the allocation of agreed levels of wafer capacity. These non-interest bearing deposits are refundable at the end of the agreed period of such allocated capacity, typically about five years.

15. OTHER LIABILITIES

     Other liabilities at December 31, 1997 and 1998 and June 30, 1998 and 1999 consist of the following:


                                                          DECEMBER 31,           JUNE 30,
                                                        -----------------    -----------------
                                                         1997      1998       1998      1999
                                                        ------    -------    ------    -------
Obligations payable under technology license
  agreements..........................................  $7,200    $ 7,200    $7,200    $ 5,100
Deferred grants (see below)...........................   1,225      2,873     1,003      1,753
Deferred gain on forward contracts....................      --     20,012        --     15,732
                                                        ------    -------    ------    -------
                                                        $8,425    $30,085    $8,203    $22,585
                                                        ======    =======    ======    =======


     The Company has obtained approval for funding of certain research and development projects from the Economic Development Board of Singapore ("EDB"), under the Research and Development Assistance Scheme ("RDAS") administered by EDB. The program provides for funds to be disbursed to the Company over the terms of the projects.

16. INCOME TAXES

     The Company has been granted pioneer status under the Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86 of Singapore (the "Act"), for sub-micron technology manufacturing in four of its fabs, effective for ten years from January 1, 1991, July 1, 1996 and January 1, 1998, and the earlier of initial fab production date and December 31, 1999, respectively.

     During the pioneer status period, the Singapore-resident income from pioneer trade is exempt from income tax, subject to compliance with the conditions stated in the certificate and the Act. Income derived from non-pioneer trade during the pioneer period, however, is subject to income tax at the prevailing enacted rate of tax.

     In addition, two fabs have been granted post-pioneer status, which entitles them to a concessionary tax rate of 10% for five years after the expiration of their pioneer status in 2007 and 2008, respectively.

     The tax-exempt profits arising from the pioneer trade can be distributed as tax-exempt dividends which are not subject to Singapore income tax in the hands of the holders of ordinary shares. Losses arising in the pioneer status period are available for carryforward to be offset against profits arising in

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

subsequent periods, including profits arising after the pioneer status period. Profits arising during the pioneer status period offset any accumulated pioneer loss carryforward balance. Pioneer loss carryforwards are available indefinitely, subject to more than 50% of the Company's equity staying with the same shareholders from the incurrence of the tax loss to its utilization. However, there is no consolidated group taxation offset allowed between the fabs. As of June 30, 1999, the Company has pioneer loss carryforwards of $176,762.

     The income tax expense for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 represents income tax payable on non-pioneer trade income, principally interest income.

     A reconciliation of the expected tax expense at the statutory rate of tax to the actual tax expense is as follows:

                                                                            SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                          ------------------------------   -------------------
                                            1996       1997       1998       1998       1999
                                          --------   --------   --------   --------   --------
Income taxes computed at Singapore
  statutory tax rate of 26%.............  $ 12,431   $(31,009)  $(49,177)  $(15,528)  $(12,660)
Pioneer status relief...................   (12,110)        --         --         --         --
Pioneer losses not recognized as
  deferred benefit......................        --     30,534     45,893     14,551      9,804
Non-deductible investee losses..........        --         --      3,561      1,268      3,150
Settlement of prior years' tax claims...        --         --         --         --       (880)
All other items, net....................        16        830        588        252        414
                                          --------   --------   --------   --------   --------
Income tax expense (benefit)............  $    337   $    355   $    865   $    543   $   (172)
                                          ========   ========   ========   ========   ========

     The pioneer status relief had the effect of increasing net income per ordinary share by $0.02 for the year ended December 31, 1996.

     As of December 31, 1997 and 1998 and as of June 30, 1998 and 1999, there are no material deferred tax assets or liabilities since profits during the pioneer status period are not taxable and all temporary differences are expected to reverse within the pioneer status period. Accordingly, no deferred tax assets or liabilities have been recognized.

17. SHARE CAPITAL

     The Company's authorized share capital at June 30, 1999 was comprised of 3,076,923,079 ordinary shares of Singapore dollars S$0.26 par value each.

     Share capital at December 31, 1997 and 1998 and June 30, 1998 and 1999 consists of the following:

                                                      DECEMBER 31,              JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1998        1999
                                                  --------    --------    --------    --------
Issued share capital............................  $ 82,223    $160,272    $129,835    $160,475
Capital reduction (see below)...................    61,161      61,161      61,161      61,161
                                                  --------    --------    --------    --------
                                                  $143,384    $221,433    $190,996    $221,636
                                                  ========    ========    ========    ========

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     On November 6, 1992, the Company reorganized its paid-up share capital by the extinguishment of accumulated losses of $61,161 against the paid-up share capital in a capital reduction sanctioned by the High Court of Singapore. The capital reduction does not qualify as a quasi-reorganization under US GAAP and accordingly has not been reflected in the financial statements.

     Under Singapore law, all increases in share capital (including rights issues) require prior shareholders' approval. Singapore law does not provide for the issue of shares of no par value and, except with court approval, prohibits the issue of shares at a discount to par value.

     As of 30 June, 1999, the Company had 16,350,063 outstanding partly-paid shares issued at an average price of S$1.20 under employee stock plans. See note 23.

     The partly paid ordinary shares were issued under the 1995 and 1997 Employees' Share Ownership Plans. The subscription price of these partly paid ordinary shares range from Singapore dollars S$0.93 to S$1.38 per share. The expiration dates of the installment payments for these partly paid ordinary shares range from November 2002 to April 2009.

18. ADDITIONAL PAID-IN CAPITAL

     Additional paid-in capital as of December 31, 1997 and 1998 and June 30, 1998 and 1999 represents principally the excess of proceeds received from issues of share capital (net of the costs of issue) over the par value of shares issued, which under Singapore law must be credited to the share premium account. The share premium may only be applied in paying up unissued shares to be issued to shareholders, paying up in whole or in part the balance unpaid on shares in issue, in writing off preliminary expenses and share and debenture issue expenses and by provision for premiums payable on the redemption of redeemable preferred shares. The Company has not utilized any amounts in the share premium account for the above mentioned purposes.

19. RETAINED EARNINGS

     Singapore law allows dividends to be paid only out of profits of the Company, determined in accordance with Singapore GAAP. Shareholders of ordinary shares are not liable for Singapore income tax on dividends paid by the Company out of its tax exempt profits from pioneer activities.

20. BUSINESS SEGMENT DATA AND MAJOR CUSTOMERS

     The Company operates in a single reportable segment, providing wafer foundry services. All of the Company's products are manufactured and delivered in Singapore.

     The following table presents revenues by country of domicile of customer:

                                                                            SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                      --------------------------------    --------------------
                                        1996        1997        1998        1998        1999
                                      --------    --------    --------    --------    --------
USA...............................    $303,532    $198,288    $265,398    $127,825    $230,080
Taiwan............................      65,927     140,799     134,171      94,529      40,356
Singapore.........................      34,900      25,385       6,409       3,056       1,416
Others............................       2,577      15,289      16,644       7,361      22,886
                                      --------    --------    --------    --------    --------
                                      $406,936    $379,761    $422,622    $232,771    $294,738
                                      ========    ========    ========    ========    ========

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Revenues from major customers, as a percentage of total revenue, were as follows:

                                                                                  SIX MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,       JUNE 30,
                                                     -----------------------    --------------
                                                     1996     1997     1998     1998     1999
                                                     -----    -----    -----    -----    -----
Customer A.........................................    0.1%     1.0%     9.6%     3.3%    12.4%
Customer B.........................................    9.8     14.0      7.6      9.7     10.0
Customer C.........................................   25.7     10.4      1.0      1.4      0.7
Customer D.........................................    3.1     14.6      9.3     15.8      1.3
Others.............................................   61.3     60.0     72.5     69.8     75.6
                                                     -----    -----    -----    -----    -----
                                                     100.0%   100.0%   100.0%   100.0%   100.0%
                                                     =====    =====    =====    =====    =====

     The top five customers of the Company accounted for 61%, 48% and 43% of the Company's net revenue in the years ended December 31, 1996, 1997 and 1998, respectively and 43% and 45% of the Company's net revenue in the six months ended June 30, 1998 and 1999, respectively.

     As a result of such concentration of the customer base, loss or cancellation of business from, or significant changes in scheduled deliveries or decreases in the prices of products sold to, any of these customers could materially and adversely affect the Company's results of operations or financial position.

21. RELATED PARTY TRANSACTIONS

(a) ST

     ST, one of Singapore's largest industrial conglomerates, is indirectly wholly-owned by the Government of Singapore.

     The Company transacts business with ST and its affiliates in the normal course of their respective businesses, including ST Assembly Test Services Ltd ("STATS").

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     In addition to the transactions with related parties disclosed in Notes 11, the Company had the following significant transactions with related parties:

                                                                               SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,         JUNE 30,
                                                 ---------------------------   -----------------
                                                  1996      1997      1998      1998      1999
                                                 -------   -------   -------   -------   -------
ST
  Management fees..............................  $ 4,428   $ 5,719   $ 4,897   $2,306    $4,767
  Reimbursement of expenses incurred on behalf
     of the Company............................    5,940     5,594     5,697    2,390     2,791
  Rental for leasehold land from ST............    1,435     2,128     2,020      740     1,164
  Interest expense.............................    4,177    12,729     6,552    5,788        --
Affiliates of ST
  Services purchased from STATS................    8,376    13,261    22,700    7,964     8,648
  Other services purchased.....................    2,297     3,034     1,362    1,484       717
  Net revenue..................................   33,597    20,917     6,247    1,713     1,313
  Property, plant and equipment purchased......    8,662     1,051       924      523        --
  Other service income.........................       50        --        --       --        --
  Building construction costs..................   50,805     2,575     1,101      397        --
  Interest expense.............................       --        --     2,310       --         1
                                                 =======   =======   =======   ======    ======

     The fabs of the Company are built on land held on long-term operating leases from entities controlled by the Government of Singapore. Fab 1 is built on land leased by the Company from Technology Parks Pte Ltd ("TPPL"), a private company wholly-owned by Jurong Town Corporation ("JTC"), under a long-term lease which expires in 2017, with an option, subject to certain conditions, to extend by another 30 years. JTC is a statutory board established by the Singapore government to develop and manage industrial estates in Singapore.

     Fabs 2 and 3 occupy land leased by ST from JTC. The Company has entered into sub-leases with ST in respect of the underlying land for the entire term of the lease between ST and JTC. The leases expire in 2024 with an option, subject to certain conditions, to extend for another 30 years. CSP's fab occupies land leased by ST from JTC.

     Rental rates on JTC and TPPL leases are subject to revisions at market rates at periodic intervals in accordance with the rental agreements, with such increases generally capped at 8% to 10% per annum.

     ST provides management and corporate services to the Company. ST also provides staff loans to senior management staff of the Company, including loans related to subscription amounts associated with the employee share plans described in Note 23. Management fees and expenses incurred on behalf of, or allocated to, the Company by ST are charged to the Company under a service agreement pursuant to which ST provides corporate support services to the Company. The service agreement provides for the payment of an annual management fee computed based on certain percentages of capital employed, revenue, manpower and payroll. Short term financing is also provided by ST to the Company (generally on 3 to 6 months renewable basis) using ST's cost competitive corporate banking advantage in the banking community. Surplus funds are placed with ST from time to time. Advances to and from ST bear interest at rates comparable to rates offered by commercial banks in Singapore. The Company also participates with ST in a cash management program managed by a bank. Under the program, cash balances are pooled and daily cash surpluses or shortfalls may, on a short-term basis, be lent to or borrowed from other ST

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

affiliates participating in the arrangement at prevailing inter-bank rates. The Company controls its bank accounts, subject to such program.

     Tritech Microelectronics Ltd ("Tritech"), an ST affiliate and a fabless designer of semiconductor products, was previously a major customer of the Company. The sales to Tritech were made on substantially the same terms as those available to third parties for similar products and volumes committed. The Company has not made sales to Tritech since it was placed under judicial management on July 2, 1999.

     At December 31, 1997 and 1998 and June 30, 1998 and 1999, there were the following amounts due from or to ST and its affiliates.

                                                        DECEMBER 31,             JUNE 30,
                                                     -------------------    ------------------
                                                       1997       1998        1998       1999
                                                     --------    -------    --------    ------
Amounts due from ST
  Other receivables..............................    $     --    $    --    $     --    $    8
Amounts due from ST affiliates
  Accounts receivable
     Trade, net of allowance for doubtful
       accounts..................................       2,038      1,481         265       856
     Others......................................         805      1,110       1,232     1,273
                                                     --------    -------    --------    ------
                                                     $  2,843    $ 2,591    $  1,497    $2,137
                                                     ========    =======    ========    ======
Amounts due to ST
  Short-term debt................................     326,799         --     123,765     1,877
  Other current liabilities......................       4,713      4,654      10,030       411
Amounts due to ST affiliates
  Accounts payable, trade........................       3,249      4,916       4,238     5,278
  Other current liabilities......................       1,493      1,037         530     1,008
                                                     --------    -------    --------    ------
                                                     $336,254    $10,607    $138,563    $8,574
                                                     ========    =======    ========    ======

     The weighted average rate of interest payable on the short-term debt from ST was 4.63% as of December 31, 1997, and 6.00% and 2.43% as of June 30, 1998 and 1999, respectively.

(b) LEASES

     Rental expense paid to ST for the years ended December 31, 1996, 1997 and 1998 was $1,435, $2,128 and $1,646, respectively, and $740 and $1,164 for the six months ended June 30, 1998 and 1999, respectively.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Minimum future rental payments on non-cancellable operating leases of factory land leased from ST as of December 31, 1998 and June 30, 1999 are as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                              ------------    --------
Payable in year ending December 31,
  1999......................................................    $ 1,494       $   726
  2000......................................................      1,494         1,453
  2001......................................................      1,494         1,453
  2002......................................................      1,494         1,453
  2003......................................................      1,494         1,453
  2004......................................................      1,494         1,453
  Thereafter................................................     28,697        27,844
                                                                -------       -------
                                                                $37,601       $35,835
                                                                =======       =======

22. COMMITMENTS AND CONTINGENCIES

(a) LEASES

     Rental expense, excluding amounts payable to ST disclosed in Note 21(a), for the years ended December 31, 1996, 1997 and 1998 was $711, $2,058 and $1,949, respectively, and $948 and $1,199 for the six months ended June 30, 1998 and 1999, respectively.

     Minimum future rental payments on non-cancellable operating leases of apartments, excluding amounts payable to ST disclosed in Note 21(b), as of December 31, 1998 and June 30, 1999 are as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                              ------------    --------
Payable in year ending December 31,
  1999......................................................     $1,794       $    775
  2000......................................................      1,168          1,725
  2001......................................................        859            986
  2002......................................................        211            238
  2003......................................................        211            238
  2004......................................................        211            238
  Thereafter................................................      2,750          3,035
                                                                 ------       --------
                                                                 $7,204       $  7,235
                                                                 ======       ========

(b) TECHNOLOGY PARTNER AGREEMENT

     In addition to the technology license agreements described in Note 7, the Company has entered into an agreement with a technology partner under which the Company is required to allocate wafer capacity, as part of the consideration for the process technology the partner transferred and licensed to the Company. The agreement will expire in 2002.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

(c) SUBSCRIPTION AND PARTICIPATION AGREEMENTS

     The Company entered into subscription and participation agreements with seven customers (the "Equity Investor Customers"), a technology partner and an investor to raise equity for the establishment of a fab. Under the agreements, the Equity Investor Customers, technology partner and the investor subscribed for shares with the right to subscribe for new shares pro-rata to their interest in the Company. The technology partner has the right to subscribe for $6,000 worth of shares in the Company, at a subscription price and on terms to be mutually agreed between the Company and the technology partner. These rights, which are still unexercised, will terminate upon the termination of the subscription agreement. The Company and the technology partner intend to terminate the subscription rights upon the initial public offering of the Company. As of December 31, 1998 and June 30, 1999, the Company had 72,470,983 shares outstanding under these agreements, which had been exercised between $2.03 and $2.44 per share in cash. 69,339,367 of these shares were issued with an option to require ST to repurchase outstanding shares at a purchase price based on the net tangible asset value of the Company at the date of exercise of the option. The option is exercisable after the tenth anniversary of the date of the subscription agreement, where no initial public offering has taken place by that date.

     The agreements provide the Equity Investor Customers and technology partner with rights to wafer capacity.

(d) DEPOSIT AGREEMENTS

     The Company entered into deposit and supply agreements with six customers under which the customers are required to maintain deposits with the Company to secure wafer capacity. As of June 30, 1999, deposits held by the Company amounted to $42,805. These agreements, expiring on December 31, 2000 and December 31, 2002, require the Company to make available capacity to customers over the terms of the agreements.

(e) CAPITAL EXPENDITURE

     The Company had the following capital commitments as of December 31, 1997 and 1998 and June 30, 1998 and 1999:

                                                      DECEMBER 31,              JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1998        1999
                                                  --------    --------    --------    --------
Contracts for capital expenditure...............  $399,954    $362,761    $649,165    $407,078

(f) FORWARD FOREIGN EXCHANGE CONTRACTS

     The Company had the following notional amounts of forward foreign exchange contracts as of December 31, 1997 and 1998 and June 30, 1998 and 1999:

                                                       DECEMBER 31,             JUNE 30,
                                                    -------------------    -------------------
                                                     1997        1998       1998        1999
                                                    -------    --------    -------    --------
Forward foreign exchange contracts................  $42,550    $522,087    $21,329    $511,113

     In conjunction with the change in the functional currency effective July 1, 1998, the Company entered into forward foreign exchange contracts to hedge the principal and interest obligations associated with its Singapore dollar denominated loans with the effect of redenominating them to US dollars.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage identified foreign currency risks (prior to July 1, 1998, principally Japanese yen and US dollars; subsequent to June 30, 1998, principally Japanese yen and Singapore dollars). See Note 2(e). Foreign currency forward contracts are generally used to reduce the potential impact of increases in foreign currency exchange rates on existing long-term debt, and to a lesser extent are used to hedge foreign currency purchase commitments. The term of forward contracts rarely exceeds five years. Foreign currency forward contracts used to hedge firm commitments are carried at market value and are recorded as other assets or other liabilities in the accompanying consolidated balance sheet. Changes in market values of these agreements are deferred, and included in the basis of the hedged asset upon purchase.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties to its foreign currency exchange contracts. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of counterparties. See also Note 2(v).

(g) CONTINGENCIES

     As is typical in the semiconductor industry, the Company has from time to time received communications from third parties asserting patents that cover certain of the Company's technologies and alleging infringement of certain intellectual property rights of others. The Company has acquired certain technology licenses for use in its business and may seek to obtain other licenses in the future. There can be no assurance that the Company will be able to obtain such future licenses on commercially reasonable terms, or at all.

     The Company has accrued a liability for, and charged to its results of operations in the periods presented, the estimated costs of obtaining such licenses for third party technology. During 1996, the Company changed its estimate of costs to obtain certain licenses and recorded a reduction in accrued liabilities for technology licences of $23,244. The amounts so accrued were $5,847 and $7,853 as of December 31, 1997 and 1998, respectively and $6,920 and $9,819 as of June 30, 1998 and 1999, respectively. No assurance can be given that such provisions are adequate.

23. SHARE OPTIONS AND INCENTIVE PLANS

     The Company determines the fair market values of the ordinary shares underlying each option grant by averaging (i) discounted cashflow valuation;
(ii) last twelve months' revenue multiplied by a composite industry comparable revenue to market capitalization factor and (iii) book value at each grant date multiplied by a composite industry comparable book value to market capitalization factor.

(a) 1995 OWNERSHIP PLAN

     Effective September 28, 1995, the Company adopted the Chartered Semiconductor Manufacturing Employees' Share Ownership Plan (the "1995 Ownership Plan"). The plan is administered by a committee nominated by the directors and provides for the grant of options to employees and directors of the Company and certain of its affiliates. The exercise period of the options was 30 days and the subscription price for each share which may be purchased upon exercise of the options was determined by the committee but could not be less than Singapore dollars S$0.80. The subscription price was payable in installments, the first installment of 5% of the subscription price being payable upon exercise of the option, the second installment of 95% of the subscription price being payable over a period between the second

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

and fifth years following the date the option is granted, however, such cumulative second installment due may be deferred and payable at each successive anniversary date. Interest was payable on outstanding installments at 8% per annum, but in 1997, the plan was revised to allow ST to bear all interest on behalf of the employees.

     Where employees failed to pay the second installment within seven years of the date of grant of the option, the employees were required to sell their shares to an ST affiliate at the greater of 5% of the market value of the shares, as determined by the committee, or 5% of the net asset value of the shares. Employees leaving the employment of the Company were entitled to retain those shares which had been fully paid for, while shares not fully paid for were either required to be sold to the ST affiliate or, in certain circumstances, were allowed to be fully paid. Shares which were not fully paid for could not be sold. Shares which were fully paid for were required to be offered to the ST affiliate at the greater of the market value of the shares, as determined by the committee, or net asset value of the shares before they could be sold to any other party.

     The 1995 Ownership Plan was accounted for in accordance with variable plan accounting.

     Total compensation expense (income) recognized for stock-based compensation under the plan for the years ended December 31, 1996, 1997 and 1998 were $332, $1,853 and $(2,609) respectively and for the six months ended June 30, 1998 and 1999 were $(1,362) and $2,765 respectively.

     Information for December 31, 1996, 1997 and 1998 and June 30, 1998 and 1999 is as follows:


                                                          DECEMBER 31,               JUNE 30,
                                                   ---------------------------   -----------------
                                                    1996      1997      1998      1998      1999
                                                   -------   -------   -------   -------   -------
Shares outstanding at beginning of period (in
  thousands).....................................    7,898    13,451    12,859    12,859    11,436
Shares granted during period (in thousands)......    5,553     1,103        --        --        --
Shares outstanding at period end (in
  thousands).....................................   13,451    12,859    11,436    12,658    11,009
Subscription price for shares issued in 1995
  at.............................................  $  0.77   $  0.77   $  0.77   $  0.77   $  0.77
Subscription price for shares issued in 1996
  from...........................................  $  0.92   $  0.92   $  0.92   $  0.92   $  0.92
  to.............................................  $  0.98   $  0.98   $  0.98   $  0.98   $  0.98
Subscription price for shares issued in 1997
  at.............................................  $    --   $  0.83   $  0.83   $  0.83   $  0.83
Weighted average grant date fair value of
  options........................................  $  1.36   $  1.31   $    --   $    --   $    --
Subscription receivable at period end............  $10,943   $10,565   $ 9,247   $10,307   $ 8,866


     The fair value of option grants is estimated using the Black-Scholes option pricing model with the following assumptions used: dividend yield of 0% and expected lives of 10 years. The weighted average expected volatility used for option grants was 60.0% and 57.0% in 1996 and 1997, respectively. The weighted average risk free interest rate used was 6.59% and 6.84% in 1996 and 1997, respectively.

(b) 1997 OWNERSHIP PLAN

     Effective November 27, 1997, the Company adopted the Chartered Semiconductor Manufacturing Employees' Share Ownership Plan 1997 (the "1997 Ownership Plan"). The terms of the 1997 Ownership Plan are substantially similar to the 1995 Ownership Plan except that (i) interest was not charged on outstanding and unpaid installments and (ii) the cumulative unpaid second installments due could be deferred and paid at each successive anniversary date but were not due until ten years after the date of grant of the option.

     The 1997 Ownership Plan was accounted for in accordance with variable plan accounting.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

     Total compensation expense (income) recognized for stock-based compensation under the plan for the years ended December 31, 1997 and 1998 were $171 and $(171) respectively and for the six months ended June 30, 1998 and 1999 were $29 and $485 respectively.

     Information for December 31, 1997 and 1998 and June 30, 1998 and 1999 is as follows:

                                                               DECEMBER 31,        JUNE 30,
                                                              ---------------   ---------------
                                                               1997     1998     1998     1999
                                                              ------   ------   ------   ------
Shares outstanding at beginning of period (in thousands)....      --       --       --    4,021
Shares granted during period (in thousands).................   2,792    2,549    1,231    1,207
Shares outstanding at period end (in thousands).............      --    4,021    2,790    5,339
Subscription price for shares issued in 1997 at.............  $ 0.74   $ 0.74   $ 0.74   $ 0.74
Subscription price for shares issued in 1998 from...........      --   $ 0.59   $ 0.84   $ 0.59
  to........................................................      --   $ 0.84   $ 0.84   $ 0.84
Subscription price for shares issued in 1999 at.............      --       --       --   $ 0.55
Weighted average grant date fair value of options...........  $ 1.50   $ 1.13   $ 1.30   $ 1.05
Subscription receivable at period end.......................      --   $3,094   $2,055   $3,865

     The fair value of option grants is estimated using the Black-Scholes option pricing model with the following assumptions used: dividend yield of 0% and expected lives of 10 years. The weighted average expected volatility used for option grants was 55.0% and 70.0% in 1997 and 1998, respectively, and 67.0% and 71.0% in the six months ended June 30, 1998 and 1999, respectively. The weighted average risk free interest rate used was 5.96% and 5.29% in 1997 and 1998, respectively and 5.84% and 5.52% in the six months ended June 30, 1998 and 1999, respectively.

(c) 1999 OWNERSHIP PLAN

     Effective March 30, 1999, the Company adopted the Chartered Semiconductor Manufacturing Ltd Share Ownership Plan 1999 (the "1999 Ownership Plan") which provides for a maximum of 107 million shares (subject to adjustment under the plan) to be reserved for option grants. Options granted under the plan may include nonstatutory options as well as incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code.

     The plan is administered by a committee appointed by the directors. Employees, outside directors and consultants are eligible for the grant of options except for (i) employees of affiliates, and outside directors and consultants, who are not eligible for the grant of incentive stock options; and
(ii) employees, outside directors and consultants of affiliates resident in the United States, who are not be eligible for the grant of options.

     The exercise price of an incentive stock option is the fair market value of the shares at the date of the grant. The exercise price of nonstatutory options cannot be less than 85% of the fair market value of the shares at the date of the grant. In certain circumstances, the exercise price may be higher than the fair market value but in no event will the exercise price be below the par value of the share.

     Option periods do not exceed 10 years from the date of grant. Upon leaving the employment of the Company, outstanding options remain exercisable for a specified period.

     During the six months ended June 30, 1999, the Company granted options to subscribe for 6,074,017 shares at an exercise price of Singapore dollars $0.93 (U.S. $0.54). The grant date fair value of the shares was estimated to be U.S. $0.68. The options vest over five years and expire on dates ranging from April 2004 to April 2009. All the options were outstanding as of June 30, 1999. The 1999 Ownership Plan is

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

accounted for in accordance with fixed-plan accounting under APB 25. Total compensation cost with respect to this option grant was $770, which will be recognized over the vesting period. Total compensation expense recognized for the six months ended June 30, 1999 totalled $39.

     The fair value of the 1999 option grant is estimated using the Black-Scholes option pricing model with the following assumptions used: dividend yield of 0% risk free interest rate of 5.52%, expected volatility of 72% and expected lives of 10 years. The weighted average fair value of options granted estimated on the date of grant using the Black-Scholes option pricing model was $0.77.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced or increased to the pro forma amounts indicated below:

                                                                               FOR THE SIX MONTHS
                                             FOR THE YEAR ENDED DECEMBER 31,     ENDED JUNE 30,
                                             -------------------------------   -------------------
                                              1996       1997        1998        1998       1999
                                             -------   ---------   ---------   --------   --------
Net income (loss)
  As reported..............................  $47,476   $(119,621)  $(190,006)  $(60,266)  $(48,520)
  Pro forma................................   46,250    (119,790)   (195,464)   (62,864)   (46,809)
Basic net income (loss) per share
  As reported..............................     0.10       (0.24)      (0.24)     (0.09)     (0.05)
  Pro forma................................     0.09       (0.24)      (0.25)     (0.09)     (0.05)
Diluted net income (loss) per share
  As reported..............................     0.10       (0.24)      (0.24)     (0.09)     (0.05)
  Pro forma................................     0.09       (0.24)      (0.25)     (0.09)     (0.05)

24. FAIR VALUES OF FINANCIAL INSTRUMENTS

                                                                       DECEMBER 31,
                                                       ---------------------------------------------
                                                               1997                    1998
                                                       ---------------------   ---------------------
                                                       CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                        AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                       --------   ----------   --------   ----------
Assets:
  Cash and cash equivalents..........................  $ 23,785    $ 23,785    $ 99,619    $ 99,619
  Accounts receivable................................   131,352     131,352      83,988      83,988
  Amounts due from ST and affiliates.................     3,509       3,509       9,254       9,254
Liabilities:
  Accounts payable...................................   112,017     112,017      31,359      31,359
Bank overdrafts......................................     1,378       1,378       3,082       3,082
  Amounts due to ST and affiliates...................   336,254     336,254      10,607      10,607
  Long-term debt.....................................   282,221     247,687     468,591     458,031
  Technology obligations payable.....................     7,200       5,920       7,200       6,879
Derivatives:
  Forward foreign exchange...........................        --      (4,026)      4,199      42,620

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

                                                                         JUNE 30,
                                                       ---------------------------------------------
                                                               1998                    1999
                                                       ---------------------   ---------------------
                                                       CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                        AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                       --------   ----------   --------   ----------
Assets:
  Cash and cash equivalents..........................  $ 14,450    $ 14,450    $ 47,548    $ 47,548
  Accounts receivable................................    86,890      86,890      93,347      93,347
  Amounts due from ST and affiliates.................     5,349       5,349      12,578      12,578
Liabilities:
  Accounts payable...................................    48,958      48,958      38,114      38,114
  Bank overdrafts....................................     5,043       5,043       1,210       1,210
  Amounts due to ST and affiliates...................   138,563     138,563       8,574       8,574
  Long-term debt.....................................   376,171     340,212     451,294     444,408
  Technology obligations payable.....................     7,200       6,118       5,100       4,921
Derivatives:
  Forward foreign exchange...........................        --       7,200       4,154      35,303

     Cash and cash equivalents, bank overdrafts, amounts owing by ST and affiliates, accounts receivable and accounts payable. The carrying amounts approximate fair value in view of the short term nature of these balances.

     Long-term debt. The fair value is based on current interest rates available to the Company for issuance of debts of similar terms and remaining maturities.

     Technology obligations payable. The fair value is based on the discounted present value of future payment obligations.

     Forward foreign exchange contracts. The fair value is estimated by reference to market quotations for forward contracts with similar terms adjusted where necessary for maturity differences, and was a net asset (liability) of approximately $(4,026) and $42,620, respectively, at December 31, 1997 and 1998 and $7,200 and $35,303, respectively, at June 30, 1998 and 1999.

     Limitations. Fair value estimates are made at a specific point in time, and are based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

25. RECENT CHANGES IN U.S. GAAP

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

            CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARY

          DECEMBER 31, 1996, 1997 AND 1998 AND JUNE 30, 1998 AND 1999
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

26. SUBSEQUENT EVENT


     At an extraordinary general meeting of shareholders held on September 13, 1999, the first stage of a restructuring of the Company's capital was approved. The first stage of the restructuring involves the issuance of one additional fully paid A ordinary share and the cancellation of 20 partly-paid A ordinary shares for every 20 partly paid A ordinary shares. The first stage of the restructuring was approved by the High Court of Singapore and was effective on September 30, 1999. Subsequently, as part of the second stage of the capital restructuring, the shareholders of the Company on October 14, 1999 approved the following:



     - cancellation of unissued A ordinary shares and B ordinary shares and the redesignation of all issued A ordinary shares and B ordinary shares as one class of ordinary shares;



     - a share split which results in each ordinary share with a par value of S$0.4888 being sub-divided into 1.88 ordinary shares with a par value of S$0.26 each; and



     - adoption of new Articles of Association.


     All share and per share amounts have been presented herein to reflect the impact of this capital restructuring.

                                    ANNEX A
                           THE REPUBLIC OF SINGAPORE

     The information in this section has been extracted from published sources and has not been independently verified by Chartered.

THE COUNTRY

     The Republic of Singapore is situated on the southern tip of the Malay Peninsula and has a total land area of approximately 648.1 sq. km. Singapore has a population of about 3,865,600 of which approximately 77% are Chinese, 14% are Malays, 7.6% are Indians and 1.4% are of other ethnicities. The official languages of Singapore are Malay, Mandarin, Tamil and English. The national language is Malay. English is the language of administration and the predominant language of commerce. The population has a literacy rate of approximately 93%.

     Singapore was established as a trading station by Sir Thomas Stamford Raffles of the East India Company in 1819. In 1826, Singapore, along with Penang and Malacca, became a British Crown Colony under the name of "Straits Settlements." Following World War II, Singapore became a separate Crown Colony while Penang and Malacca were incorporated into the Federation of Malaya. In June 1959, Singapore became a self-governing democracy within the British Commonwealth and in June 1963, joined the Federation of Malaya, Sarawak and North Borneo to form Malaysia. Singapore became a sovereign, independent nation on August 9, 1965 after separating from Malaysia.

     Singapore is a republic with a parliamentary system of government. Singapore maintains friendly ties with many nations. It maintains close ties with other Southeast Asian countries, through bilateral relationships and through its membership in the economic and political association known as the Association of Southeast Asian Nations or Asean. Singapore enjoys good relations with the United States, China, Japan and Western European nations. Closer relations between Singapore and Russia and other Eastern European countries are also being developed. Singapore is a member of the United Nations as well as such international organizations as the International Monetary Fund, the International Bank for Reconstruction and Development, the Asian Development Bank, the Asia-Pacific Economic Cooperation and the British Commonwealth. Singapore is a signatory to the General Agreement on Tariffs and Trade and a member of the World Trade Organization.

THE ECONOMY

     Singapore has an urban economy whose largest sectors are manufacturing, finance and trade. Given the small size of its economy, Singapore produces goods and services for external markets. Exports in value terms amount to some 130% of gross domestic product, or GDP. Singapore does not have any significant natural resources, other than a deep water harbor. However, a strategic geographical location, together with a well developed infrastructure and political stability, have made it an international business and financial center.

     Singapore has enjoyed strong economic growth for more than a decade. Real GDP grew at an average annual rate of 9.3% between 1987 and 1997. The economy was in mild recession in 1998, with output contracting about 1.5% in each of the last two quarters of the year. But for the year, was up 0.3%. The economy's recovery this year has been stronger and earlier than expected. GDP grew 0.8% year-over-year in the first quarter of this year; private economists have projected stronger growth of 4 to 5% for the second quarter.

     Singapore has achieved a high level of economic development. Per capita income, in Singapore dollar terms has risen from S$2,800 in 1970 to S$37,800 in 1997 before falling to $36,538 last year; representing annual gains of about 10% compounded. In US dollars, the increase in per capita income has been even greater, 12% per annum, due to the steady appreciation of the Singapore dollar over the period.

     In 1975, it took S$2.50 to buy one US$1 and S$5.00 to buy L1 sterling. Today, it takes about S$1.68 to buy US$1 and S$2.69 to buy L1 (i.e., Singapore's purchasing power has gained tremendously, giving its residents greater command over goods and services abroad).

     The following table sets forth key economic indicators of the Singapore economy for 1994 to 1998.

                                             1994      1995      1996      1997      1998     1999(1)
                                            -------   -------   -------   -------   -------   -------
GDP at 1990 market prices (S$m)...........   95,209   102,982   110,734   120,713   121,130   32,053
  % change from prior year................    11.4%      8.2%      7.5%      9.0%      0.3%     6.7%
GDP at current prices (S$m)...............  106,577   118,424   128,892   142,361   141,242      N/A
  % change from prior year................    14.6%     11.1%      8.8%     10.4%     -0.8%      N/A
Per capita GDP (S$).......................   31,686    34,153    35,685    38,098    36,538      N/A
Consumer Price Index (% change)...........     3.1%      1.7%      1.4%      2.0%     -0.3%     0.1%
Unemployment (%)..........................     2.0%      2.0%      2.0%      1.8%      3.2%     4.6%
Total demand (%)..........................    15.3%     12.6%      8.8%      7.9%     -5.0%     6.6%
Domestic demand (%).......................     4.0%      9.0%     12.1%     10.2%     -5.1%     5.8%
External demand (%).......................    20.5%     14.0%      7.6%      7.0%     -4.9%     6.9%

---------------
(1) Through second quarter ended, June 30, 1999.

Source: Department of Statistics; Monetary Authority of Singapore, 1999.

                                                                         ANNEX B

                       THE SECURITIES MARKET OF SINGAPORE

SINGAPORE STOCK EXCHANGE LIMITED

     The SES was incorporated on May 24, 1973. The SES is the only securities exchange in Singapore and is the leading organized market for debt and equity securities of Singapore companies. The SES operates two trading facilities: the Main Board and the Singapore Stock Exchange Dealing and Automated Quotation System or SESDAQ. The securities of certain non-Singapore companies listed on foreign stock exchanges are traded through the SES on an over-the-counter market known as "CLOB International." Trading on the SES is effected on a computerized quotation system known as the Central Limit Order Book, or CLOB, Trading System. Most trades on the Main Board and SESDAQ are executed on a "ready" basis, which generally requires delivery to be made seven calendar days after the transaction date and payment to be made within 24 hours of the due date of delivery.

     As of June 30, 1999, the SES had a membership of 30 stockbroking firms, 24 of which are domestic member firms and seven are international members. It also has a governing committee composed of four elected stockbroking members and five members who are appointed by the elected members, with the approval of the Monetary Authority of Singapore, or MAS, to represent interests outside the stockbroking community. The SES's rules have been instituted with the approval of the Minister for Finance, and its policies and operations are subject to MAS supervision.

     The following table sets forth, for the periods indicated, certain information with respect to the SES.

                                                1994      1995      1996      1997      1998
                                               -------   -------   -------   -------   -------
Total capitalization(1) (S$million)..........  256,124   282,551   255,862   329,268   263,168
Annual trading value(2) (S$million)..........  123,520    83,866    86,722   110,462    96,982
Annual trading volume(2) (million shares)....   45,540    33,919    30,512    47,362    69,648
Number of listed companies (SES Main
  Board).....................................      229       248       266       294       307

---------------
(1) SES Mainboard.

(2) Includes CLOB International, excludes SESDAQ. 1997 and 1998 figures include non-Singapore dollar trades.

Source: SES Fact Book, 1998, 1999.

REPORTING REQUIREMENTS

     An SES-listed company is required under the SES Listing Manual to make immediate announcements on certain matters to the SES for immediate release. These matters include: any proposed alteration in the Memorandum and Articles of Association; any appointments or resignations of its directors, chief executive officer, general manager (or other executive officers of equivalent rank), registrar or auditors; the date, time and place of any general meeting and resolutions put to the general meeting, whether or not the resolutions were passed; certain acquisitions or disposals by the SES-listed company (for example, acquisition of shares resulting in a company becoming a subsidiary of the SES-listed company or acquisition or disposal of shares or assets where, for instance, the value of the assets acquired or disposed exceeds 5% of the assets of the SES-listed company and its subsidiaries); and any recommendation or declaration of a dividend, the rate amount per share and date of payment. In particular, the SES-listed company is obligated to release to the SES half yearly consolidated financial statements and annual financial statements as soon as available and in any event not later than three months after the expiry of the relevant half year or financial year. The financial statements are to be prepared in the form set out in the SES Listing Manual and, in respect of the half year financial statements, must include a review of the performance of the SES-listed company, setting out any material factors affecting the earnings or turnover of the SES-listed company and the group and a commentary on current year prospects and, in respect of the full year financial statements, must include a breakdown of the group turnover and profit by product or business activity and by geographical location for the financial year reported on and the previous year and a commentary on current year's prospects, including factors likely to influence the future prospects of the SES-listed company.

     An SES-listed company is further required to issue an annual report to its members and the SES within six months from the end of its financial year. The annual report must contain the information set out in the Listing Manual including: (i) a review of the operating and financial performance of the SES-listed company and its principal subsidiaries in the last financial year and since the end of the last financial year; (ii) a statement of the interests of directors in the shares of the SES-listed company and material contracts involving directors' interests; and (iii) its annual audited accounts.

     An SES-listed company is required to disclose to the SES for public release any material information of a factual nature relating to the group which is necessary to avoid the establishment of a false market in its shares or which would be likely materially to affect the price of its securities (for example, the entry into a joint venture, the borrowing of a significant amount of funds, significant litigation).

REGULATION

     The Singapore securities industry is overseen primarily by the MAS. The Securities Industry Act, or the Act, provides that the SES must obtain the approval of the MAS for all changes in the rules governing the SES and its member companies and the listing rules, and that dealers, investment advisors and their representatives may only operate under a license granted by the MAS. The Act prohibits a variety of fraudulent trading practices.

     The MAS is empowered by the Act to conduct investigations whenever it has reason to suspect that a person has committed an offense under the Act or has been guilty of fraud or dishonesty in relation to a dealing in securities. The MAS has wide powers to compel, under conditions of secrecy, the production of books and disclosure of other information.

     The Securities Industry Council, or SIC, is an advisory body established in 1973 under the Act The Minister for Finance appoints representatives from both the private and public sectors to be members of the SIC. The SIC advises the Minister for Finance on all matters relating to the securities industry.

MARKET INDICES

     There are many published indices which track the performance of securities listed on the Main Board. The most commonly used index is the Straits Times Industrial Index, or STII. The STII tracks 30 industrial and commercial concerns, all of which are Singapore incorporated companies. The STII is not weighted. Another index used to measure the performance of the SES Main Board is the SES All Share Index. The SES All Share Index is a capitalization-weighted index of all stocks traded on the Main Board, and is designed to provide a measure of the overall price movement in the stock market. The Index was developed with a base value of 100 as of January 2, 1975.

     The following table sets forth the high close, low close and year-end levels of the STII and the SES All Share Index for each of the periods indicated.

                                          STII                              SES ALL SHARE INDEX
                          -------------------------------------    -------------------------------------
                                                     PERIOD END                               PERIOD END
                          HIGH CLOSE    LOW CLOSE      CLOSE       HIGH CLOSE    LOW CLOSE      CLOSE
                          ----------    ---------    ----------    ----------    ---------    ----------
1994..................     2,471.90     2,036.30      2,239.56       641.61       506.84          533.57
1995..................     2,287.42     1,916.94      2,266.54       558.94       472.90          555.39
1996..................     2,218.45     2,176.52      2,216.79       540.77       525.39          513.49
1997..................     1,753.63     1,514.83      1.529.84       455.71       414.48          425.94
1998..................     1,553.75       805.04      1,392.73       437.98       253.20          382.51

---------------
Source: SES Fact Book.

     [Description of inside back cover artwork: The back cover will contain a description of our electronic design automation ("EDA") and intellectual property qualification process. It will also contain graphics showing our EDA program and customer teams.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          225,000,000 ORDINARY SHARES
             DIRECTLY OR IN THE FORM OF AMERICAN DEPOSITARY SHARES

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                                [CHARTERED LOGO]

                                  ------------

                                   PROSPECTUS

                                           , 1999
                                  ------------

                              SALOMON SMITH BARNEY

                           CREDIT SUISSE FIRST BOSTON

                               HAMBRECHT & QUIST

                                    SG COWEN

                           SOUNDVIEW TECHNOLOGY GROUP

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by us in connection with the sale of the ordinary shares (including ordinary shares represented by ADSs) being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $  143,865
NASD filing fee.............................................      30,500
Nasdaq listing fee..........................................     100,000
Legal fees and expenses.....................................   1,000,000
Accounting fees and expenses................................     380,000
Printing and engraving......................................     250,000
Blue sky fees and expenses (including legal fees)...........      25,000
Transfer agent fees.........................................      25,000
Miscellaneous...............................................      75,635
                                                              ----------
          Total.............................................  $2,030,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Association provide that all of our directors, secretaries and other officers shall be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto, including any liabilities in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as a director, secretary or other officer of our company. Our Articles of Association further provide that none of our directors, secretaries or other officers shall be liable:

     - for the acts, receipts, neglects or defaults of any other director or officer,

     - for joining in any receipt or other act for conformity,

     - for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company,

     - for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested,

     - for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left, or

     - for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of their office or in relation thereto,

unless the same shall happen through their own negligence, willful default, breach of duty or breach of trust.

     The indemnification provisions in our Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted under the Companies Act (Chapter 50) of Singapore.

     The form of underwriting agreements to be filed as Exhibits 1.1, 1.2 and
1.3 to this Registration Statement will also provide for indemnification by the underwriters of our company and our officers and directors with respect to certain matters.

     We intend to obtain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates or employees for certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     During the past three years, we have issued the following securities. With respect to the benefit plan participants, the dates provided reflect the dates the ordinary shares were issued, and not the dates the offer to subscribe for such shares were made, and the consideration column lists the total consideration due with respect to the partly paid shares being issued. The number of ordinary shares column does not give effect to the capital restructuring which we effected on October 14, 1999.


                                                                     NUMBER OF
                                                                      ORDINARY     CONSIDERATION
                  PURCHASER                     DATE OF ISSUANCE       SHARES          (S$)
                  ---------                     -----------------    ----------    -------------
1995 Benefit Plan Participants................  January 29, 1996         31,280          32,697(1)
EDB Investments Pte Ltd.......................  February 9, 1996      1,850,837      11,845,357(2)
Actel Corporation.............................  February 9, 1996        109,119         698,362(3)
Actel Corporation.............................  February 9, 1996        789,600       4,762,500(3)
Conexant Systems, Inc. (as successor in
  interest to Rockwell International
  Corporation)................................  February 9, 1996        218,239       1,396,730(3)
Conexant Systems, Inc. (as successor in
  interest to Rockwell International
  Corporation)................................  February 9, 1996      1,579,200       9,525,000(3)
Brooktree Corporation.........................  February 9, 1996        789,600       4,762,500(3)
Alliance Semiconductor Corporation............  February 9, 1996      3,637,959      23,282,937(3)
Analog Devices B.V............................  February 9, 1996      1,504,553       9,629,139(3)
Standard Microsystems Corporation.............  February 9, 1996      1,321,875       8,460,000(3)
LSI Logic Hong Kong Ltd.......................  February 9, 1996      1,359,375       8,700,000(3)
1995 Benefit Plan Participants................  May 30, 1996            402,000         972,438(1)
1995 Benefit Plan Participants................  May 30, 1996            473,700       1,145,880(2)
1995 Benefit Plan Participants................  May 30, 1996            200,000         483,800(2)
1995 Benefit Plan Participants................  August 7, 1996           60,000         145,140(2)
1995 Benefit Plan Participants................  December 10, 1996     1,817,880       4,708,309(1)
1995 Benefit Plan Participants................  June 10, 1997           586,800       1,326,168(1)
1997 Benefit Plan Participants................  January 27, 1998      1,484,850       3,266,670(1)
Singapore Technologies Pte Ltd................  March 23, 1998       84,523,153     278,926,405(2)
Singapore Technologies Semiconductors Pte
  Ltd.........................................  March 23, 1998       63,529,648     209,647,838(2)
EDB Investments Pte Ltd.......................  March 23, 1998        2,307,415       7,614,470(2)
Tritech Microelectronics Ltd..................  March 23, 1998        3,469,321      11,448,759(2)
Other Shareholders............................  March 23, 1998          563,298       1,858,883(1)
1997 Benefit Plan Participants................  June 25, 1998           654,820       1,702,532(1)
Singapore Technologies Pte Ltd................  October 22, 1998     59,712,121     167,193,939(2)
Singapore Technologies Semiconductors Pte
  Ltd.........................................  October 22, 1998     47,430,736     132,806,061(2)
EDB Investments Pte Ltd.......................  October 22, 1998        428,926       1,200,993(2)
Other Shareholders............................  October 22, 1998         79,620         222,936(1)
1997 Benefit Plan Participants................  February 5, 1999        701,290       1,318,425(1)
1997 Benefit Plan Participants................  July 1, 1999            642,140       1,123,745(4)
Employees.....................................  August 2, 1999          520,000         910,000(4)


                                                                  NUMBER OF
                                                               ORDINARY SHARES         AGGREGATE
                 GRANTEE                     DATE OF GRANT     UNDERLYING GRANT   EXERCISE PRICE (S$)
                 -------                    ----------------   ----------------   -------------------
1999 Benefit Plan Participants............    April 30, 1999       3,230,860(5)        5,654,005(4)
1995 and 1997 Benefit Plan Participants...  October 15, 1999      11,199,457(5)       13,173,566(4)

---------------
(1) We believe that the subject issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

(2) We believe that the subject issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

(3) We believe that the subject issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

(4) We believe that the subject issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, on Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

(5) Represents issued but unexercised share options.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                            DESCRIPTION
------                            -----------
   1.1    Form of U.S. Underwriting Agreement
   1.2    Form of International Underwriting Agreement
  *1.3    Form of Management and Underwriting Agreement for the
          Singapore offering
 ++3      Memorandum and New Articles of Association of the Registrant
   4.1    Form of deposit agreement by and among the Registrant,
          Citibank, N.A. and the holders and beneficial owners of
          American Depositary Shares evidenced by American Depositary
          Receipts issued thereunder (including as an exhibit, the
          form of American Depositary Receipt) (incorporated by
          reference to Exhibit 4 of the Form F-6 Registration
          Statement filed by Citibank, N.A. on October 8, 1999
          (Registration No. 333-88623))
 ++4.2    Form of specimen certificate for ordinary shares
   5      Opinion of Allen & Gledhill regarding the validity of the
          ordinary shares offered hereby
   8.1    Opinion of Latham & Watkins regarding certain U.S. tax
          matters
   8.2    Opinion of Allen & Gledhill regarding certain Singapore tax matters (included in Exhibit 5)
+*10.1    Joint Venture Agreement dated March 13, 1997 by and among
          the Registrant, Hewlett-Packard Europe B.V. and EDB
          Investments Pte Ltd
 *10.2    Amendment Agreement No. 1 to Joint Venture Agreement dated
          July 4, 1997 by and among the Registrant, Hewlett-Packard
          Europe B.V. and EDB Investments Pte Ltd
 *10.3    Amendment Agreement No. 2 to Joint Venture Agreement dated
          October 1, 1999 by and among the Registrant, Hewlett-Packard
          Europe B.V. and EDB Investments Pte Ltd
+*10.4    Option Agreement dated July 4, 1997 by and among the
          Registrant, Hewlett-Packard Europe B.V. and EDB Investments
          Pte Ltd
+*10.5    Assured Supply and Demand Agreement dated July 4, 1997 by
          and among the Registrant, Chartered Silicon Partners Pte Ltd and Hewlett-Packard Company
+*10.6    Amendment Agreement No. 1 to Assured Supply and Demand
          Agreement dated November 5, 1998 by and among the
          Registrant, Chartered Silicon Partners Pte Ltd and
          Hewlett-Packard Company
+*10.7    Amendment Agreement No. 2 to Assured Supply and Demand
          Agreement dated June 17, 1999 by and among the Registrant,
          Chartered Silicon Partners Pte Ltd and Hewlett Packard
          Company
+*10.8    Joint Venture Agreement dated December 19, 1997 by and
          between the Registrant and Lucent Technologies
          Microelectronics Pte Ltd

NUMBER                            DESCRIPTION
------                            -----------
+*10.9    Assured Supply and Demand Agreement dated February 17, 1998 by and among the Registrant, Silicon Manufacturing Partners
          Pte Ltd and Lucent Technologies Microelectronics Pte Ltd
+*10.10   Supplemental Assured Supply and Demand Agreement dated
          September 3, 1999 by and among the Registrant, Silicon
          Manufacturing Partners Pte Ltd and Lucent Technologies
          Microelectronics Pte Ltd
+*10.11   License and Technology Transfer Agreement dated July 4, 1997 by and among the Registrant, Chartered Silicon Partners Pte
          Ltd and Hewlett-Packard Company
+*10.12   License and Technology Transfer Agreement dated February 17,
          1998 by and among the Registrant, Lucent Technologies
          Microelectronics Pte Ltd and Silicon Manufacturing Partners
          Pte Ltd
+*10.13   Technology Transfer Agreement dated February 17, 1998 by and between the Registrant and Lucent Technologies Inc.
+*10.14   Technology Transfer and License Agreement dated May 20, 1999 by and among the Registrant, Chartered Silicon Partners Pte
          Ltd and Motorola, Inc.
+*10.15   Patent License Agreement dated January 1, 1998 by and
          between the Registrant and Lucent Technologies Inc.
+*10.16   Patent License Agreement dated January 1, 1995 by and
          between the Registrant and International Business Machines
          Corporation
+*10.17   Patent Cross License Agreement dated August 12, 1999 by and between the Registrant and Toshiba Corporation
+*10.18   Joint Development Agreement for Process Technologies dated
          February 18, 1999 by and between the Registrant and Lucent
          Technologies Inc.
 *10.19   ST Group Management and Support Services Agreement dated
          March 3, 1997 by and between the Registrant and Singapore
          Technologies Pte Ltd
++10.20   Loan Agreement dated August 1, 1995 by and between the
          Registrant and the Economic Development Board of Singapore
++10.21   Loan Agreement dated April 14, 1997 by and between the
          Registrant and the Economic Development Board of Singapore,
          as supplemented on May 29, 1997
++10.22   Loan Agreement dated July 21, 1997 by and between the
          Registrant and the Economic Development Board of Singapore
++10.23   Loan Agreement dated February 11, 1997 by and between the
          Registrant and Post Office Savings Bank of Singapore
++10.24   Loan Agreement dated June 10, 1997 by and between the
          Registrant and Post Office Savings Bank of Singapore
++10.25   Credit Agreement dated March 12, 1998 by and among Chartered
          Silicon Partners Pte Ltd, the banks named on the signature pages thereto, as lenders, and ABN Amro Bank N.V. (Singapore
          Branch), as Agent, as supplemented on December 14, 1998
++10.26   Shareholders Undertaking dated July 1, 1998 by and among the
          Registrant, Chartered Silicon Partners Pte Ltd, EDB
          Investments Pte Ltd, Hewlett-Packard Europe B.V. and ABN
          Amro Bank N.V. (Singapore Branch), as Agent, as supplemented on December 16, 1998
++10.27   Syndicated Credit Facilities Agreement dated September 3,
          1999 by and among Silicon Manufacturing Partners Pte Ltd,
          ABN Amro Bank N.V. (Singapore Branch), Citibank, N.A.
          (Singapore Branch) and Overseas Union Bank Limited, as Lead
          Arrangers, the banks and financial institutions named on the signature pages thereto, as lenders, Citicorp Investment
          Bank (Singapore) Limited, as Facility Agent, and Citicorp
          Investment Bank (Singapore) Limited, as Security Agent

NUMBER                            DESCRIPTION
------                            -----------
++10.28   Shareholders Undertaking dated September 3, 1999 by and
          among the Registrant, Lucent Technologies Microelectronics
          Pte Ltd, Silicon Manufacturing Partners Pte Ltd and Citicorp
          Investment Bank (Singapore) Limited
++10.29   Lease of Lot 2164 Mukim 3-2 Science Park Drive dated January
          18, 1995 by and between Technology Parks Private Limited and the Registrant
++10.30   Building Agreement relating to Private Lot A12787 Mukim No.
          13 Sembawang dated April 11, 1995 by and between Jurong Town
          Corporation and Singapore Technologies Pte Ltd
++10.31   Agreement for Sub-License and Sub-Lease dated September 30,
          1997 by and between Singapore Technologies Pte Ltd and the
          Registrant relating to Private Lot A12787 Mukim No. 13
          Sembawang
++10.32   Building Agreement relating to Private Lot A12787(a)
          Woodlands Industrial Park D, Mukim No. 13 Sembawang dated
          February 17, 1998 by and between Jurong Town Corporation and
          Singapore Technologies Pte Ltd
++10.33   First Supplementary Agreement to Building Agreement relating to Private Lot A 12787(a) Woodlands Industrial Park D, Mukim
          No. 13 dated October 7, 1998 by and between Jurong Town
          Corporation and Singapore Technologies Pte Ltd
++10.34   Building Agreement relating to Private Lot A12787(b)
          Woodlands Industrial Park D, Mukim No. 13 Sembawang dated
          February 17, 1998 by and between Jurong Town Corporation and
          Singapore Technologies Pte Ltd
++10.35   First Supplementary Agreement to Building Agreement relating to Private Lot A12787(b) Woodlands Industrial Park D, Mukim
          No. 13 dated October 7, 1998 by and between Jurong Town
          Corporation and Singapore Technologies Pte Ltd
++10.36   Agreement for Sub-License and Sub-Lease (Private Lot
          A12787(a)) dated February 17, 1998 by and between Singapore
          Technologies Pte Ltd and the Registrant
++10.37   Agreement for Sub-License and Sub-Lease (Private Lot
          A12787(b)) dated February 17, 1998 by and between Singapore
          Technologies Pte Ltd and the Registrant
++10.38   Sub-Lease dated February 17, 1998 by and between the
          Registrant and Silicon Manufacturing Partners Pte Ltd
++10.39   Building Agreement relating to Private Lot A12787(d)
          Woodlands Industrial Park D, Mokim No. 13 Sembawang dated
          September 24, 1999 by and between Jurong Town Corporation
          and Singapore Technologies Pte Ltd
++10.40   Agreement for Sub-License and Sub-Lease (Private Lot
          A12787(d)) dated September 24, 1999 by and between Singapore
          Technologies Pte Ltd and Chartered Silicon Partners Pte Ltd
++21      Subsidiaries of Chartered Semiconductor Manufacturing Ltd
  23.1    Consent of Latham & Watkins (included in Exhibit 8.1)
  23.2    Consent of Allen & Gledhill (included in Exhibit 5)
  23.3    Consent of KPMG
++24      Power of Attorney (included on Page S-1)


---------------
 * To be filed by amendment.


 +Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions have been filed separately with the Commission.



++ Previously filed.


     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Republic of Singapore, on this 21st day of October, 1999.


                                          CHARTERED SEMICONDUCTOR MANUFACTURING
                                          LTD

                                          By:      /s/ CHIA SONG HWEE
                                            ------------------------------------
                                              Name: Chia Song Hwee
                                              Title: Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                          *                               Chairman of the Board       October 21, 1999
-----------------------------------------------------
                      Ho Ching

                          *                            Deputy Chairman of the Board   October 21, 1999
-----------------------------------------------------
                   Lim Ming Seong

                          *                                President and Chief        October 21, 1999
-----------------------------------------------------  Executive Officer (principal
                     Barry Waite                            executive officer)

                 /s/ CHIA SONG HWEE                      Chief Financial Officer      October 21, 1999
-----------------------------------------------------    (principal financial and
                   Chia Song Hwee                          accounting officer)

                          *                                      Director             October 21, 1999
-----------------------------------------------------
                    Sum Soon Lim

                          *                                      Director             October 21, 1999
-----------------------------------------------------
                 James H. Van Tassel

                          *                                      Director             October 21, 1999
-----------------------------------------------------
                   Aubrey C. Tobey

                          *                                      Director             October 21, 1999
-----------------------------------------------------
               Robert Edmund La Blanc

                          *                                      Director             October 21, 1999
-----------------------------------------------------
                    Andre Borrel

                          *                                      Director             October 21, 1999
-----------------------------------------------------
                 Charles E. Thompson

                          *                                      Director             October 21, 1999
-----------------------------------------------------
                    Koh Beng Seng

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                          *                                      Director             October 21, 1999
-----------------------------------------------------
                   Tsugio Makimoto

                          *                            Authorized Representative in   October 21, 1999
-----------------------------------------------------       the United States
                 Thomas H.R. Gurnee



*By:      /s/ CHIA SONG HWEE

     -------------------------------

             Chia Song Hwee


            Attorney-in-fact